DELHAIZE GROUP


                                 ANNUAL REPORT


                                    [PHOTOS]

                                 DELHAIZE GROUP



                                                                REPORT PRESENTED
                                                   AT THE ANNUAL GENERAL MEETING
TABLE OF CONTENTS                                OF SHAREHOLDERS OF MAY 23, 2001

KEY FIGURES                                                                  III
SIGNIFICANT EVENTS                                                             1
LETTER FROM THE CHAIRMAN AND THE CHIEF EXECUTIVE OFFICER                       2
GROUP MANAGEMENT                                                               4
OPERATIONAL STRUCTURE                                                          5
OTHER SENIOR MANAGEMENT                                                        6
PROFILE                                                                        8
CHARTER                                                                        9
DIRECTORS' REPORT                                                             10
         GROUP OVERVIEW                                                       10
         SHARE EXCHANGE                                                       18
         OPERATING COMPANIES                                                  20
                  U.S.
                           Delhaize America                                   20
                           Super Discount Markets                             27
                  Europe
                           Delhaize Belgium                                   29
                           Alfa-Beta                                          37
                           Delvita                                            40
                           Mega Image                                         43
                  Asia
                           Food Lion Thailand                                 44
                           Super Indo                                         45
                           Shop N Save                                        47
         DELHAIZE GROUP IN PERSPECTIVE
                  Innovations, technologies and synergies                     48
                  Human resources                                             52
                  Delhaize Group and the community                            54
         SHAREHOLDERS AND THE STOCK MARKETS
                  Informations for investors                                  57
                  Corporate governance                                        67
         MARKET RISKS                                                         71
         SIMPLIFIED STRUCTURE                                                 72
         CONSOLIDATED ACCOUNTS                                                74


The Banking and Finance Commission has authorized Delhaize Group on April 2, 2001, to use the present annual report as reference document, each time it solicits funds from the public in the context of Title II of the Royal Decree n(degree) 185 of July 9, 1935, by means of the procedure of dissociated information, and such until publication of its next annual report.

In the context of this procedure, a transaction note needs to be attached to the annual report. The annual report together with the transaction note constitute the issue prospectus in the sense of article 29 of the Royal Decree n(degree) 185 of July 9, 1935.

In accordance with article 29ter, section 1, par. 1 of the Royal Decree of July 9, 1935, this prospectus must be submitted to the Banking and Finance Commission for its approval.


                                                          ANNUAL REPORT 2000  II

KEY FIGURES

                                                               2000          1999       1998       1997      1996
-------------------------------------------------------------------------------------------------------------------
GROUP DATA

Number of sales outlets                                         2,310         2,112      1,904      1,816     1,700
Number of associates (at year end)                            152,489       124,933    118,942    107,320    94,360
Capital expenditure (in millions of EUR)                          545           525        451        444       354
-------------------------------------------------------------------------------------------------------------------
CONSOLIDATED ACCOUNTS (IN MILLIONS OF EUR)

Sales                                                          18,168        14,310     12,912     12,608    10,222
Cash flow from operations(1)                                    1,275           976        868        805       602
Depreciation and amortization                                     506           328        295        294       188
Net profit plus goodwill and exceptionals (Group share)(2)        188           175        157        125       111
Net profit (Group share)                                          161           170        149        122       108
Fixed assets                                                    7,487         3,202      2,516      2,561     2,229
Total assets                                                   10,398         5,728      4,536      4,487     3,989
Shareholders' equity(3)+ minority interests                     2,874         1,991      1,742      1,570     1,286
Net debt(4)                                                     4,589         1,404        881      1,158     1,042
-------------------------------------------------------------------------------------------------------------------
RATIO (%)

Cash flow margin(5)                                               7.-%          6.8%       6.7%       6.4%      5.9%
Operating margin(6)                                               4.1%          4.5%       4.4%       4.1%      4.-%
Profit margin(7)                                                  1.9%          2.3%       2.4%       1.9%      2.-%
Return on equity(8)                                              17.3%         19.2%      18.7%      17.9%     18.6%
Net debt to equity(9)                                             160%           71%        51%        75%       82%
Interest coverage(10)                                             2.7           5.1        5.2        3.9       5.2
-------------------------------------------------------------------------------------------------------------------
DATA PER SHARE (IN EUR)

Cash flow from operations(11)                                   24.50         18.78      16.75      15.57     11.67
Cash EPS(11)                                                     3.61          3.36       3.02       2.42      2.15
Reported EPS(11)                                                 3.09          3.27       2.87       2.36      2.09
Shareholders' equity(3)(11)                                     26.23         20.88      17.59      16.23     13.55
Gross dividend                                                   1.36(12)      1.24       1.12       0.99      0.89
Net dividend                                                     1.02(12)      0.93       0.84       0.74      0.67
Share price (at year end)                                       50.65          74.8      75.36      46.60     46.73
Average number of shares (in thousands)                        52,023        51,983     51,824     51,717    51,603
-------------------------------------------------------------------------------------------------------------------

(1) Operating income + depreciation and amortization + store closing in normal course of business.
(2) Excluding goodwill amortization, store closing and exceptional items; see table page 17 "Contribution of Group Companies".
(3)      After appropriation.
(4) Long-term financial liabilities (over one year) (including long-term liabilities expiring during the current year), plus short-term financial liabilities, minus short-term investments and cash and bank.
(5)      Cash flow from operations/sales.
(6)      Operating income/sales.
(7) Net profit plus goodwill and exceptionals (including minority interests)/sales.
(8) Net profit plus goodwill and exceptionals (Group share)/shareholders' equity (at the beginning of the year).
(9) Net debt/shareholders' equity (after appropriation) plus minority interests.
(10) Operating income/net interest expenses (interest expenses less income of financial fixed assets and current assets).
(11)     Denominator: average number of shares during the year.
(12)     Gross dividend: BEF 54.86; net dividend: BEF 41.15


                             NUMBER OF SALES OUTLETS
                                   at year end

                  1996       1997       1998       1999       2000
                  ----       ----       ----       ----       ----
2,300                                                         2,310
2,200
2,100                                              2,112
2,000
1,900                                   1,904
1,800                       1,816
1,700             1,700
1,600

                                      SALES
                               in billions of EUR

                  1996       1997       1998       1999       2000
                  ----       ----       ----       ----       ----
19
18                                                             18.2
17
16
15                                                 14.3
14
13                           12.6       12.9
12
11
10                10.2
 9

                            CASH FLOW FROM OPERATIONS
                               in millions of EUR

                  1996       1997       1998       1999       2000
                  ----       ----       ----       ----       ----
1,300                                                         1,275
1,200
1,100
1,000                                              976
  900                                   868
  800                        805
  700
  600             602
  500

III  ANNUAL REPORT 2000

                               [SERIES OF LOGOS]


                                     [MAP]


                               [SERIES OF LOGOS]


                            NET PROFIT PLUS GOODWILL
                         AND EXCEPTIONALS (group share)
                               in millions of EUR

                  1996       1997       1998       1999       2000
                  ----       ----       ----       ----       ----
200                                                           188
180                                                 175
160                                      157
140                           125
120               111
100


                                  NET DIVIDEND
                                     in EUR

                  1996       1997       1998       1999       2000
                  ----       ----       ----       ----       ----
1.0                                                           1.02
0.9                                                0.93
0.8                                     0.84
0.7                          0.74
0.6               0.67
0.5

                                  SHARE PRICE
                                     in EUR


                                    [GRAPH]

IV  ANNUAL REPORT 2000

                                    [PHOTO]

                               SIGNIFICANT EVENTS

 2000
January

- Delhaize America acquires 51% of Food Lion Thailand, bringing Delhaize Group's total control to 100%.

February

-        Hannaford shareholders approve acquisition by Delhaize America.

- Hannaford enters into an agreement with the Cypress Group for a capital restructuring of the home delivery company HomeRuns.com.

April

- Delhaize Group joins the WorldWide Retail Exchange, a web-based business-to-business exchange.

May

- Delhaize Group acquires 51% of Mega Image, the largest supermarket group in Romania.

June

- Delhaize Belgium launches convenience stores under the banner Shop `n Go, located in gas stations.

- Delhaize Belgium buys the remaining minority interests in Caddy-Home, the Belgian home delivery activities.

July

- Delhaize America acquires Hannaford Bros., Inc., a supermarket operator in the Northeast of the United States, with sales of USD 3.0 billion and 106 stores.

September

- Delhaize America decides to close 13 of its 18 Save `n Pack stores, and to convert the other five locations to the Kash n' Karry banner.

-        Delhaize Group sells its remaining 50% ownership interest in P.G.

October

- Tom & Co acquires Amizoo, a pet food and products chain operating 13 stores in Belgium.

November

- The Boards of Directors of Delhaize Group and Delhaize America enter into an agreement to exchange each outstanding share of Delhaize America not held by Delhaize Group for 0.4 share of Delhaize Group.

- Delhaize Belgium launches Proxy Delhaize, small convenience stores focused on fresh products.

December

-        Hannaford announces an agreement to acquire four Grand Union stores.

- The shareholders of Delhaize Group authorize the Board of Directors to buy back up to 10% of its own shares and to increase the capital up to an amount of EUR 26 million.

 2001
January

- Alfa-Beta acquires Trofo, the sixth Greek food retailer, to create the second largest food retailer in Greece.

March

- Delhaize Belgium launches the new store format Bio Square, selling exclusively organic products.

-        Delhaize Group joins EMD, the largest European buying group.

April

-        Delhaize Group closes share exchange with Delhaize America.

-        Delhaize Group puts a new management structure in place.

-        Delhaize Group lists its ADRs on the New York Stock Exchange.

- Delhaize America refinances short-term debt resulting from the Hannaford acquisition.

                                                           ANNUAL REPORT 2000  1

                            LETTER FROM THE CHAIRMAN
                        AND THE CHIEF EXECUTIVE OFFICER


                                    [PHOTO]

2000 was a year of strategic evolution for Delhaize Group.

In July 2000, Delhaize America finalized the acquisition of Hannaford Bros., making it the second largest supermarket operator on the East Coast of the U.S. In November 2000, the Boards of Directors of Delhaize Group and Delhaize America entered into an agreement for a share exchange of Delhaize America shares for Delhaize Group shares, resulting in Delhaize Group owning 100% of Delhaize America. Delhaize Group will then have the structure to share its strong expertise on a global basis. This transaction will be proposed for approval to the shareholders of Delhaize America on April 25, 2001. A major step was also made in Belgium, with a significant increase in profitability, as illustrated by the rise of the operating cash flow by 34.0%.

Delhaize Group now operates in ten countries. In May 2000, Delhaize Group entered a new market by acquiring a 51% ownership interest in Mega Image, the leading supermarket operator in Romania. In 2000, Delhaize Group realized a significant capital gain on the sale of its ownership interest of 50% of P.G. (France).

Delhaize Group reinforced its position by selective acquisitions in its existing markets. The major event was the acquisition of Hannaford, a supermarket operator in the Northeast of the United States, by Delhaize America in July 2000. The integration of Hannaford into Delhaize America is progressing favorably, and resulted in the realization of the targeted synergies in the first full quarter after the acquisition. The acquisition of Hannaford, the most profitable U.S. supermarket group, reinforces Delhaize America as a leading multi-regional supermarket group with high profitability. Alfa-Beta became the second largest food retailer in Greece after the acquisition of Trofo.

In 2000, Delhaize Group continued to grow by the opening of new stores and the renovation of existing stores. Store openings in 2000 represented half of the 198 store increase (+ 9.4%). Delhaize Group continued to open a significant number of new stores in the U.S. as well as in Europe and in Asia. The Belgian store network was extended by 62 stores, mainly affiliated stores. In addition, Delhaize Belgium launched new store formats like the Shop `n Go gas station stores, the Proxy convenience stores and the Bio Square organic products store.

The profitability of Delhaize Belgium increased significantly. In the second year of its three-year plan, Delhaize Belgium increased its operating cash flow by 34.0%, leading to an increase in the operating cash flow margin from 4.0% to 5.0%.

Alfa-Beta posted also strong results. In 2000, Delvita suffered from the high number of competitive openings. A new management team was introduced to address this challenge. Delhaize America posted lower than expected results in the second and third quarters of 2000 because of strong competition, but we are positive about the strong sales and profit margins momentum that we saw in the fourth quarter of 2000.

2  ANNUAL REPORT 2000

Overall, sales of Delhaize Group increased by 27.0% in 2000 to EUR 18.2 billion. Cash flow from operations went up by 30.6% to EUR 1.3 billion, resulting in an operating cash flow margin of 7.0%, positioning Delhaize in the group of the most profitable international food retailers. The net result before goodwill amortization and exceptional results increased by 7.5% to EUR 187.7 million. The net dividend, proposed to the General Meeting of Shareholders, increased by 9.7%, showing our confidence in the future of our Group.

                                     (***)

During 2001, Delhaize Group is continuing its strong internal growth. The sales network will increase by 203 stores to a total of 2,513, passing the threshold of 2,500 stores. The integration of Hannaford into Delhaize America and the integration of Trofo into Alfa-Beta are the main objectives for management of all four companies. In 2001, Delhaize America will begin to benefit fully from the synergies gained through its acquisition of Hannaford.

In addition, strong focus will be put on the continued increase of the sales and profitability of the existing activities of Delhaize Group. Delhaize Belgium aims to reach the targeted 5.5% operating cash flow margin at the end of 2001, while Delhaize America intends to further increase its comparable store sales and operating margins. Delvita plans initiatives to strengthen its comparable store sales.

The simplified capital structure, the increased liquidity of the stock and the higher market capitalization will increase the attractiveness of Delhaize Group in the financial markets. It will also allow Delhaize Group to align its financial and human resources optimally with Group priorities. The new management structure is designed to achieve optimal definition of strategy, coordination of activities and corporate goal setting at Group level.

But at the same time the local banners will remain the driving force of Delhaize Group, with local managements having full responsibility for setting their objectives within the overall framework and targets of the Group. At Delhaize Group, we strongly believe that the local approach improves sales, customer loyalty and motivation of our management teams. The combination of these elements results in strong performance.

                                     (***)

At the end of 2000, Delhaize Group employed 152,000 people, 27,000 more than at the end of 1999. The Group can count on a strong management team among the most experienced and proven in the industry. The continuous development of its associates by providing a creative and stimulating work environment and training program is a strategic goal of Delhaize Group. We sincerely thank our 152,000 associates and management for their commitment and hard work. We would also like to thank our customers for their loyalty.

Finally, we thank our shareholders for their confidence. Their foresight and sagacity in supporting the creation of the Group will ensure the future dynamic growth of Delhaize Group.


/s/ Pierre-Olivier Beckers             /s/ Gui de Vaucleroy

Pierre-Olivier Beckers,                     Gui de Vaucleroy,
Chief Executive Officer             Chairman of the Board of Directors


                                                           ANNUAL REPORT 2000  3

                                GROUP MANAGEMENT

BOARD OF DIRECTORS(*)


Chairman
Mr. Gui de Vaucleroy

Chief Executive Officer
Mr. Pierre-Olivier Beckers

Directors
Mr. Roger Boin
Mr. Raymond-Max Boon
Baron de Cooman d'Herlinckhove
Mr. Marcel Degroof
Mr. Jacques Le Clercq
Mr. Didier Smits
Mr. Philippe Stroobant
Mr. Frans Vreys

Secretary
Mr. Jean-Claude Coppieters 't Wallant


EXECUTIVE COMMITTEE(*)


Chairman
Mr. Pierre-Olivier Beckers
    Chief Executive Officer


Members
Mr. Renaud Cogels
    General Manager Delhaize Belgium
Mr. Jean-Claude Coppieters 't Wallant
    Chief Financial Officer Group
Mr. Arthur Goethals
    Executive Director Operations
    Delhaize Belgium
Mr. Bill McCanless
    Chief Executive Officer
    Delhaize America


Secretary
Mr. Pierre Dumont
    Director Human Resources
    Development Group


    (*) Until the completion of the share exchange at the end of April 2001.


STATUTORY AUDITORS

Deloitte & Touche
  Registered Auditors SC s.f.d. SCRL
  represented by Mr. Claude Pourbaix(*)
  and Mr. James Fulton

(*) until December 1, 2000


HONORARY MEMBERS


Chevalier Guy Beckers
    Honorary Chairman and
    Chief Executive Officer
Mr. Henry Stroobant
    Honorary Chairman and
    Director
Mr. Jacques Boel
    Honorary Director
Chevalier Philippe van der Plancke
    Honorary Director
Mrs. Victor Wolff-Vieujant
    Honorary Director
Mr. Pierre Malevez
    Honorary Member of the Executive
    Committee and Manager


4  ANNUAL REPORT 2000

                             OPERATIONAL STRUCTURE


                              EXECUTIVE COMMITTEE

               UNITED STATES           EUROPE              ASIA


                                       Belgium
               Delhaize America        Delhaize Belgium    Thailand
                                                           Food Lion Thailand
Finance           Food Lion
                                       Greece
                                       Alfa-Beta
Human             Hannaford
resources
                                       Czech Republic      Indonesia
IT                Kash n' Karry        Delvita             Super Indo

                                       Slovakia
                                       Delvita
Legal
affairs        Super Discount
               Markets                                     Singapore
                                       Romania             Shop N Save
                                       Mega Image


A new management structure will become effective at the closing of the share exchange with Delhaize America. An OFFICE OF THE CEO will be created to assist Chief Executive Officer Pierre-Olivier Beckers in the management of the Group. In addition to Pierre-Olivier Beckers, the Office of the CEO will consist of Bill McCanless, President and Chief Executive Officer Delhaize America, Renaud Cogels, Chief Executive Officer Delhaize Europe, and Hugh Farrington, Vice Chairman Delhaize America and Chief Executive Officer Hannaford.

The EXECUTIVE COMMITTEE will also be strengthened. The enlarged Executive Committee will be composed of the members of the Office of the CEO, Jean-Claude Coppieters 't Wallant, Chief Financial Officer, Arthur Goethals, General Manager Delhaize Belgium, Michael Waller, General Counsel, and Pierre Dumont, Senior Vice President Group Human Resources and Secretary of the Executive Committee. The Executive Committee will prepare strategy proposals for the Board of Directors, oversee the operational activities and analyze the business performance of the Group.

In addition to THREE OPERATIONAL REGIONS, the new management structure will also be organized around FOUR GROUP SUPPORT FUNCTIONS: finance, human resources, information technology and legal affairs.


                                                           ANNUAL REPORT 2000  5

                            OTHER SENIOR MANAGEMENT

UNITED STATES


DELHAIZE AMERICA
BOARD OF DIRECTORS
Mr. Pierre-Olivier Beckers
    Chairman
Mr. Hugh Farrington
    Vice-Chairman
Dr. Jacqueline K. Collamore
Mr. Jean-Claude Coppieters 't Wallant
Mr. Pierre Dumont
Mr. William G. Ferguson
Dr. Bernard W. Franklin
Ms. Margaret H. Kluttz
Mr. R. Bill McCanless

OFFICERS
Mr. Bill McCanless
    President and Chief
    Executive Officer
Mr. Michael R. Waller
    Executive Vice President
    General Counsel and
    Secretary
Ms. Laura C. Kendall
    Chief Financial Officer
Mr. Richard A. James
    Treasurer


FOOD LION
OFFICERS
Mr. Bill McCanless
    President and Chief
    Executive Officer
Mr. Richard A. Anicetti
    Executive Vice President,
    Chief Operating Officer
Mr. David G. Biery
    Vice President, Marketing
Mr. Robert J. Brunory
    Senior Vice President,
    Fresh Merchandising
Mr. Robert E. Crosslin
    Vice President,
    Distribution
Mr. R. Glenn Dixon Jr.
    Vice President,
    Real Estate
Mr. James E. Egan, Jr.
    Vice President,
    Operations-Atlantic
    Division
Mr. Keith M. Gehl
    Executive Vice President,
    Business Strategy and
    Store Development
Mr. Dwayne R. Gilley
    Vice President,
    Operations-Northern
    Division
Ms. Margaret M. Ham
    Senior Vice President,
    Dry Merchandising
Ms. Carol M. Herndon
    Vice President,
    Information Technology
Mr. L. Darrell Johnson
    Vice President,
    Human Resources
Ms. Laura C. Kendall
    Executive Vice President,
    Chief Financial Officer
Mr. Randall S. Miller
    Vice President,
    Operations-Southern
    Division
Mr. R. Kyle Mitchell
    Vice President,
    Construction and
    Engineering
Mr. C. David Morgan
    Senior Vice President,
    Retail Operations
Mr. Elwyn G. Murray, III
    Senior Vice President,
    Procurement and
    Distribution
Mr. Lester C. Nail
    Vice President,
    General Counsel
Mr. Thomas J. Robinson
    Vice President,
    Operations-Central Division
Ms. Natalie Taylor
    Vice President, Diversity


KASH N' KARRY
OFFICERS
Mr. Michael D. Byars
    Chief Operating Officer
Mr. Mike Veal
    Vice President,
    Merchandising


HANNAFORD
OFFICERS
Mr. Hugh G. Farrington
    Chief Executive Officer
Mr. Ronald C. Hodge
    President and Chief
    Operating Officer
Mr. Paul A. Fritzson
    Executive Vice President,
    Chief Financial Officer
Mr. Michael J. Strout
    Executive Vice President,
    Human Resources &
    Information Technology
Mr. Arthur A. Aleshire
    Vice President,
    Real Estate
    and Engineering
Mr. Garrett D. Bowne
    Vice President,
    Controller and Treasurer
Mr. Steven H. Brinn
    Vice President,
    Site Location Research
Ms. Shelley G. Broader
    Vice President,
    Perishables Merchandising
Ms. Emily D. Dickinson
    Vice President,
    Legal Affairs
Mr. Michael A. Harris
    Vice President,
    Internal Audit
    and Loss Prevention
Mr. William L. Homa
    Vice President and Chief
    Information Officer
Mr. Kenneth C. Johnson
    Vice President,
    Non-foods Merchandising
Ms. Lisa R. Kranc
    Vice President, Marketing
Ms. Karen L. Mank
    Vice President,
    Compensation
    and Associate Wellness
Ms. Beth Newlands Campbell
    Vice President,
    Retail Operations,
    Western Division
Mr. Charles F. Wilson
    Vice President,
    Government Affairs
Ms. Joyce Wilson-Sanford
    Vice President,
    Organizational
    Development and Training
Mr. Bradford A. Wise
    Vice President,
    Retail Operations,
    Eastern Division
Mr. Brian E. Zappala
    Vice President,
    Distribution and Grocery
    Merchandising


SUPER
DISCOUNT MARKETS
Mr. Preston Slayden
    President &
    Chief Executive Officer
Mr. John Davis
    Vice President & Chief
    Financial Officer
Mr. Billy Grogan
    Vice President MIS &
    Store Construction
Mr. Eric Jacobsen
    Vice President
    Human Resources
Mr. Walt Stiles
    Vice President
    Store Operations
Mr. Tim Henning
    Vice President
    Sales & Marketing


6   ANNUAL REPORT 2000

BELGIUM

MANAGEMENT

MEMBERS
Mr. Renaud Cogels
    General Manager
Mr. Arthur Goethals
    Operations
Mr. Claude Allard
    Resources & Logistics
Mr. Michel Eeckhout
    Technology and
    Synergies
Mr. Jean-Thomas Geelhand
    Purchasing
Mr. Marc Goossens
    Sales
Mr. Mark Verleye
    Human Resources

SECRETARY
Mr. Philippe Brunelli
    Marketing

DEPARTMENTAL MANAGERS
Mr. Jean-Marie Brochier
    Industrial Departments
Mr. Juan de Meeus d'Argenteuil
    Merchandising,
    Systems and Methods
Mr. Xavier Diers
    Purchasing Techniques
Mr. Thierry Gaye
    Sales Southern Area
Mr. Guy Jourquin
    Affiliates
Mr. Jozef Kempenaers
    E-commerce and
    Caddy-Home
Mr. Luc Koenot
    Information Technology
Mr. Willy Lambrechts
    Sales Northern Area
Mr. Philippe Lequy
    Purchases Beverages &
    Wine
Mr. Desire Maeck
    Administration &
    Internal Audit
Mr. Paul Mertens
    Purchasing Fresh Products
Mr. Alain Mourlon Beernaert
    Di Division
Mr. Peter Muylaert
    Business Development
Mr. Stephane Seghers
    Distribution Centers
    and Transport
Mr. Willy Touquet
    Supply Chain Management
Mr. Xavier Ury
    Purchasing development
Mr. David Vander Schueren
    Business Planning
Mr. Baudouin Van Eeckhout
    Technical
Mr. Jacques Witmeur
    Cultural Projects
Mr. Michel Zajusz
    Tom & Co

EUROPE
(OUTSIDE BELGIUM)
Mr. Denis Ricklin
    General Manager

ALFA-BETA
Mr. Raphael Moissis
    Chairman
Mr. George Anagnostopoulos
    Deputy Chairman
Mr. Kostas Macheras(*)
    General Manager
Mr. Leonidas Vrettakos(*)
    Commercial Manager
Ms. Maria Kuhkalani(*)
    Financial Manager
Mr. Vassilis Stavrou
    Human Resources
    Manager
Mr. Nikos Iossipou(*)
    Project Manager Trofo
Mr. Costas Boudouris
    EDP Manager
Mr. Dimitris Koliolios
    Research and
    Development Manager
Mr. Petros Trahanas
    Logistic Manager

(*) Steering Committee Member


DELVITA
Mr. Dirk Van den Berghe(*)
    General Manager
Mr. Jiri Dvorak(*)
    Executive Director of
    Business Development
Ms. Anne Simon(*)
    Executive Director Human
    Resources and
    Project Management
Mr. Rene Zoul
    Sales Director
Mr. Jiri Charvat(*)
    Financial and
    Administration Director
Ms. Lisa Miller
    Purchasing Director
Mr. Miguel Van Bussel
    Marketing Director


(*) Steering Committee Member


MEGA IMAGE
Mr. Antonios Tirpintiris
    General Manager
Mr. Theodoros Malideros
    General Manager


ASIA
Mr. Denis Knoops
    General Manager

FOOD LION
THAILAND
Mr. Michel Prie
    General Manager
Mr. Boonkerd Silpavechakul
    Finance and Accounting
    Director
Mr. Elliot James Dickson
    Operations Director
Mr. Nares Changsamlee
    Buying Director

SUPER INDO
Mr. Sugiyanto Wibawa
    Executive Director
Mr. Marc Debussche
    Commercial Director
Ms. Lany S Budianto
    Senior Financial and
    Accounting Manager
Ms. Melanie Dharmosetio
    Senior Marketing Manager

SHOP N SAVE
Mr. Michael Gian
    Executive Director
Ms. Koay Su Ching
    Director, Finance &
    Administration
Mr. Francis Tay
    Director, Operations
Mr. Lee Sin Pin
    Director, Buying &
    Merchandising (Fresh
    Food/Frozen & Dairy)
Mr. Francois Valdivieso
    Director,
    Buying & Merchandising
    (Grocery/Non-Food)

CORPORATE

MANAGERS
Ms. Agnes Bonfond
    Global Knowledge
    Management
Mr. Michel Duchateau
    Accounting
Mr. Guy Elewaut
    Investor & Financial
    Press Relations
Ms Christine Hariga
    Risk Management
Mr. Baudouin van der Straten
    Waillet
    Legal Affairs


                                                           ANNUAL REPORT 2000  7

                                    PROFILE

Delhaize Group is a leading international food retailer in key mature and emerging markets and is known for its quality of products and innovative retail concepts. Delhaize Group consists of strong local chains, focusing on best answering local consumer needs. Delhaize Group operates a variety of stores, of which the most common format is the supermarket.

Delhaize Group operates in ten countries and on three continents. At the end of 2000, Delhaize Group sales network consisted of 2,310 stores and Delhaize Group employed approximately 152,000 people. Delhaize Group achieved sales of EUR 18.2 billion in 2000 and a net profit of EUR 160.7 million.


The American food retailer Delhaize America is the largest operating company in Delhaize Group. At the end of 2000, Delhaize America operated 1,420 supermarkets on the East Coast of the United States. Delhaize America is one of U.S. most profitable supermarket chains. In July 2000, Delhaize America finalized the acquisition of Hannaford, a food retailer which operates in the Northeastern United States.

At the end of 2000, Delhaize Group had ten different banners in Belgium and the Grand Duchy of Luxembourg (Delhaize "Le Lion" Supermarket, AD Delhaize, Superettes, Proxy Delhaize, Delhaize 2, Delhaize City, Shop'n Go, Caddy-Home, Di and Tom & Co) and its sales network consisted of a total of 615 stores. Since the beginning of the 1990s, Delhaize Group has invested in Greece, the Czech Republic, Slovakia, Romania, Thailand, Indonesia and Singapore.

Delhaize Group was founded in Belgium in 1867 and many descendants of the founders are shareholders of the Company today. Delhaize Group is listed on Euronext Brussels, Delhaize America on the New York Stock Exchange and Alfa-Beta on the Athens Stock Exchange. The market capitalization of Delhaize Group as of March 15, 2001 totaled EUR 3.1 billion.

                                [DELHAIZE LOGO]

                               [AD DELHAIZE LOGO]

                                [DELHAIZE LOGO]

                              [DELHAIZE CITY LOGO]

                               [DELHAIZE 2 LOGO]

                             [PROXY DELHAIZE LOGO]

                               [SHOP 'N GO LOGO]

                                [TOM & CO LOGO]

                                   [DI LOGO]

                               [CADDY-HOME lOGO]


8  ANNUAL REPORT 2000

                                     CHARTER


                                     VISION

  Delhaize Group will be one of the most admired food retail groups worldwide by its customers, its employees, and its shareholders.

                                     MISSION

      Delhaize will anticipate the wishes of its customers and satisfy them by providing them in each of its companies an easy, convenient and integrated shopping experience.
          Delhaize is a transnational provider of food and daily items, supplies and services, specialist in self-service, preferred for the quality of its products and retail concepts, recognized for achieving its ambitious goals and respected for the competence
                    of its team and its high sense of ethics.


                                     VALUES

                                     Quality
                                   Creativity
                                 Accountability
                                   Simplicity
                                  Group spirit
                                      Humor
                                    Integrity


                                   OBJECTIVES

                        Top 3 in each operational region.


                                        -

                    Achieve a profitability above the average
                   of the top 10 international food retailers.
             The profitability is actually based on three criteria:
                   increase of current profit per share (EPS),
                     operating cash flow margin (EBITDA) and
                       return on invested capital (ROIC).


                                        -

   To be recognized for its high social, environmental and ethical standards.


                                    STRATEGY

       Dynamic growth in coherent geographical markets and retail concepts


                                        -

               Promote innovation and the use of new technologies


                                        -

   Strengthen its functioning as a group, maximize synergies and the exchange of best practices


                                        -

             Pursue operational excellence in the following fields:


               quality of stores, products, services and concepts
                quality of people through continuous development
              quality of control, measuring and benchmarking tools
                 quality of internal and external communication


                                [FOOD LION LOGO]

                              [KASH N' KARRY LOGO]

                                [HANNAFORD LOGO]

                              [SHOP 'N SAVE LOGO]

                                [CUB FOODS LOGO]

                               [SAVE-A-LOT LOGO]

                                   [AB LOGO]

                                  [TPODO LOGO]

                                 [DELVITA LOGO]

                                  [SAMA LOGO]

                               [MEGA IMAGE LOGO]

                                     [LOGO]

                               [SHOP N SAVE LOGO]

                               [SUPER INDO LOGO]


                                                           ANNUAL REPORT 2000  9

                                    [PHOTO]

                               DIRECTORS' REPORT


                                 GROUP OVERVIEW


Delhaize Group added 198 stores to its sales network in 2000, making a total of 2,310 stores. Sales in 2000 amounted to EUR 18.2 billion and the number of associates totaled 152,489 people. Net profit plus goodwill and exceptional items rose 7.5%. In 2001, Delhaize Group plans to open 203 new stores, taking the total to 2,513. Capital expenditure of EUR 620 million is planned in 2001.

Delhaize Group expansion continued in 2000. At the end of the year the Group's sales network consisted of 2,310 sales outlets. That is 198 more than at the end of 1999 and includes 108 Hannaford stores. The total selling area increased by 16.1% to 4.8 million square meters.

Delhaize Group had 152,489 associates at the end of 2000, i.e. 27,556 more than the previous year. The main increase in staff took place at Delhaize America (+ 26,772) following the acquisition of Hannaford, which had 21,262 associates as of December 31, 2000.

During the period January-June 2000, Delhaize Group increased its ownership interest in Delhaize America by purchasing 2.9 million Delhaize America shares for EUR 56.3 million. As a result the Delhaize Group's ownership interest in Delhaize America increased from 50.83% at the end of 1999 to 52.69% on June 30, 2000. After the capital increase of Delhaize America following the acquisition of Hannaford, Delhaize Group's ownership interest in Delhaize America decreased to 45.12% as of December 31, 2000.

At the beginning of 2001, Delhaize Group strengthened its position in Greece following the acquisition of Trofo by Alfa-Beta, the sixth largest Greek food retailer, operating 45 supermarkets and 12 cash & carry stores.

After acquiring 51% in Mega Image (Romania) in May 2000, and after Delhaize Group sold its remaining 50% interest ownership in P.G., Delhaize Group operates in ten countries on three continents.


                             NUMBER OF SALES OUTLETS
                                   at year end

        1996     1997      1998     1999        2000
        ----     ----      ----     ----        ----
2,300                                          2,310
2,200
2,100                              2,112
2,000
1,900                     1,904
1,800           1,816
1,700  1,700
1,600


                                      SALES
                               in billions of EUR

        1996     1997      1998     1999        2000
        ----     ----      ----     ----        ----
  19
  18                                            18.2
  17
  16
  15                                14.3
  14                       12.9
  13             12.6
  12
  11    10.2
  10
   9


10  ANNUAL REPORT 2000

RESULTS

In 2000, Delhaize Group posted sales of EUR 18.2 billion, an increase of 27.0% compared with 1999. The U.S. companies contributed 77.5% of the Group's sales, while Belgian activities contributed 16.4% and other activities 6.1%.

Cash flow from operations (EBITDA) in 2000 was EUR 1,274.5 million, compared to EUR 976.1 million in 1999, an increase of 30.6%. Total depreciation amounted to EUR 505.5 million. The cash flow margin strengthened in 2000 from 6.8 to 7.0%. Delhaize Group's operating income (EBIT) grew by 14.1% to EUR 739.5 million.

Net profit (Group share) plus goodwill amortization and exceptional items rose 7.5% to EUR 187.7 million. The results of Delhaize America are consolidated for 49.23% (average ownership interest). Cash earnings per share amounted in 2000 to EUR 3.61 against EUR 3.36 in 1999, an increase of 7.4%.

Net financial expense increased to EUR 296.2 million, as a result of the Hannaford acquisition and the additional debt related to the purchases of Delhaize America shares. Net exceptional expense amounted to EUR 41.3 million, including non-recurrent costs related to the Hannaford acquisition and to Save `n Pack store closings, partly offset by the capital gain on the divestiture of P.G. Taxes decreased by 23.1% to EUR 145.7 million. The average effective tax rate decreased from 37.1% to 36.3%.

Taking account of the goodwill amortization and exceptional items, net profit (Group share) amounted to EUR 160.7 million, a decrease of 5.4% compared to EUR 169.9 million in 1999. Reported earnings per share decreased by 5.5% to EUR 3.09.

The Board of Directors will propose to the Annual General Meeting of Shareholders of May 23, 2001, that a dividend per share of EUR 1.02 (BEF 41.15) be distributed, net of withholding tax, representing an increase of 9.7%.

BALANCE SHEET

The total assets of Delhaize Group increased from EUR 5.7 billion to EUR 10.4 billion in 2000 as a result of investments in existing activities and acquisitions.

                            CASH FLOW FROM OPERATIONS
                               in millions of EUR

        1996     1997      1998     1999        2000
        ----     ----      ----     ----       -----
1,300                                          1,275
1,200
1,100
1,000                                976
  900                       868
  800             805
  700
  600    602
  500

                           OPERATING CASH FLOW MARGIN
                                      in %

        1996     1997      1998     1999        2000
        ----     ----      ----     ----       -----
7.0                                             7.0
                                     6.8
                            6.7
6.5               6.4
6.0     5.9
5.5
5.0

                            NET PROFIT PLUS GOODWILL
                         AND EXCEPTIONALS (Group share)
                               in millions of EUR

        1996     1997      1998     1999        2000
        ----     ----      ----     ----       -----
200                                             188
180                                  175
160                        157
140               125
120     111
100

                                                          ANNUAL REPORT 2000  11

                            CAPITAL EXPENDITURE ((*))
                               in millions of EUR

        1996     1997      1998     1999        2000
        ----     ----      ----     ----        ----
575                                             545
525                                 525
475                        451
425              444
375     354
325

                            (*) Tangible fixed assets
                             (excl. capital leases)

Delhaize Group capital expenditure totaled EUR 545 million in 2000, compared to EUR 525 million in 1999. The investments in tangible assets were made up as follows: Delhaize America EUR 426 million; Super Discount Markets EUR 9 million; Delhaize Belgium EUR 74 million; Alfa-Beta EUR 11 million; Delvita EUR 10 million; others EUR 15 million.

At the end of 2000, shareholders' equity, plus minority interests, amounted to 27.6% of total assets, compared to 34.7% the previous year. Shareholders' equity, plus minority interests, rose from EUR 2.0 billion to EUR 2.9 billion. The return on equity evolved from 19.2% to 17.3%.


The net debt of Delhaize Group increased by EUR 3.2 billion to EUR 4.6 billion in 2000, following the financing of the Hannaford acquisition and the purchases of Delhaize America shares in the first six months of the year. The net debt to equity ratio increased from 71.1% at the end of 1999 to 159.6% at the end of 2000. The interest coverage ratio decreased from 5.1 in 1999 to 2.7 in 2000, but should rapidly improve.


                               NET DEBT TO EQUITY
                                      in %

        1996     1997      1998     1999        2000
        ----     ----      ----     ----        ----
160                                             160
140
120
100      82
 80               75                 71
 60                         51
 40
 20
  0

THE EURO

The accounts have been converted to Euro in 2000. The preparation of budgets in Euro and the dual currency management of purchasing departments are planned for the first half of 2001. Delhaize Belgium and Alfa-Beta are actively preparing for the introduction of the Euro at the beginning of 2002. Training is planned to prepare all the associates of the stores, and tests in the stores will occur by the end of June.


                                  NET DIVIDEND
                                     in EUR

        1996     1997      1998     1999        2000
        ----     ----      ----     ----        ----
1.0                                             1.02
0.9                                 0.93
0.8                        0.84
0.7              0.74
0.6     0.67
0.5

OUTLOOK FOR 2001

Delhaize Group is forecasting a new year of growth in 2001. As a result of the net increase of 203 in the number of outlets in 2001, Delhaize Group will end the year with 2,513 stores. Delhaize Group is investing EUR 620 million in 2001. The outlook of each operating company can be found in the appropriate chapters of this report.

12  ANNUAL REPORT 2000

          In November 2000, a decision of the Board of Directors relating to the share exchange with Delhaize America was subject to the application of
          Article 60 of the Coordinated Laws on Commercial Companies (article 523 of the Companies Code). As required by law, we include in the present Directors' report the minutes of the Board meeting of November 13, 2000.

MINUTES OF THE BOARD MEETING OF NOVEMBER 13, 2000

          Meeting held at the registered office at 10.00 a.m. under the chairmanship of Mr Gui de Vaucleroy, Chairman of the Board. All the Directors as well as the Secretary of the Board are present or represented.

          Agenda: Conditions of the exchange offer to the Board of Directors of Delhaize America

          INTRODUCTION

          On the basis of documents prepared by the managers and their advisors, Mr P.O. Beckers, Chief Executive Officer, reports on the negotiations that he has had with the special committee of independent directors of Delhaize America with respect to the terms and conditions of the exchange offer made by Delhaize Group to the Board of Directors of Delhaize America. These negotiations led to an agreement for an exchange ratio of 0.40 share Delhaize Group for each Delhaize America share.

          He explains the consequences, including the financial ones, for the future management of Delhaize Group, its shareholding and the composition of its Board of Directors. He also mentions the principal provisions of the share exchange agreement.

          Contacted by telephone, Mr Leon Kalvaria representing Delhaize Group financial advisors Schroder Salomon Smith Barney (SSSB) points out that the fixed strategic goals and financial criteria have been reached and that SSSB will deliver a fairness opinion if the Board of Directors of Delhaize Group asks for it.

          ARTICLE 60 OF THE COORDINATED LAWS ON COMMERCIAL COMPANIES

          Mr Ph. Stroobant announces that, in accordance with Article 60, he must inform the Board that he has a conflict of interest of a financial nature with respect to the offer as he owns Delhaize America shares. Therefore, he leaves the meeting of the Board.

          DELIBERATION

          A lengthy exchange of views takes place between the directors with respect to exchange rates and particular provisions of the share exchange agreement. Several crucial elements such as the better visibility for the Group, the simplified structure and the increased possibility to develop synergies and the accretive nature of the transaction are discussed in order to assess the final proposal.

          With respect to the economic consequences of the deal for Delhaize Group, the directors note that the Delhaize America shares for which Delhaize Group offers to exchange Delhaize Group shares will be transferred to Delhaize Group through one or more contributions in kind compensated by the issue of Delhaize Group shares offered to shareholders of Delhaize America.

          DECISION

          Further to the exchange of views mentioned above, the members of the Board of Directors unanimously agree the terms of the exchange offering along the lines the Chief Executive Officer had previously described. This agreement is subject to the receipt of a fairness opinion from the financial advisors of the special committee of the independent directors of Delhaize America.


                                                          ANNUAL REPORT 2000  13

         The Board of Directors is of the opinion that the exchange offer as formulated (0.40 Delhaize Group share for one Delhaize America share) is fair and in the best interests of both the shareholders of Delhaize Group and Delhaize America.

         The Board of Directors mandates the Chief Executive Officer in order to execute the decisions mentioned above including the signing of the share exchange agreement with the modifications that he may consider necessary as well as the drafting of a press release relating thereto.

         ACKNOWLEDGEMENTS

         On behalf of the Board of Directors, the Chairman thanks the Chief Executive Officer and his team for the preparation and the follow-up of this transaction. In turn, the Chief Executive Officer thanks the Board for its support and trust.


                                   *   *   *


CAPITAL EXPENDITURE                                                          (in millions of EUR)
                                 2000          1999          1998          1997           1996
-------------------------------------------------------------------------------------------------
Delhaize America                  426           373           319           307            199
Super Discount Markets              9             4             4             5              3
Delhaize Belgium                   74            86            54            60             56
Alfa-Beta                          11            18            17            20             30
Delvita                            10            32            39            45             55
P.G.(1)                             6             6             4             3              9
Others                              9             6            14             4              2
-------------------------------------------------------------------------------------------------
TOTAL                             545           525           451           444            354
-------------------------------------------------------------------------------------------------

(1) 1997-2999: at 50%.


DELHAIZE GROUP STORES OWNERSHIP                                                     (end of 2000)
                                       INTEGRATED STORES               AFFILIATED STORES    TOTAL
                           OWNED           CAPITAL        OPERATING
                                           LEASES(1)       LEASES(2)
-------------------------------------------------------------------------------------------------
Delhaize America             100              511             809                           1,420
Super Discount Markets                                         30                              30
Delhaize Belgium              83               36             118               378           615
Alfa-Beta                     16                               37                              53
Delvita                       38                               76                             114
Mega Image                    10                                                               10
Food Lion Thailand                                             18                              18
Super Indo                                                     20                              20
Shop N Save                    2                               28                              30
-------------------------------------------------------------------------------------------------
TOTAL                        249              547           1,136               378         2,310
-------------------------------------------------------------------------------------------------

(1) Capital leases: financing leases which result in a transfer to the lessee of almost all the risks and advantages inherent to the ownership of assets (often with option to buy in fine).
(2) Operating leases: all other leases.


14  ANNUAL REPORT 2000

NUMBER OF SALES OUTLETS                                 (at the end of the year)

COUNTRIES          TRADE NAMES                    2001(1)  2000   1999   1998    1997   1996   1995   1994   1993   1992   1991
-------------------------------------------------------------------------------------------------------------------------------
United States      Food Lion +Hannaford            1,457  1,420  1,276  1,207   1,157  1,112  1,073  1,039  1,096  1,012    881
                   + Kash n' Karry
                   ------------------------------------------------------------------------------------------------------------
                   Cub Foods + Save-A-Lot             31     30     20     18      14     13     13     13     11      9      8
-------------------------------------------------------------------------------------------------------------------------------
Belgium and        Delhaize "Le Lion" Supermarket
G.D. Luxembourg(2) + AD Delhaize + Superette
                   + Proxy + Delhaize 2              687    615    553    515     511    478    450    425    412    410    394
                   + Delhaize City + Shop `n Go
                   + Di + Tom & Co
-------------------------------------------------------------------------------------------------------------------------------
Greece             Alfa-Beta + Trofo                 107     53     48     42      31     25     21     19     16     15     --
-------------------------------------------------------------------------------------------------------------------------------
Czech Republic     Delvita+ Sama                     103     99     99     58      43     30     20     12      8      7      1
-------------------------------------------------------------------------------------------------------------------------------
Slovakia           Delvita                            20     15     14      1      --     --     --     --     --     --     --
-------------------------------------------------------------------------------------------------------------------------------
Romania            Mega Image                         12     10     --     --      --     --     --     --     --     --     --
-------------------------------------------------------------------------------------------------------------------------------
Thailand           Food Lion                          29     18     13      5       2     --     --     --     --     --     --
-------------------------------------------------------------------------------------------------------------------------------
Indonesia          Super Indo                         30     20     14     12      11     --     --     --     --     --     --
-------------------------------------------------------------------------------------------------------------------------------
Singapore          Shop N Save                        37     30     25     --      --     --     --     --     --     --     --
-------------------------------------------------------------------------------------------------------------------------------
GROUP SUBTOTAL                                     2,513  2,310  2,062  1,858   1,769  1,658  1,577  1,508  1,543  1,453  1,317
-------------------------------------------------------------------------------------------------------------------------------
France             Stoc + Marche Plus                 --     --     50     46      47     42     33     30     --     --     --
-------------------------------------------------------------------------------------------------------------------------------
GROUP TOTAL                                        2,513  2,310  2,112  1,904   1,816  1,700  1,610  1,538  1,543  1,453  1,317
-------------------------------------------------------------------------------------------------------------------------------

(1)      Estimate based on scheduled openings.

(2)      Including the Dial stores, closed in 1998

SELLING AREA (in m(2))(1)                               (at the end of the year)

                                                                  2000         1999         1998         1997
---------------------------------------------------------------------------------------------------------------
United States Food Lion      + Hannaford + Kash n' Karry       4,008,572    3,360,724    3,037,849    2,820,679
                                + Cub Foods + Save-A-Lot          95,497       82,511       76,376       62,077
---------------------------------------------------------------------------------------------------------------
Belgium and               Delhaize "Le Lion" Supermarket
G.D. Luxembourg(2)             + AD Delhaize + Superette
                                    + Proxy + Delhaize 2         501,376      463,813      435,590      420,207
                            + Delhaize City + Shop `n Go
                                         + Di + Tom & Co
---------------------------------------------------------------------------------------------------------------
Greece                                         Alfa-Beta          66,075       58,550       50,600       41,252
---------------------------------------------------------------------------------------------------------------
Czech Rep. & Slovakia                     Delvita + Sama         102,224       99,183       65,934       50,791
---------------------------------------------------------------------------------------------------------------
Romania                                       Mega Image           6,511           --           --           --
---------------------------------------------------------------------------------------------------------------
Thailand                                       Food Lion          19,216       13,089        5,645        2,350
---------------------------------------------------------------------------------------------------------------
Indonesia                                     Super Indo          16,255       12,014       10,656        9,503
---------------------------------------------------------------------------------------------------------------
Singapore                                    Shop N Save          24,990       23,913           --           --
---------------------------------------------------------------------------------------------------------------
GROUP SUBTOTAL                                                 4,840,716    4,113,797    3,682,650    3,406,859
---------------------------------------------------------------------------------------------------------------
France                                Stoc + Marche Plus              --       54,810       51,995       51,295
---------------------------------------------------------------------------------------------------------------
GROUP TOTAL                                                    4,840,716    4,168,607    3,734,645    3,458,154
---------------------------------------------------------------------------------------------------------------
                                                                 + 16.1%      + 11.6%       + 8.0%       + 9.9%
---------------------------------------------------------------------------------------------------------------

(1)      Net selling store area, excluding storage. Net area =+/-84% gross area.

(2)      Including the Dial stores closed in 1998.


                                                          ANNUAL REPORT 2000  15

DELHAIZE GROUP'S CONSOLIDATED RESULTS                       (in millions of EUR)

                                                             2000        1999        1998        1997        1996      1995
-----------------------------------------------------------------------------------------------------------------------------
Sales                                                       18,168      14,310      12,912      12,608      10,222     9,134
Cash flow from operations (EBITDA)                           1,275         976         868         805         602       502
Store closing in normal course of business                     (30)         --(2)       --          --          --        --
Depreciation and amortization                                 (506)       (328)       (295)       (294)       (188)     (163)
-----------------------------------------------------------------------------------------------------------------------------
Operating income (EBIT)                                        739         648         573         511         414       339
Financial income/(expense)                                    (296)       (140)       (117)       (133)        (82)      (64)
Exceptional income/(expense)(1)                                (41)          3          (1)        (41)         (1)       (2)
-----------------------------------------------------------------------------------------------------------------------------
Income before taxes                                            402         511         455         337         331       274
Taxes                                                         (146)       (190)       (162)       (124)       (129)     (105)
-----------------------------------------------------------------------------------------------------------------------------
Net profit of consolidated companies
plus goodwill and exceptionals                                 338         328         305         241         205       172
Net profit of consolidated companies                           256         321         293         213         203       169
Result of companies at equity                                   --          --          --          --          --        --
Minority interests                                             (95)       (151)       (144)        (91)        (95)      (76)
-----------------------------------------------------------------------------------------------------------------------------
Net profit plus goodwill and exceptionals(Group share)         188         175         157         125         111        96
Net profit (Group share)                                       161         170         149         122         108        93
-----------------------------------------------------------------------------------------------------------------------------
Shareholders' equity(3)+ minority interests                  2,874       1,991       1,741       1,570       1,286     1,084
-----------------------------------------------------------------------------------------------------------------------------
Cash EPS in EUR (adjusted)                                    3.61        3.36        3.02        2.42        2.15      1.87
Reported EPS in EUR (adjusted)                                3.09        3.27        2.87        2.36        2.09      1.82
-----------------------------------------------------------------------------------------------------------------------------
Cash flow margin(4)                                            7.-%        6.8%        6.7%        6.4%        5.9%      5.5%
Operating margin(5)                                            4.1%        4.5%        4.4%        4.1%        4.-%      3.7%
Profit margin(6)                                               1.9%        2.3%        2.4%        1.9%        2.-%      1.9%
Return on equity(7)                                           17.3%       19.2%       18.7%       17.9%       18.6%     16.4%
-----------------------------------------------------------------------------------------------------------------------------
Rate of one U.S. dollar used for consolidation:
- of the results                                            1.0850      0.9386      0.9000      0.8869      0.7676    0.7311
- of the balance sheet                                      1.0747      0.9954      0.8540      0.9152      0.7934    0.7299
-----------------------------------------------------------------------------------------------------------------------------

                                                             1994      1993      1992      1991
-------------------------------------------------------------------------------------------------
Sales                                                        9,440     9,072     8,098     7,680
Cash flow from operations (EBITDA)                             524       428       456       493
Store closing in normal course of business                      --        --        --        --
Depreciation and amortization                                 (167)     (168)     (134)     (124)
-------------------------------------------------------------------------------------------------
Operating income (EBIT)                                        357       260       322       369
Financial income/(expense)                                     (75)      (74)      (48)      (36)
Exceptional income/(expense)(1)                                 --      (144)       63        --
-------------------------------------------------------------------------------------------------
Income before taxes                                            282        41       337       333
Taxes                                                         (105)      (10)      (98)     (128)
-------------------------------------------------------------------------------------------------
Net profit of consolidated companies
plus goodwill and exceptionals                                 179       122       177       207
Net profit of consolidated companies                           177        31       239       205
Result of companies at equity                                   --        --        --         2
Minority interests                                             (77)       (6)      (80)      (98)
-------------------------------------------------------------------------------------------------
Net profit plus goodwill and exceptionals(Group share)         101        66        96       109
Net profit (Group share)                                       100        25       158       108
-------------------------------------------------------------------------------------------------
Shareholders' equity(3)+ minority interests                  1,088     1,068     1,022       784
-------------------------------------------------------------------------------------------------
Cash EPS in EUR (adjusted)                                    1.98      1.30      1.88      2.12
Reported EPS in EUR (adjusted)                                1.94      0.48      3.09      2.11
-------------------------------------------------------------------------------------------------
Cash flow margin(4)                                            5.6%      4.7%      5.6%      6.4%
Operating margin(5)                                            3.8%      2.9%      4.-%      4.8%
Profit margin(6)                                               1.9%      1.4%      2.2%      2.7%
Return on equity(7)                                           17.6%     12.-%     23.5%     31.3%
-------------------------------------------------------------------------------------------------
Rate of one U.S. dollar used for consolidation:
- of the results                                            0.8292    0.8565    0.7970    0.8560
- of the balance sheet                                      0.7892    0.8951    0.8225    0.7752
-------------------------------------------------------------------------------------------------

(1) Exceptional items: 1992: Capital gain on shares in Pingo Doce and the sale of Delhaize Group shares held by the Group.
                       1993: Provision for the closing of 87 Food Lion supermarkets.
                       1997: Provision for the closing of 61 Food Lion supermarkets and the distribution centre in Texas (U.S.), capital gains on the divestiture of 50% of P.G.
                       2000: Provision for store closing other than in normal course of business, merger costs and capital gain on the divestiture of P.G.
(2) In 1999, Delhaize Group posted store closing charges of EUR 12.2 million in normal course of business.
(3) After appropriation.
(4) Cash flow form operations/sales.
(5) Operating income/sales.
(6) Net profit of consolidated companies plus goodwill amortization and exceptionals/sales.
(7) Net profit plus goodwill amortization and exceptionals (Group share)/shareholders' equity (at the beginning of the year).


16  ANNUAL REPORT 2000

CONTRIBUTION OF OPERATING COMPANIES                         (in millions of EUR)

                                                 Delhaize     SDM     Delhaize   Alfa-   Delvita   P.G.    Others     Sub-
                                                 America              Belgium    Beta                                Total
-----------------------------------------------------------------------------------------------------------------------------
Sales                                            13,727.8    341.7    2,983.5    475.3    344.1    119.8    176.-   18,168.2
-----------------------------------------------------------------------------------------------------------------------------
Cash flow from operations (EBITDA)                1,080.1      6.1      143.6     29.6     16.-      4.8     (5.7)   1,274.5
Store closing in normal course of business                                                                                --
Depreciation and amortization                      (368.2)    (5.2)     (50.1)   (11.4)   (11.4)    (2.6)    (5.1)    (454.-)
-----------------------------------------------------------------------------------------------------------------------------
Operating income (EBIT)                             711.9      0.9       93.5     18.2      4.6      2.2    (10.8)     820.5
Financial income/(expense)                         (261.4)    (1.5)       6.-     (3.-)    (6.8)    (0.3)   (29.2)    (296.2)
-----------------------------------------------------------------------------------------------------------------------------
Current result                                      450.5     (0.6)      99.5     15.2     (2.2)     1.9    (40.-)     524.3
Exceptional income/(expense)                          1.3     (0.1)      (0.7)     0.2      1.3       --      0.1        2.1
-----------------------------------------------------------------------------------------------------------------------------
Income before taxes                                 451.8     (0.7)      98.8     15.4     (0.9)     1.9    (39.9)     526.4
Taxes                                              (165.6)     0.-      (31.-)    (5.5)     0.4     (0.7)    13.8     (188.6)
-----------------------------------------------------------------------------------------------------------------------------
Profit/(loss) of consolidated companies             286.2     (0.7)      67.8      9.9     (0.5)     1.2    (26.1)     337.8
Minority interest                                  (145.9)     0.3                (4.9)                       0.4     (150.1)
-----------------------------------------------------------------------------------------------------------------------------
Net profit/(loss) (Group share)                     140.3     (0.4)      67.8      5.-     (0.5)     1.2    (25.7)     187.7
-----------------------------------------------------------------------------------------------------------------------------

                                                   Store closing    Goodwill     Total
                                                     & excep-       amortiz.
                                                   tional items        (1)
-----------------------------------------------------------------------------------------
Sales                                                                           18,168.2
-----------------------------------------------------------------------------------------
Cash flow from operations (EBITDA)                                               1,274.5
Store closing in normal course of business            (29.5)                       (29.5)
Depreciation and amortization                                        (51.5)       (505.5)
-----------------------------------------------------------------------------------------
Operating income (EBIT)                               (29.5)         (51.5)        739.5
Financial income/(expense)                                                        (296.2)
-----------------------------------------------------------------------------------------
Current result                                        (29.5)         (51.5)        443.3
Exceptional income/(expense)                          (43.4)                       (41.3)
-----------------------------------------------------------------------------------------
Income before taxes                                   (72.9)         (51.5)        402.-
Taxes                                                  39.4            3.5        (145.7)
-----------------------------------------------------------------------------------------
Profit/(loss) of consolidated companies               (33.5)         (48.-)        256.3
Minority interest                                      33.4           21.1         (95.6)
-----------------------------------------------------------------------------------------
Net profit/(loss) (Group share)                        (0.1)         (26.9)        160.7
-----------------------------------------------------------------------------------------

(1) Goodwill amortization represents the amortization of goodwill arising on consolidation (EUR 39.9 million) (see Income Statement page 76) and of amounts allocated to intangible fixed assets under the purchase accounting (EUR 11.6 million) (see note 6 page 81).

CONTRIBUTION OF OPERATING COMPANIES                         (in millions of EUR)

                                                             Sales                               Cash flow from operations(1)
                                                                        %           %                                 %         %
-----------------------------------------------------------------------------------------------------------------------------------
                                          2000          1999          2000        1999        2000        1999      2000      1999
Delhaize America                        13,727.8      10,210.5         75.6       71.4      1,080.1      822.2      84.7      84.2
Super Discount Markets                     341.7         295.2          1.9        2.1          6.1        6.2       0.5       0.6
Delhaize Belgium(2)                      2,983.5       2,802.2         16.4       19.6        143.6      109.8      11.3      11.2
Alfa-Beta                                  475.3         432.6          2.6        3.-         29.6       19.5       2.3       2.-
Delvita                                    344.1         311.7          1.9        2.2         16.-       16.6       1.3       1.7
P.G                                        119.8         151.1          0.7        1.1          4.8        6.9       0.4       0.7
Others                                     176.-(3)      106.8(3)       0.9        0.6         (5.7)(4)   (5.1)(4)  (0.5)     (0.4)
-----------------------------------------------------------------------------------------------------------------------------------
Subtotal                                18,168.2      14,310.1                              1,274.5      976.1
-----------------------------------------------------------------------------------------------------------------------------------
Goodwill amortization
Store closing and exceptional items
-----------------------------------------------------------------------------------------------------------------------------------
Total                                   18,168.2      14,310.1        100.-      100.-      1,274.5      976.1     100.-      100.-
-----------------------------------------------------------------------------------------------------------------------------------

                                                        Net result(1)
                                                   (Group share)    %         %
---------------------------------------------------------------------------------
                                             2000       1999      2000      1999
Delhaize America                            140.3      136.0      87.3      80.-
Super Discount Markets                       (0.4)       0.7      (0.2)      0.4
Delhaize Belgium(2)                          67.8       43.1      42.2      25.4
Alfa-Beta                                     5.-        2.2       3.1       1.3
Delvita                                      (0.5)      (1.7)     (0.3)     (1.-)
P.G                                           1.2        2.-       0.7       1.2
Others                                      (25.7)      (7.6)    (16.0)     (4.5)
---------------------------------------------------------------------------------
Subtotal                                    187.7      174.7
---------------------------------------------------------------------------------
Goodwill amortization                       (26.9)      (4.8)    (16.7)     (2.8)
Store closing and exceptional items          (0.1)                (0.1)
---------------------------------------------------------------------------------
Total                                       160.7      169.9     100.-     100.-
---------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Exchange rates in EUR (average daily rate):        1 USD  100 FRF   100 GRD   100 CZK   100 SKK  100 ROL  100 THB  100 IDR  100 SGD
------------------------------------------------------------------------------------------------------------------------------------
                                            1999  0.9386  15.2400    0.3070    2.7127    2.2635       --   2.4846   0.0122   0.5563
                                            2000  1.0850  15.2400    0.2971    2.8099    2.3455   0.0049   2.7040   0.0130   0.6293

(1) Cash flow from operations and net profit (Group share) indicated in this table take into account consolidation adjustments made in accordance with the Group's accounting policies. These results cannot be compared to the detailed figures of the operating companies (see pages 20 to 47). For the restatement of the results of the operating companies, see page 87.

(2) Consolidation of Delhaize "Le Lion" S.A., Delimmo S.A., Delhaize The Lion Coordination Center S.A., Delhome S.A., Delanthuis S.A., Aniserco S.A. and Delshop S.A. and excluding corporate expenses.

(3) Including a contribution of EUR 106.6 million in 1999 and EUR 155.3 million in 2000 by the Asian companies and a contribution of EUR 20.2 million in 2000 by Mega Image.

(4) Including a contribution of EUR 0.6 million in 1999 and EUR - 0.9 million in 2000 by the Asian companies and a contribution of EUR 0.9 million in 2000 by Mega Image.


                                                          ANNUAL REPORT 2000  17

                                    [PHOTO]

                                 SHARE EXCHANGE


On November 16, 2000, the Boards of Directors of Delhaize Group and Delhaize America announced an agreement pursuant to which Delhaize Group will exchange each outstanding Class A and B share of Delhaize America not currently held by Delhaize Group for 0.4 share or American Depositary Receipt of Delhaize Group. The transaction is expected to close at the end of April 2001.

The share exchange is a new and major step in the 26 year old partnership between Delhaize Group and Delhaize America, formerly Food Lion. This partnership started in 1974 when Delhaize Group purchased 34.5% in Food Lion (formerly Food Town Stores), acquiring a majority of the outstanding Food Lion shares in 1976.

The share exchange will unify the management and shareholder base of both companies to allow Delhaize Group and Delhaize America to better compete. It will enable management to leverage the financial strength, human resources and international presence of Delhaize Group, which are today handicapped by the capital structure.

The transaction will simplify the Group's capital structure into one voting security in Europe and the U.S., eliminate the two classes of stock in the U.S. and the different voting rights that currently exist. The transaction will significantly increase the market capitalization of Delhaize Group, which should result in increased liquidity and visibility on a global basis.

The transaction is expected to be accretive in the first full year following the share exchange on reported earnings per share (after goodwill amortization and exceptional items) and cash earnings per share (plus goodwill amortization and exceptional items) of Delhaize Group. The share exchange is expected to generate synergies of approximately EUR 23 million pretax annually, with savings resulting from synergies such as increased purchasing power, elimination of duplicated functions and the implementation of best practices across the companies.

The share exchange is in line with the strategy of Delhaize Group to build an international group of local companies. All U.S. companies of Delhaize Group will continue to operate under their local banners, thereby maintaining their operational and cultural identity, and serving their customers with increased synergies and competitive strength.

The share exchange will result in the creation of approximately 40.6 million newly issued shares of Delhaize Group (entitled to the 2000 dividend if the share exchange closes before the payment of the dividend) upon contribution in kind to the capital of Delhaize Group of Delhaize America shares.
Simultaneously,


18  ANNUAL REPORT 2000

Delhaize Group will list its shares in the U.S. on the New York Stock Exchange in the form of American Depositary Receipts (ADRs) and continue its listing on Euronext Brussels as ordinary shares.

The ADRs will facilitate trading in the U.S. An American Depositary Receipt is a receipt issued by a U.S. bank that evidences ownership of one or more American Depositary Share(s) (ADS) of a non U.S. company. The shares are held by a U.S. bank and the ADSs are traded on a U.S. stock exchange in dollar denominations. The holder of an ADR benefits from dividend and voting rights pertaining to the underlying share through the bank that issued the ADR.

The advantage for U.S. investors of holding ADRs instead of the underlying shares traded on the non U.S. market, is that ADRs are traded on a U.S. stock market in U.S. dollars, that dividends will be received in U.S. dollars and that ADRs are U.S. certificates.

ADRs are becoming rapidly popular among American investors. During 2000, the volume in ADRs was USD 1,200 million, or 80% more than in 1999. In the same period the volume of the American stock exchanges increased by 71%. The market capitalization of ADRs represents 25 to 30% of the total market capitalization of the American stock exchanges. Important conditions for a successful ADR program are a large liquidity of the ADR, a significant operational presence in the United States and a professional financial communication. Delhaize Group applies for all these conditions.

Delhaize America will hold a Special Shareholder's Meeting on Wednesday, April 25, 2001, to consider and vote upon the agreement for the share exchange with Delhaize Group.


                                                          ANNUAL REPORT 2000  19

                                    [PHOTO]

                              OPERATING COMPANIES


                                DELHAIZE AMERICA

                                    [PHOTO]


For Delhaize America, 2000 was marked by the finalization of the Hannaford acquisition, an intensely competitive environment in the Southeastern United States and the share exchange proposed by Delhaize Group. Hannaford's operational results have been included in the Delhaize America results since July 31, 2000. The outcome was a 16.3% increase in sales for the year 2000. The sales network of Delhaize America was extended to 1,420 sales outlets including 108 Hannaford stores.

[DELHALZE AMERICA LOGO]

The American Gross Domestic Product (GDP) grew by 5.2% in 2000 with consumption remaining at a reasonable level. Unemployment rates remained low, bolstering consumer confidence. Food inflation was negative in 2000 with a decrease of 0.4%.

[FOOD LION LOGO]

The competitive environment in the Southeastern United States had a significant effect on Delhaize America's operations in this region. Food Lion, the operating company which is present in this area, reacted to this environment by offering sharper pricing and was able to refine its selective promotional strategy resulting in a return to the growth rate trend it enjoyed a year before. The synergies anticipated from the acquisition of Hannaford will help to support Food Lion in this competitive environment.

[KASH N' KARRY LOGO]

During the third quarter of 2000, Delhaize America made the strategic decision to concentrate all its resources on three main banners: Food Lion, Hannaford and Kash n' Karry. Further development of Save `n Pack in Florida has therefore been halted. Thirteen of the 18 existing stores have been closed, the remaining five are being converted into Kash n' Karry supermarkets.

[HANNAFORD LOGO]

In July 2000, Delhaize America completed the acquisition of Hannaford Bros., Inc., a supermarket operator in the Northeast of the United States with sales of USD 3.0 billion (EUR 3.4 billion) and 106 stores.

[SHOP 'N SAVE LOGO]


20  ANNUAL REPORT 2000

                           NET SALES & OTHER REVENUES
                               IN BILLIONS OF USD

       1996       1997       1998       1999       2000
       ----       ----       ----       ----       ----
13                                                  12.7
12
11                                      10.9
10                10.2     10.2
 9    9.0

The achievement of the synergies will be an important opportunity for the next three years. Twelve cross-banner working groups have been set up to prepare realization of the potential synergies. Short term opportunities have been identified in fields such as private label procurement, overall merchandise procurement, common payment terms with suppliers, reduction in supply chain costs, and elimination of routine duplicate fees and expenses. Other groups are looking at the exchange of best practices and synergies on a longer term basis in areas such as price management systems, logistics, store systems, and supplier relationships. Delhaize America management is confident that the synergies announced of USD 40 million (EUR 45 million) in the first full year post-merger rising to USD 75 million (EUR 85 million) by the third full year post-merger will be realized. Synergies of USD 10 million (EUR 11.5 million) have been achieved during the first full quarter post-merger.

                                    [PHOTO]

At the end of 2000, Delhaize America operated 1,420 supermarkets. Delhaize America bought 106 Hannaford stores, opened 66 new supermarkets including 55 Food Lion, nine Kash n' Karry and two Hannaford stores. Twenty-eight stores were relocated or closed. The net increase in the number of stores amounted to 144. During 2000, 173 supermarkets were renovated and in most cases also enlarged, including 134 Food Lion, five Hannaford and 34 Kash n' Karry. The gross selling area increased by 19.3% in 2000 to 51.3 million square feet (4.8 million square meters). At the end of 2000 the net selling area (excluding storage) amounted to
43.1 million square feet (4.0 million square meters), or a 19.3% increase. Delhaize America invested USD 393 million (EUR 426 million) against USD 397 million (EUR 373 million) in 1999.

In 2000, Delhaize America's sales amounted to USD 12.7 billion (EUR 13.7 billion), or an increase of 16.3%, partly due to consolidation of the Hannaford results since the end of July. Comparable stores sales grew by 0.8%.

Operating cash flow increased by 10.9% to USD 959.5 million (EUR 1.0 billion). The cash flow ratio amounted to 7.6% against 7.9% in 1999. Net profit declined in 2000 to USD 155.5 million, compared with USD 300.4 million in 1999. This decrease is due to increased competition in the Southeastern United States, increased financial charges due to the Hannaford acquisition, and non-recurrent costs related to Save'n Pack store closings and asset impairment charges.

    KEY FIGURES                   2000       1999       1998      00/99     99/98
    (U.S. GAAP)
Supermarkets                       1,420      1,276      1,207      + 144     + 69
Associates                       120,440     93,668     92,125   + 26,772    1,543
Selling area (square feet) (1)    51,313     43,020     38,887     + 19.3%  + 10.6%

                              (IN MILLIONS OF USD)

Net sales and other revenues    12,669.9   10,891.2   10,230.8     + 16.3%   + 6.5%
Cash flow from operations          959,5      865.2      799.2     + 10.9%   + 8.3%
   EBITDA %                          7.6%       7.9%       7.8%         -
Depreciation + Lifo provisions    (371.5)    (262.4)    (260.7)    + 41,6%   + 0.7%
One-time adjustments (2)          (111.3)     (14.5)     (15.2)   + 667.6%   - 4.6%
Operating result                   476.7      588.3      523.3     - 19.-%  + 12.4%
Financial income/(expense)        (213.1)    (103.8)     (95.3)   + 105.3%   + 8.9%
Result before taxes                263.6      484.5        428.-   - 45.6%  + 13.2%
Taxes                             (108.1)    (184.1)    (155.4)    - 41.3%  + 18.5%
Net profit                         155.5      300.4      272.6     - 48.2%  + 10.2%
Shareholders' equity             2,441.2    1,678.9    1,598.9     + 45.4%   + 5.-%

(1) Gross selling area (including storage) in thousands of square feet, net selling area = 84% of the gross selling area.
    1 ft(2) = 0.093 m(2)
(2) 2000: asset impairment - store closing - merger costs
    1999: store closing - merger costs
    1998: store closing

                                                          ANNUAL REPORT 2000  21

      5 YEAR FIGURES DELHAIZE AMERICA INC. (U.S. GAAP)  (in thousands of USD, except amounts per share (lines 18, 19 and 20))

                                                               2000         1999          1998          1997(1)      1996
                                                               ----         ----          ----          -------      ----

1.    Net sales and other revenues                USD       12,669,932   10,891,231    10,230,840     10,205,802    9,015,502
2.    Income before taxes                         USD          263,585      484,574       427,982        282,376      352,770
3.    Net profit (2)                              USD          155,486      300,435       272,585        172,250      215,220
4.    Current assets                              USD        1,786,007    1,674,704     1,533,028      1,347,411    1,427,151
5.    Fixed assets                                USD        6,146,002    2,303,837     2,164,036      2,167,995    2,052,884
6.    Total assets                                USD        7,932,009    3,978,541     3,697,064      3,515,406    3,480,035
7.    Short-term liabilities                      USD        4,054,114    1,245,489     1,020,935        939,242    1,094,091
8.    Long-term liabilities                       USD          455,240      426,930       429,763        586,355      495,111
9.    Leasing, deferred taxes
      and other debts                             USD          981,496      627,256       647,444        656,624      665,745
10.  Shareholders' equity                         USD        2,441,159    1,678,866     1,598,922      1,333,185    1,225,088
11.  Dividend "Class A"                           USD           49,960       41,045        36,832         31,825       26,436
              "Class B"                           USD           42,946       37,949        34,439         30,923       25,874
12.  Depreciation                                 USD          372,541      258,512       236,021        219,833      165,286
13.  Increase in number
      of supermarkets                             #                144           69            50             45           39
14.  Total number of supermarkets                 #              1,420        1,276         1,207          1,157        1,112
15.  Selling area (in thousands of square feet)   #             51,313       43,020        38,887         36,107       32,615
16.  Associates                                   #            120,440       93,668        92,125         83,871       73,170
17.  Weighted average shares
      outstanding (000)                           #            166,176      157,109       159,361        156,305      156,739
18.  Profit per share                             USD             0.94         1.91          1.71           1.10         1.37
19.  Dividend per share                           USD            0.559        0.503         0.447          0.401        0.334
20.  Shareholders' equity per share               USD            14.69        10.69         10.03           8.53         7.82
21.  Sales/Total assets                           X               2.13         2.84          2.84           2.87         2.87
22.  Net profit/Sales (3)                         %               1.23         2.76          2.66           1.69         2.39
23.  Net profit/Total assets                      %               2.61         7.83          7.56           4.85         6.84
24.  Net profit/Shareholders' equity (4)          %               7.55        18.33         18.59          13.47        18.49
25.  Shareholders' equity/Total assets            %              30.78        42.20         43.25          37.92        35.20
26.  Net profit/Investments (5)                   %              14.74        19.56         18.64          15.81        18.61
27.  Current assets/Short-term liabilities        X               0.44         1.34          1.50           1.43         1.28
28.  Stock split or reverse stock-split                                      1 for 3

(1) 53 accounting weeks.
(2) Net profit plus one-time adjustments totals USD 224.5 million in 2000 and USD 223.7 million in 1997.
(3) Excluding one-time adjustments, the net profit/sales is 1.77% in 2000, 2.19% in 1997 and 2.20% in 1996.
(4) Excluding one-time adjustments, net profit/shareholders' equity is 10.90% in 2000, 17.49% in 1997 and 17.05% in 1996.
(5) Return on investment = Net profit/investments = Percentage of net profit (excluding interest charges)/permanent capital (8+10).


22   ANNUAL REPORT 2000

                            CASH FLOW FROM OPERATIONS
                               in millions of USD


                 1996    1997    1998    1999     2000
                 ----    ----    ----    ----     ----
1,000                                             960
 900                                     865
 800                             799
 700                     712
 600             603
 500



                                CASH FLOW MARGIN
                                      IN %

                1996       1997     1998     1999        2000
                ----       ----     ----     ----        ----

8.0                                 7.8     7.9
7.5                                                      7.6
7.0                        7.0
6.5           6.7
6.0
5.5
5.0

The positioning of Food Lion as a food retailer with a competitive pricing policy was an important element in 2000 in the management of a very competitive environment, allowing Food Lion to attract customers with promotions that targeted some flagship products including Key Value Items. In 2000, Food Lion focused on marketing activities aimed at its loyal customers, and on developing new strategies to meet the needs of the fast growing Spanish speaking community in Food Lion's markets better.

                                    [PHOTO]

Food Lion's MVP loyalty card in this environment has once again proved its effectiveness. Food Lion has over seven million cards in active use (used at least once in the last 12 weeks). 70% of Food Lion's sales and 50% of transactions were made with this MVP card. On average, purchases made with the card were two or three times higher than other purchases. Kash n' Karry's Preferred Customer Club Card (PCC) continues to grow in popularity as well. Over one million of these cards were issued and represented in 2000 50% of sales and 40% of transactions.

All Delhaize America companies continued to respond to customer demand for quality and convenience in their supermarkets. Hannaford introduced a new supermarket format that provides an exceptional shopping experience with emphasis on quality produce and meat. Food Lion and Kash `n Karry continue to expand their range of ethnic food offerings.

                                    [PHOTO]

At the end of 2000, private label products accounted for 16% of Food Lion's sales, 20% for Hannaford and 14% for Kash n' Karry. Food Lion and Kash n' Karry offer approximately 2,400 private label products in their supermarkets, while Hannaford has over 3,600 in its supermarkets. Another 90 products are in development and will be available to customers in 2001. The synergies expected from the acquisition of Hannaford could contribute much in this field.


                                                          ANNUAL REPORT 2000  23

                                    [PHOTO]


At the end of 2000, there were 156 pharmacies incorporated in Delhaize America's 1,420 supermarkets. Kash n' Karry has 65 pharmacies, 62 carrying the The Medicine Shoppe name. The agreement reached in 1999 with Medicine Shoppe International, the largest chain of franchise pharmacies in the United States, is bearing fruit. Twelve new pharmacies were opened in 2000, and six will be opened in 2001. Food Lion ended 2000 with eight pharmacies. Seventeen new pharmacies are scheduled to be opened in 2001. Hannaford operated 83 pharmacies at the end of 2000, and plans to open two new ones in 2001.

Delhaize America employed 120,440 people at the end of 2000 compared with 93,668 a year earlier, following the integration of 21,262 associates of Hannaford. Delhaize America continued to develop its intensive training programs for its associates. Over 210 manager candidates successfully attended a ten-week training course in the Store Manager College in 2000.

Mr. Joseph C. Hall, President and Chief Operating Officer of Food Lion, retired after 25 years of company service. Mr. Bill McCanless, Chief Executive Officer of Food Lion, took on the additional duties of President.

                                    [CHART]

                                (YEAR END 2000)

NC North Carolina ..........................................   446
VA Virginia ................................................   298
FL Florida .................................................   178
SC South Carolina ..........................................   120
TN Tennessee ...............................................    89
MD Maryland ................................................    66
GA Georgia .................................................    61
ME Maine ...................................................    46
NY New York ................................................    26
NH New Hampshire ...........................................    22
WV West Virginia ...........................................    18
DE Delaware ................................................    14
KY Kentucky ................................................    13
PA Pennsylvania ............................................     9
VT Vermont .................................................     8
MA Massachussetts ..........................................     6

                               DISTRIBUTION CENTER


24  ANNUAL REPORT 2000

                                    [PHOTO]


Mr. Richard A. Anicetti was appointed Executive Vice President and Chief Operating Officer of Food Lion. Mr. Ron Hodge was appointed President and Chief Operating Officer of Hannaford in December 2000. Mr. Hugh Farrington, who remains Chief Executive Officer of Hannaford, has taken the responsibility for Kash n' Karry.


                                    [PHOTO]

                                                          ANNUAL REPORT 2000  25

                                    [PHOTO]


                                OUTLOOK FOR 2001

Delhaize America's strategy in 2001 will be mainly focused on achieving the anticipated synergies from the Hannaford acquisition and the internal growth of its existing operating companies.

Internal expansion will continue with a four to five percent increase in selling area for 2001. Delhaize America plans to open 44 new supermarkets, including 37 Food Lion stores. Seven sales outlets will be relocated or closed. The number of stores should therefore increase by 37 to reach 1,457 sales outlets at the end of 2001. In addition, 217 existing stores, including 187 Food Lion, 15 Kash `n Karry and 15 Hannaford, will be modernized and expanded.

In 2001, Delhaize America is planning investments of about USD 450 million (EUR 478 million). In 2001, Delhaize America management plans an increase of the cash flow margin. Comparable stores sales is expected to grow by one to two percent. Sales should rise by 17 to 18% in 2001.


26  ANNUAL REPORT 2000

                             SUPER DISCOUNT MARKETS


                                    [PHOTO]

Super Discount Markets, the operating company of Delhaize Group active in the American cities of Atlanta and Columbus (Georgia), added one supermarket and nine Save-A-Lot discount stores to its sales network in 2000. Sales remained stable despite a competitive environment.

                                [CUB FOODS LOGO]

                                [SAVE-A-LOT LOGO]

Atlanta is the city in the Southeastern United States with the highest economic growth. Following the opening of 39 competitive new supermarkets in 2000, Atlanta is also one of the regions of the United States where competition in the retail sector is fiercest.

Sales remained stable (+0.1%) at USD 314.9 million (EUR 341.7 million). At the end of the year, Super Discount Markets was operating 21 Cub Foods supermarkets and nine Save-A-Lot discount stores, an increase of 10 stores in 2000. The total net selling area increased by 15.7% to 1.03 million square feet (95,500 square meters).

Cash flow from operations amounted to USD 5.6 million (EUR 6.1 million). Super Discount Markets ended the year 2000 with a loss of USD 0.6 million (EUR 0.7 million).

Super Discount Markets is the price leader in Atlanta and the surrounding area. In 2000, the variety of general merchandise and non-food products was increased significantly in the Cub Food

                                    [PHOTO]

                                     SALES
                               in millions of USD

1996              275
1997              264
1998              287
1999              315
2000              315

                           CASH FLOW FROM OPERATIONS
                               in millions of USD

1996              6.8
1997              6.6
1998              6.7
1999              6.6
2000              5.6


                                                          ANNUAL REPORT 2000  27

                                    [PHOTO]

stores. The number of products with the private labels Cub, Homebest and Flavorite was expanded to over 1,100 products. Loyalty card use by the 535,000 active holders of the Value Plus Card has increased.

The number of associates at Super Discount Markets increased during 2000 from 1,917 to 1,992. A great deal of attention was devoted to staff training.

Delhaize Group has a 60% ownership interest in Super Discount Markets. The remaining 40% belongs to the food wholesaler Supervalu.

OUTLOOK FOR 2001

In 2001, Super Discount Markets plans to open one new Save-A-Lot discount store.

         KEY FIGURES                     2000       1999       1998      00/99      99/98
                                       -------    -------    -------    -------    -------

Supermarkets                                30         20         18       + 10        + 2
-------------------------------------------------------------------------------------------
Associates                               1,992      1,917      1,881       + 75       + 36
-------------------------------------------------------------------------------------------
Net selling area (sq feet)(1)            1,027        887        821     + 15.7%       + 8%
-------------------------------------------------------------------------------------------
                                                      (in millions of USD)
Sales                                    314.9      314.5      287.3      + 0.1%     + 9.5%
-------------------------------------------------------------------------------------------
Cash-flow from operations                  5.6        6.6        6.7     - 15.1      - 0.8%
  EBITDA%                                  1.8%       2.1%       2.3%        --         --
Depreciation                              (4.8)      (4.5)      (5.1)     + 6.1%    - 10.7%
-------------------------------------------------------------------------------------------
Operating result                           0.8        2.1        1.6     - 61.-%    + 30.2%
Financial income/(expense)                (1.4)      (1.2)      (1.5)    + 13.1%    - 17.9%
Exceptional income/(expense)                --        0.4         --         --         --
-------------------------------------------------------------------------------------------
Result before taxes                       (0.6)       1.3        0.1         --         --
-------------------------------------------------------------------------------------------
Net result                                (0.6)       1.3        0.1         --         --
-------------------------------------------------------------------------------------------
Shareholders' equity                      11.7       12.4       11.1      - 5,-%    + 11.7%
-------------------------------------------------------------------------------------------

(1)      Net selling area in thousands of square feet (1 ft(2)= 0.093m(2))


28  ANNUAL REPORT 2000

                                DELHAIZE BELGIUM

                                    [PHOTO]


The Delhaize Group's sales network in Belgium and the Grand Duchy of Luxembourg expanded by 62 stores in 2000, increasing the selling area by 8.1% to 501,376 square meters. Total sales for the year were up by 6.4%, operating cash flow increased by 34.0% and net profit by 60.0%. In 2001, Delhaize Belgium plans to expand its sales network by 72 outlets.

                                      [MAP]

In 2000, the Gross Domestic Product (GDP) of Belgium increased by 3.9%. Private consumption grew by 2.9%. The continued low unemployment rate reinforced Belgian consumer confidence, and overall inflation for 2000 reached 2.9% against 1.1% in 1999. The food price index increased by 0.9% compared to 0.2% in 1999.

Delhaize Belgium achieved sales of EUR 3.0 billion in 2000, a 6.4% increase. This sales increase is mainly due to the expansion of the sales network by 62 stores and successful merchandising in existing stores, resulting in a 3.4% increase in comparable store sales.

Delhaize Belgium performed better than average in the retail sector and improved its market share from 23.5% to 24.1% (source: A.C. Nielsen). While Delhaize "Le Lion" Supermarkets contributed to this trend, the increase was largely due to expansion of the network of affiliated stores.

                                [DELHAIZE LOGO]

                               [AD DELHAIZE LOGO]

                                [DELHAIZE LOGO]

                                  [CITY LOGO]

                                    [2 LOGO]

                             [PROXY DELHAIZE LOGO]

                                [SHOP'N GO LOGO]

                                [TOM & GO LOGO]

                                   [DI LOGO]

                               [CADDY-HOME LOGO]


                                                          ANNUAL REPORT 2000  29

In 2000, Delhaize Belgium's operating cash flow amounted to EUR 149.8 million, a 34.0% increase over 1999. The operating cash flow margin rose from 4.0% to 5.0%. Delhaize Belgium's operating profit grew by 55.2% to EUR 85.2 million, while net profit increased by 60.0% to EUR 63.2 million.

                         MARKET SHARE DELHAIZE BELGIUM
                                      in %

1996              22.14
1997              22.39
1998              22.94
1999              23.54
2000              24.05

Source: A.C. Nielsen

BANNERS

In 2000, Delhaize Belgium expanded its sales network by one Delhaize "Le Lion" Supermarket, 18 AD Delhaize, Superettes, Proxy Delhaize, Delhaize 2 and Delhaize City stores, nine Shop 'n Go gas station shops, five Di stores and 29 Tom & Co (including 13 acquired Amizoo stores). The total selling area increased by 8.1% to 501,376 square meters.

In the Delhaize "Le Lion" Supermarkets special attention was given to the presentation of the fresh produce and convenience foods, including an increased range of sandwiches, pizzas, salads and grill corners. 2000 saw the opening of the first multi-store supermarket which incorporates a Di store (body care and drugstore products) and a Tom & Co store (pet food, care products and accessories) in one facility.

The AD Delhaize chain of affiliated supermarkets continued to expand in 2000 with nine additional supermarkets. AD Delhaize's market share is growing each year and it is the main growth vehicle for Delhaize Belgium. During 2000, Delhaize Belgium launched the Proxy banner. This convenience store concept was developed for affiliates operating mini-markets and wanting a store emphasizing fresh produce and Delhaize private label products. At the end of December 2000, eight stores were operating under the Proxy name. In 2001, 22 more outlets should be converted into Proxy stores.

      KEY FIGURES DELHAIZE BELGIUM(1)                      (in millions of EUR)
                                                  2000       1999       1998      00/99
----------------------------------------------------------------------------------------

Sales                                            2,983.5    2,802.2    2,684.7      6.4%
Cash flow from operations (EBITDA)                 149.8      111.8      106.6     34.-%
  EBITDA %                                           5.-%       4.-%       4.-%
Depreciation                                       (60.7)     (55.5)     (49.1)
Pre-opening costs                                   (3.9)      (1.5)      (1.7)
----------------------------------------------------------------------------------------
Operating result (EBIT)                             85.2       54.8       55.8     55.2%
Financial income/(expense)                           5.-        0.5       (2.3)
Exceptional income/(expense)                         0.9       (0.7)      (3.9)
----------------------------------------------------------------------------------------
Profit before taxes                                 91.1       54.6       49.6     66.6%
Taxes on Belgian operations                        (27.9)     (15.2)     (13.1)
----------------------------------------------------------------------------------------
NET PROFIT BEFORE INCOME FROM SHAREHOLDINGS         63.2       39.4       36.5     60.-%
----------------------------------------------------------------------------------------
Income from shareholdings                           83.3       32.3       30.3
Taxes on dividend received                          (1.7)      (0.6)      (0.6)
Corporate costs                                     (5.3)      (5.3)      (2.5)
Corporate financial costs                          (29.9)      (9.5)        --
Corporate taxes                                     17.-        7.9        1.7
----------------------------------------------------------------------------------------
Net profit for the year                            126.6       64.2       65.4     97.2%
----------------------------------------------------------------------------------------

(1) Consolidation of Delhaize "Le Lion" S.A., Delimmo S.A., Delhaize The Lion Coordination Center S.A., Aniserco S.A., Delhome S.A., Delanthuis S.A. and Delshop S.A.


30  ANNUAL REPORT 2000

                          SALES OF DELHAIZE "LE LION"
                                  SUPERMARKETS
                               in millions of EUR

1996              1,824
1997              1,863
1998              1,921
1999              1,947
2000              2,031

                       SALES TO AD DELHAIZE & SUPERETTES
                               in millions of EUR

1996              457
1997              506
1998              598
1999              694
2000              770

In January 2000, Delhaize Belgium entered into an agreement with petrol company Q8 to develop a network of convenience stores in their service stations in Belgium and the Grand Duchy of Luxembourg. This type of sales outlet meets customers' new expectations in terms of proximity, convenience, speed and flexibility of opening hours. Stores operated under the Shop 'n Go banner are small stores (100 to 250 square meters) that mainly offer fresh produce, everyday essentials and ready-to-eat meals. At the end of the year, nine Shop 'n Go stores were in operation.

Tom & Co strengthened its position as the Belgian leader of the pet food and accessories market by acquiring Amizoo, which operated 13 stores, increasing its sales network to 86 stores. Two lines of private label products, Pet's Budget and Tom & Co, were launched to meet customer demand.

Di also continued to expand in 2000 with the opening of five new stores and the renovation of 22 existing stores. The introduction of a large range of parapharmacy products continues as planned and will be fully effective in 2001.

In June 2000, Delhaize Belgium bought the remaining minority ownership interest in Caddy-Home to gain full control of this home delivery company. Caddy-Home operates in 11 Belgian cities with sales of EUR 10.8 million, an increase of 23.0% over 1999. In 2000, Caddy-Home offered a range of over 4,000 products to its 14,000 customers. The Caddy-Home web site was completely redesigned at the end of 2000. In addition, Delhaize Belgium launched Wineworld, a website focusing exclusively on wines.

                                    [PHOTO]


                                                          ANNUAL REPORT 2000  31

                                    [PHOTO]

STRATEGY

In 2000, Delhaize Belgium continued to anticipate customer trends by increasing its expertise in three priority areas:

1. Culinary excellence, with the emphasis on the freshness, quality and variety of products
2.       Food safety and health
3.       Convenience and comfort offered to customers

CULINARY EXCELLENCE, QUALITY, FRESHNESS AND VARIETY OF PRODUCTS

With over 11 million ready meals sold in 2000, an increase of 40% against 1999, Delhaize is the leader in this market segment in Belgium. Continuing its drive to develop high-quality ready meals with well-known chefs in 2000, Delhaize Belgium welcomed a third chef, Yves Mattagne, who offers ultra-fresh, low-fat ready meals with no preservatives.

Expansion of the private label product range has continued, and the range now includes over 4,000 different products. In 2000, sales of these products represented 29.6% of total sales by Delhaize "Le Lion" Supermarkets.

By considerably expanding its range of organic products, Delhaize has become a pioneer in this area. At the end of 2000, nearly 300 fresh and grocery products bore the Biogarantie (guaranteed organic) label.

Delhaize Belgium pays great attention to the quality of its products and in 2000 was the first Belgian food retail company to obtain ISO 9002 certification for its wine activities.

                                    SALES DI
                               in millions of EUR

1996              60
1997              68
1998              75
1999              84
2000              88

                                 SALES TOM & CO
                               in millions of EUR

1996              12
1997              17
1998              24
1999              32
2000              41


32  ANNUAL REPORT 2000

FOOD SAFETY AND HEALTH

The 1999 dioxin crisis substantially raised Belgian consumer awareness of food safety issues. In response, Delhaize Belgium implemented a number of food safety measures including:

- Application of HACCP (Hazard Analysis of Critical Control Points) methods to the supply chain
-        Better utilization of the Delhaize Belgium's analysis laboratory
-        Quality inspections at suppliers' premises
- Implementation of a tracking program for meat to identify its origin and the processing stages of the products
- A new labeling system for beef that includes country of origin, where the animal was reared, slaughtered and butchered

                                    [PHOTO]

                                    [PHOTO]

                                    [PHOTO]

Delhaize Belgium was the first retailer in Belgium to adopt the principle of precaution and develop a nongenetically modified supply chain in its stores for its private label products.

CONVENIENCE
AND CUSTOMER SERVICE

The availability of convenience foods has continued to increase. In addition to its existing range of ready meals, diet ready meals that comply with standards for fat, cholesterol, salt and fiber were launched under the Ligne Fitness label for the Olympic Games.

For two years, self-scanning has allowed customers to save precious time at the checkout. A new generation of self-scanning devices was introduced in 2000. At the end of the year, 30 supermarkets were equipped for self-scanning.


                                                          ANNUAL REPORT 2000  33

A Customer Charter was launched in January 2000 in which Delhaize Belgium made the commitment to reimburse customers in the event of pricing errors on sales receipts, an exceeded "display until" date or defective quality in the products purchased. In March 2001, two new commitments were added to these - all of the items published in the weekly promotional leaflet will be on the shelves, and shopping carts will work properly.

                                    [PHOTO]

Over the years the Plus card has become the company's greatest link with the customer. Its name was changed in 2000 to Plus Card. It has become a multi-purpose card, with a constantly expanding network of external partners.

Logistics optimization has continued with advanced supply chain management. Delhaize Belgium has paid particular attention to the multi-store preparation of trucks, while the introduction of roll-containers and micro-minipallets has led to significant increases in productivity. A new picking system has been developed for the convenience stores. The use of radio frequency technology for inventory management has been introduced in the distribution centers.

                                    [PHOTO]

The number of associates at Delhaize Belgium has risen from 14,066 to 14,877 (excluding the associates at the affiliated stores AD Delhaize, Superettes, Proxy and Shop 'n Go stores, franchised Tom & Co stores and the franchised Di outlets). An ambitious training program was developed that will enable every Delhaize Belgium associate to receive training by 2002. During 2000, 3,562 associates attended the Job Training School, 976 more than in 1999, to enable them to advise customers about products, particularly organic items, to provide excellent customer service and to ensure quality and safety through the HACCP (Hazard Analysis of Critical Control Points) method.

                                    [PHOTO]


34  ANNUAL REPORT 2000

                                    [PHOTO]

                                    [PHOTO]

                                    [PHOTO]

                                    [PHOTO]

OUTLOOK FOR 2001

         In 2001, Delhaize Belgium plans to increase its sales network by 24 AD Delhaize, Superettes, Proxy Delhaize and Delhaize City stores, 16 Shop 'n Go stores, 15 Di stores and 17 Tom & Co stores. Planned investment in Belgium totals EUR 81 million.

         In March of 2001, Delhaize Belgium launched its first store offering exclusively organic products. Reinforcing Delhaize's pioneering role in this area, the store sells over 1,800 food and non-food organic items including 300 with the Delhaize private label.

         Delhaize Belgium's commitment to food safety is ongoing. In 2001, it will continue to apply the HACCP methods and conduct quality audits to insure compliance with regulations. Integral cold chain control has been started and will continue in 2001.

         Early in 2001, Delhaize Group began to sell nutritional supplements in Belgium, exclusively in Di stores and Delhaize "Le Lion" Supermarkets.

         In addition to the commitment to the Job Training School, every associate in the company will have an opportunity to attend at least one training course in 2001 or 2002. Last year's successful JuMP (Junior Management Program) program will also be offered again in 2001.

         Increasing Delhaize Belgium's profitability through the expansion of the affiliated network (AD Delhaize and Superettes), increasing gross margins and added efficiency are important goals for 2001. Delhaize Belgium has set as target an operating cash flow margin of 5.5% for the end of 2001, an increase of 0.5 percentage point over last year.

                                    [PHOTO]


                                                          ANNUAL REPORT 2000  35

5 YEAR FIGURES DELHAIZE BELGIUM

                                                   2000        1999        1998        1997        1996
---------------------------------------------------------------------------------------------------------
NUMBER OF SALES OUTLETS
Delhaize "Le Lion" Supermarkets                       116         115         112         111         111
AD Delhaize, Superettes, Proxy, Shop 'n Go            278         251         237         217         201
Delhaize 2, Delhaize City, Dial(1)                     14          14          13          50          51
Di                                                    121         116         107         100          92
Tom & Co                                               86          57          46          33          23
---------------------------------------------------------------------------------------------------------
Total                                                 615         553         515         511         478

(1)      The Dial stores were closed in 1998.


---------------------------------------------------------------------------------------------------------
SELLING AREA (in m(2))(1)
Delhaize "Le Lion" Supermarkets                   223,937     220,170     215,260     213,300     212,750
AD Delhaize, Superettes, Proxy, Shop 'n Go(2)     199,352     185,014     169,140     146,086     131,939
Delhaize 2, Delhaize City,  Dial                   10,180       8,790       8,300      25,486      29,732
Di                                                 31,729      30,726      27,873      25,304      25,388
Tom & Co                                           36,178      19,113      15,017      10,031      26,512
---------------------------------------------------------------------------------------------------------
Total                                             501,376     463,813     435,590     420,207     426,321

(1)      Net selling area in stores (excluding
         storage), which is approximately 84% of
         gross area.
(2) Registered number at the end of the year, excluding traditional stores.

---------------------------------------------------------------------------------------------------------
SALES (in millions of EUR)
Delhaize "Le Lion" Supermarkets                   2,031.3     1,946.7     1,921.1     1,863.3     1,824.3
AD Delhaize, Superettes, Proxy, Shop 'n Go          770.0       693.5       598.2       505.5       457.4
Delhaize 2, Delhaize City, Dial                      42.6        36.9        59.7        84.8        85.6
Caddy-Home                                           10.8         8.8         7.1         6.0         5.5
Di                                                   87.5        83.9        74.9        67.6        59.6
Tom & Co                                             41.3        32.4        23.7        17.2        11.7
---------------------------------------------------------------------------------------------------------
Total                                             2,983.5     2,802.2     2,684.7     2,544.4     2,444.1

---------------------------------------------------------------------------------------------------------
ASSOCIATES
Full-time                                           6,702       6,428       6,191       6,094       6,015
Part-time                                           8,175       7,638       7,158       7,002       6,815
---------------------------------------------------------------------------------------------------------
Men                                                 5,799       5,549       5,256       5,167       5,093
Women                                               9,078       8,517       8,093       7,929       7,737
---------------------------------------------------------------------------------------------------------
Total                                              14,877      14,066      13,349      13,096      12,830


36  ANNUAL REPORT 2000

                                   ALFA-BETA


                                    [PHOTO]

In 2000, Alfa-Beta took a significant step in its growth with the agreement to acquire Trofo, the sixth largest food retailer in Greece. Following the transaction in January 2001, Alfa-Beta became the second largest Greek food retailer. Internal growth also continued in 2000 with the opening of five new supermarkets and a 13.5% increase in sales.

                                    [PHOTO]

                                    [AB LOGO]

                           [SUPER MARKETS TP000 LOGO]

2000 was a good year for the Greek economy. Gross Domestic Product (GDP) increased by 4.1% in real terms. The expected entry of the Greek drachma into the European Monetary Union (EMU) in early 2001 and the investments linked to the upcoming 2004 Olympic Games contributed largely to this. Overall inflation was pushed to 4% against 2.3% in 1999.

Alfa-Beta saw a 13.5% increase in sales, up to GRD 160.- billion (EUR 475.3 million). Its operating cash flow rose by 27.8% to GRD 9.9 billion (EUR 29.4 million). Operating profit increased by 55.3% to GRD 3.7 billion (EUR 11 million), and net profit increased by 55.8% to GRD 2.0 billion (EUR 5.8 million).

Alfa-Beta invested GRD 3.7 billion (EUR 11 million) resulting in an increase of its sales network by five stores. At the end of 2000, Alfa-Beta was operating 53 supermarkets. Its net selling area increased by 12.9% to 66,075 square meters. The five new stores opened in 2000 are located in Athens and its suburbs.

In October of 2000, Alfa-Beta entered into an agreement to acquire 100% of Trofo. Approval from the Greek Competition Board was obtained in January 2001, and Alfa-Beta became the second largest food retailer in Greece, with combined sales for the

        KEY FIGURES                  2000       1999       1998     00/99      99/98

Supermarkets                           53         48         42       + 5         + 6
--------------------------------------------------------------------------------------
Associates                          4,165      4,007      3,803     + 158       + 204
--------------------------------------------------------------------------------------
Net selling area                     66.1       58.6       50.6    + 12.9%     + 15.7%
(in '000 of square meters)
--------------------------------------------------------------------------------------

                                                   (in billions of GRD)

Sales                               160.-      140.9      122.7    + 13.5%     + 14.9%
--------------------------------------------------------------------------------------
Cash flow from operations             9.9        7.7        8.1    + 27.8%      - 5.3
  EBITDA %                            6.2%       5.4%       6.6%                   --
Depreciation                         (6.2)      (5.4)      (4.9)   + 15.5%     + 10.3%
--------------------------------------------------------------------------------------
Operating result                      3.7        2.3        3.2    + 55.3%     - 28.6
Financial income/(expense)           (0.1)      (0.1)      (0.2)    + 1.3%     - 53.8
Exceptional income/(expense)         (0.4)      (0.2)      (0.8)   + 58.2%     - 68.9
--------------------------------------------------------------------------------------
Result before taxes                   3.2        2.-        2.3    + 57.6%     - 12.9
Taxes                                (1.2)      (0.7)     (1.-)    + 60.4%     - 27.2
--------------------------------------------------------------------------------------
Net result                            2.-        1.3        1.3    + 55.8%         --
--------------------------------------------------------------------------------------
Shareholders' equity                 16.6       13.9       13.4    + 18.1%      + 3.7%


                                                          ANNUAL REPORT 2000  37

                                      SALES
                               in billions of GRD

1996               86
1997              101
1998              123
1999              141
2000              160

                            CASH FLOW FROM OPERATIONS
                               in billions of GRD

1996              4.7
1997              6.0
1998              8.1
1999              7.7
2000              9.9

two companies (based on 2000 figures) in excess of GRD 247 billion (EUR 734 mil lion) and over 100 stores.

Alfa-Beta continued its policy of quality products and services at competitive prices. Its store network has been split into different categories, based on consumer preferences and location. Alfa-Beta's product range has been reviewed and adapted to suit each category in the network. The bakery counter and the range of flowers and plants have been reinforced. The variety of organic products has been extended in all product categories to meet increasing customer demand prompted by the various food safety crises of the last two years.

                                    [PHOTO]

The popularity of the Alfa-Beta Plus loyalty card has grown through the expansion of the services offered and the development of direct marketing to loyal cardholders.

Alfa-Beta also worked toward the development of tools and methods designed to improve business systems. Inventory management has been further optimized through the introduction of radio frequency technology in the distribution centers and the back-hauling set up with Thessalonika has allowed significant cost reductions in transportation.

At the end of 2000, Alfa-Beta had 4,165 associates, 158 more than the previous year. A new type of customized training has been developed to improve the know-how and personal skills of the participants in key areas of management and food retailing.

At the end of 2000, Delhaize Group owned 4,960,515 shares in Alfa-Beta, 50.6% of the 9,794,400 outstanding shares. The remaining shares are owned by the public.


38  ANNUAL REPORT 2000

OUTLOOK FOR 2001

                                     [PHOTO]

         In 2001, Alfa-Beta will concentrate much of its energy on the integration of Trofo. The sales network will be significantly enlarged by the Trofo stores, and should be made up of 107 sales outlets by the end of 2001. Alfa-Beta is planning investments worth of GRD 4.1 billion (EUR 12 million) for 2001, excluding the investments that will be made in the Trofo stores.


                                      [MAP]


                                                          ANNUAL REPORT 2000  39

                                    DELVITA


                                     [PHOTO]

In 2000, Delvita continued the renovation and expansion of the Interkontakt stores that were acquired in 1999. Sales increased by 6.6%. Following the significant increase in competition, Delvita ended the year with a loss of CZK
74.2 million (EUR 2.1 million), while maintaining an operating cash flow margin of 4.8%.

                                  [DEVITA LOGO]

                                   [SAMA LOGO]

                                     [PHOTO]

After the acquisition of 50 Interkontakt stores in 1999, the year 2000 was above all a year of consolidation for Delvita. The sales network expanded by one sales outlet, with three stores opening and two others closing during the year. The total selling area increased by 3.1% to 102,224 square meters. Delvita invested a total of CZK 356 million (EUR 10 million) in 2000, mainly in remodeling the acquired Interkontakt stores.

Delvita achieved sales of CZK 12.2 billion (EUR 344.1 million) with the operating cash flow dropping by 18.4% to CZK 590.6 million (EUR 16.6 million). The operating cash flow margin for 2000 was 4.8%. Delvita closed the year with a loss of CZK 74.2 million (EUR 2.1 million).

The economic climate in the Czech Republic and Slovakia remains unstable with some uncertainties (low domestic consumption) though there are signs of recovery (GDP up by more than 2% in 2000). Food inflation was 3.6%. The competitive climate was further intensified by the opening of numerous outlets, mainly hypermarkets but also discount stores in Delvita's markets.

                                     [PHOTO]

In this difficult competitive climate, Delvita undertook a large number of sales initiatives, supported by its well-established trade name and the success of the Delvita Plus loyalty card. More than 80% of 2000 sales involved the use of the loyalty card, 1.35 million of which have been issued.


40  ANNUAL REPORT 2000

                                    [PHOTO]

In 2000, Delvita's market strategy hinged on the "value for money" philosophy and on its product range allowing Delvita to position itself as a retailer of quality products at competitive prices. Special promotional activities focused on the freshness and quality of products.

Improved productivity and reduced costs were major goals supported by a new organizational structure. This structure was reinforced by several expatriates from different countries contributing their expertise in various areas including management, purchasing, technology, and sales. Logistics was reorganized, purchasing centralized, and technology was leveraged to reduce administrative work and to optimize inventory management.

Delvita employed 5,683 people (4,893 in the Czech Republic and 790 in Slovakia) at the end of 2000.

        KEY FIGURES                   2000          1999          1998          00/99         99/98

Stores                                   114           113            59           + 1          + 54
-----------------------------------------------------------------------------------------------------
Associates                             5,683         6,312         4,514         - 629         + 684
-----------------------------------------------------------------------------------------------------
Net selling area                       102.2          99.2          65.9         + 3.1%       + 50.4%
(in `000 of square meters)
-----------------------------------------------------------------------------------------------------
                                                           (in millions of CZK)
Sales                               12,247.1      11,491.-       8,092.9         + 6.6%         + 42%
-----------------------------------------------------------------------------------------------------
Cash flow from operations              590.6         723.9         392.7        - 18.4        + 84.4%
  EBITDA %                               4.8%          6.3%          4.9%                         --
Depreciation                          (485.9)       (388.6)       (245.1)       + 30.1%       + 58.6%
-----------------------------------------------------------------------------------------------------
Operating result                       104.7         335.3         147.6        - 68.8       + 127.2%
Financial income/(expense)            (255.-)       (317.8)       (245.8)       - 19.8         +29.3%
Exceptional income/(expense)            47.-         (16.3)         11.7            --            --
-----------------------------------------------------------------------------------------------------
Result before taxes                   (103.3)          1.2         (86.5)           --            --
Taxes                                   29.1          (0.9)           --            --            --
-----------------------------------------------------------------------------------------------------
Net result                             (74.2)          0.3         (86.5)           --            --
-----------------------------------------------------------------------------------------------------
Shareholders' equity                 3,277.8       3,356.8       1,871.2         - 2.4%       + 79.4%

                                     [PHOTO]


                                                          ANNUAL REPORT 2000  41

                                      [MAP]

OUTLOOK FOR 2001

Delvita plans to expand its sales network with four new supermarkets in the Czech Republic and five in Slovakia. The renovation of stores will continue. Delvita's investment budget for 2001 is CZK 1.1 billion (EUR 30 million).

Delvita plans to extend its range of Delvita private label products. The loyalty card will be further developed and linked to other external partners. The impact of the investments in logistics projects started in 2000 will be fully realized in 2001.

                                     [PHOTO]

                                      SALES
                               in billions of CZK

1996              3.4
1997              5.6
1998              8.1
1999             11.5
2000             12.2

                           CASH FLOW FROM OPERATIONS
                               in millions of CZK

1996              170
1997              360
1998              393
1999              723
2000              591


42  ANNUAL REPORT 2000

                                   MEGA IMAGE


                                     [PHOTO]

In May 2000, Delhaize Group acquired a 51% ownership interest in Mega Image, the largest supermarket group in Romania. The geographic position of Romania and its 23 million inhabitants make it a promising market for Delhaize Group, and the investment supports the strategy of becoming one of the leading food retailers in Central Europe.

                                [MEGA IMAGE LOGO]

                                     [PHOTO]

Romania has made important progress in the stabilization of its economy over the past two years, and the Gross Domestic Product increased by about 2% in 2000. However, Romania's economic performance still compares unfavorably to that of other economies in Central Europe: food inflation, as an example, was more than 40% in Romania compared to 2-4% elsewhere in Central Europe.

Active in Romania since 1995, Mega Image operated, at the end of 2000, ten supermarkets, all located in Bucharest, employed 513 people, and posted sales of ROL 414.2 billion (EUR 20.2 million) since the date of acquisition.

                                     [PHOTO]

During the second part of 2000, Delhaize Group and Mega Image identified areas where the Romanian food retailer can benefit from the expertise of Delhaize Group, including fresh produce merchandising and customer service training.

OUTLOOK FOR 2001

In 2001, Mega Image plans to expand its sales network with two new supermarkets. A broader program of training will be developed for managers, candidate store managers and cashiers. A special effort will be made in the area of information technology, with the installation of management software and a general modernization of the technologies used by Mega Image.


                                                          ANNUAL REPORT 2000  43

                                      ASIA


                                     [PHOTO]

At the end of 2000, Delhaize Group was operating 68 supermarkets in Asia (Thailand, Indonesia and Singapore), an increase of 16 over 1999. Sales for the Delhaize Group operating companies in Asia increased to EUR 228.7 million against EUR 163.7 million in 1999. For 2001, Delhaize Group intends to add 28 new stores to its Asian network (11 in Thailand, ten in Indonesia and seven in Singapore) bringing it to a total of 96 supermarkets.

                                     [PHOTO]

Delhaize Group organized its first Asian Fair in 2000, a general promotion in the three Asian countries in which it is active. The customers reacted with enthusiasm to this initiative.

                               FOOD LION THAILAND

                                     [LOGO]

The sales network of Food Lion Thailand was expanded by five supermarkets (seven opened, two closed). Business at Food Lion Thailand's new and existing supermarkets developed favorably during 2000. At the end of 2000, Food Lion Thailand operated 18 supermarkets. In 2000, Food Lion Thailand increased its total selling area by 46.8% to 19,216 m(2).

                                     [PHOTO]

The upturn in the economy bolstered the sales growth, with the Gross Domestic Product (GDP) of Thailand increasing by 4.3% in 2000. Consumption remained stable while inflation stayed low at 1.6%. Competitive pressure increased further in 2000 following a large number of competitive store openings.

Food Lion Thailand's supermarkets promoted themselves further as an alternative to the traditional markets, with a wide range of fresh produce in large and small packs at aggressive prices. Both the number of customers and the frequency of visits increased significantly.

In 2000, Food Lion Thailand continued to focus on lowering the break-even point of its supermarkets. The cost of investment in new supermarkets and


44  ANNUAL REPORT 2000
operating costs in existing supermarkets were reduced. At the end of 2000, Food Lion Thailand employed 1,093 people, up 274 from 1999. Food Lion Thailand continued to invest in staff training to ensure the improvement of service and food safety.

                                      [MAP]

Food Lion Thailand is 100% owned by Delhaize Group, directly or indirectly.

                                     [PHOTO]

OUTLOOK FOR 2001

Food Lion Thailand has developed a strong expansion program for 2001, with the opening of 11 new supermarkets. The supermarket concept of Food Lion Thailand, focusing on fresh products, is unique in Thailand and will be further reinforced towards the traditional wet markets.

                                   SUPER INDO

                                [SUPER INDO LOGO]

Super Indo, the Delhaize Group's Indonesian operating company, saw significant growth in real terms in the context of low food-price inflation in 2000.

At the end of 2000, the Super Indo chain included 20 supermarkets, six more than the previous year. Total selling area increased by 35.3% to 16,255 m(2).

There are numerous signs in Indonesia of economic recovery. After dropping sharply in 1998 and a slight increase of 0.2% in 1999, Gross Domestic Product
(GDP) increased by 4.8% in 2000.

                                     [PHOTO]

Thanks to its successful store concept tailored to meet local requirements, Super Indo's supermarkets stand out for the freshness of their products and their competitive pricing. The success of the weekly special offers through the Super Hemat leaflet has reinforced Super Indo's competitive image.

In 2000, the company continued to focus on the rigorous selection of its product range, with fresh produce that is also available in the wet markets, additional services including fish cleaning and barbecue cooking and its Easily Done, Easily Cooked ready meals. Closer collaboration with suppliers has been developed to optimize the management of the assortment.


                                                          ANNUAL REPORT 2000  45

                                     [PHOTO]

In 2000, the number of Super Indo associates increased by 964 to 2,407. Continuous staff training and great attention to food safety remain vital focus points.

Delhaize Group owns 51% of Super Indo, with the remaining shares owned by the Indonesian Salim group.

OUTLOOK FOR 2001

In 2001, Super Indo plans to open ten new sales outlets, making a total of 30 supermarkets. The rapid expansion of the company will require the implementation of suitable training programs. Emphasis will also be put on compliance with food safety rules. The range of fresh products will be expanded in 2001, and merchandise presentation will be improved.

                                      [MAP]


46  ANNUAL REPORT 2000

                                   SHOP N SAVE

                               [SHOP N SAVE LOGO]


The year 2000 was also a year of growth for Shop N Save, the Delhaize Group's operating company in Singapore. The number of supermarkets increased by five to 30, increasing the net selling area to 24,990 m(2).

The Gross Domestic Product (GDP) of Singapore increased by 9.9% in 2000. Consumer confidence has returned, although there is still some caution due to the poor performance of the stock and real estate markets. Inflation remained low, with an overall increase of 1.3%.

                                      [MAP]

The increase in the number of supermarkets led to a significant increase in sales. The net profit did not follow the same trend, partly due to an exceptional loss on one store closing.

Shop N Save's key strategy of offering fresh high quality products at low prices was further refined. The company enhanced its service by extending the opening hours of 22 supermarkets, now open from 7 a.m. Shop N Save is the only supermarket chain in Singapore that competes with the traditional markets in this regard.

                                     [PHOTO]

Cooperation with Delhaize Group was developed partly through the exchange of best practices, in particular relating to information technology. Shop N Save also benefited from Delhaize Group's purchasing power and made significant savings on purchases of refrigeration and packaging equipment.

The company received the People Developer Standard Award for 2000, which recognized its involvement in staff training and motivation. Shop N Save had 1,251 associates at the end of the year.

Delhaize Group owns 49% of Shop N Save. The remainder is owned by the Singaporean company QAF. The leading shareholder in QAF, the Salim Group, is also Delhaize Group's partner in its Indonesian joint venture Super Indo.

OUTLOOK FOR 2001

In 2001, Shop N Save plans to expand its sales network with seven new supermarkets. A movement toward centralized distribution for groceries and non-food products is planned for 2001. Shop N Save's cooperation with the other companies in the Group in relation to purchasing power will continue in order to reduce the cost of products imported by Shop N Save.


                                                          ANNUAL REPORT 2000  47

                                     [PHOTO]


                            THE GROUP IN PERSPECTIVE


                            INNOVATIONS, TECHNOLOGIES
                                 AND SYNERGIES


Constant innovation and pioneering use of technology are key elements in the success of Delhaize Group. It is essential to maintain a lead over the competition and to anticipate the changing expectations of customers. In order to accelerate and optimize the innovation process, Delhaize Group continues systematically to seek ways of achieving cooperation and integration between its operating companies.

                                     [PHOTO]

                                     [PHOTO]

INNOVATION

         Nowadays, customers have less time available. In order to help them, Delhaize Group is developing, at a sustained rhythm, a range of meal solutions. In Belgium, Delhaize Group is the leading supplier of time-saving ready-to-eat meals, with over 11 million dishes sold in 2000. Food Lion offers Meal Centers, where customers can find products and recipes allowing them to prepare a complete meal in 20 minutes.

         Health and well-being are of growing concern to customers. In Europe, this trend was reinforced by various food crises these last few years. Delhaize Belgium has continued to expand its range of organic products. A new trial was launched in March 2001: Bio Square, the first 100% organic products store, selling 1,800 organic food and non-food products. The Belgian company also significantly built up its range of nutritional and vitamin complements in 2000. In 2000, Delvita reinforced its range of low-cholesterol and low-fat products ("Pro Zdravi), and offered more than a hundred products for diabetics ("Dia"). Delvita will launch a range of organic products on trial in a store at the beginning of 2001.

                                     [PHOTO]

         The loyalty card generates a constant flow of information that enables Delhaize Group to target its customer marketing better


48  ANNUAL REPORT 2000

                                     [PHOTO]

         through micro-merchandising. Over 90% of sales at Delhaize Belgium are made using the Delhaize Plus card. The latter was renamed Plus Card in 2000 to facilitate external partnerships. Delhaize America is a pioneer in the United States with its MVP and Preferred Customer Club cards. Alfa-Beta and Delvita are also market leaders in the use of loyalty cards in their respective countries. Super Discount Markets (U.S.) has also offered this service to its customers for many years.

         Private label products play an increasingly important role. Delhaize Belgium further expanded its range in 2000. Thanks to the acquisition of Hannaford, which has a wide range of private label products, Delhaize America will quickly strengthen its assortment in this field. Delvita and Alfa-Beta have also developed a wide range of this type of product.

         Hannaford is one of the pioneers of category management, of the economic, systematic, and clear management of the product range (selection, price, services) of the different product categories aimed at achieving ease of choice for the customer, better management systems for the associates and better performance for the company. In recent years, Delhaize Belgium, Alfa-Beta and Shop N Save have also developed category management initiatives.

         The know-how acquired by Delhaize America in cost control and in the policy of low prices are additional advantages for the Group. In Asia, Delhaize Group is also developing supermarkets that propose quality food products at competitive prices.

                                     [PHOTO]

         Innovation also involves constantly adapting the store format. In 2000, Delhaize Belgium launched several new formats: Proxy (a convenience store designed to replace small traditional stores), the first multi-store supermarket (with a Tom & Co and a Di incorporated in the supermarket), Shop 'n Go (convenience stores at Q8 gas stations in Belgium and Luxembourg). Delhaize America regularly increases the size of its stores in order to offer a wider range of delicatessen products, ready-to-eat meals, healthcare products and medicines.

         Innovation and cooperation are also key elements in logistics. Delhaize America adapted the Butner distribution center of Hannaford to become Food Lion's DC for slow moving items. The new DC, that will be opened in the first half of 2001, will permit the optimization of inventories and limit stockouts. To improve its supply-chain management, Delhaize Belgium continued throughout 2000 to develop systems like multi-store preparation, roll-containers and micro-mini pallets initiated in 1999. Radio frequency is used more and more in Delhaize Group distribution centers. The system was introduced at Alfa-Beta in 2000, and will be fully implemented by the end of 2001. In 2000, Alfa-Beta also extended application of the back-hauling system, mainly for its freight to Thessalonika. Delvita studied its logistics structure (supply chain - distribution centers) in depth. As a consequence it launched many projects which should be finalized at the end of 2001 (centralization in Slovakia, centralization for buying and distributing poultry, stock control).


                                                          ANNUAL REPORT 2000  49

         Innovation is only possible through a constant high level of training. Training concepts such as the Job Training School in Belgium and the Store Manager College of Delhaize America are being set up in other companies of the Group. The arrival of Hannaford, an expert in human resources management, will further boost Delhaize Group's training activities. The Computer Based Training of Hannaford is being studied by several other companies of Delhaize Group for possible application by them.

                                     [PHOTO]

NEW TECHNOLOGIES

         Information technologies are strategic for Delhaize Group. At the customer's level, new technologies enable greater shopping convenience to be offered, allow loyal customers to be rewarded better and provide a good knowledge of shopping patterns. Delhaize Group is a leader in the use of loyalty cards. Its companies have issued more than 16 million loyalty cards. Delhaize Belgium uses self-scanning intensively. Customers responded enthusiastically: in supermarkets equipped with self-scanning a quarter of sales are made using the system. Delhaize America today has 13 stores equipped with self-scanning systems. The concept is still in the trial period. Delhaize America is an innovator in targeted electronic marketing via checkouts, kiosks, direct mail and internet.

         At the supply chain level, the new technologies enable Delhaize Group to ensure overall efficiency benefiting freshness, quality and availability of the products for the customers and optimizing profitability. Examples are the widespread exchange of supply chain messages via EDI (Electronic Data Interchange), the management of stocks by suppliers via CPFR (Continuous Planning, Forecasting and Replenishment) and the databases of product information set up with suppliers (CDB or Central DataBase).

         The WorldWide Retail Exchange (WWRE) was born during 2000. Delhaize Group is one of the founder members. This retail sector e-commerce platform at present groups together over 50 retailers worldwide. WWRE members will be in a position to make a wide range of electronic transactions in different sectors (including food), with various suppliers, independent of one another. WWRE will help to reduce costs of purchasing departments significantly (allocation of auction markets, group purchases) and will provide access at advantageous prices to various IT tools for purchasing on-line, supply chain management and product development. In 2000, the operating companies of Delhaize Group took part in four auctions. For 2001, Delhaize Group has already planned more than 50 auctions. Other projects are already being developed, like CPFR (Continuous Planning, Forecasting and Replenishment) and other tools for growth and productivity support. Delhaize Group will lead the CPFR pilot in Europe.

         Delhaize Group already has several business-to-business internet based applications within the company and with its suppliers in order to optimize the management of the stores and the supply chain. Internally Delhaize Group uses the Lion Net, an efficient intranet which continuously provides Group management with a flow of data and an opportunity to exchange information. A new version, offering a lot of new tools, has been developed with the Group's own resources and was launched in March 2001. The aim on a longer term is to develop a wider platform dedicated to the exchange of knowledge between the different operating companies of Delhaize Group.


50  ANNUAL REPORT 2000

         The aim of Delhaize Group is to provide at business-to-customers level an integrated purchase experience with all the retail channels required by the customer. Ordering food products and daily items via internet is a key element of the strategy of Delhaize Group. Caddy-Home is the Belgian market leader in home delivery by internet-ordering. In 2000, Caddy-Home consolidated its operations and today delivers in more than 10 Belgian cities and their suburbs. The third version of its website has been launched and Caddy-Home ended its financial year with over 14,000 active customers.

SYNERGIES

         In order to accelerate and optimize the innovation process, Delhaize Group seeks systematically to foster cooperation and integration among the operating companies. Exchange of information, combining of research and development, financial and human resources, joint purchasing of equipment, services and products are strategic objectives.

         In 1999, Delhaize Group General Management launched eight working groups with a view to creating synergies and exchanging best practices among the operating companies of the Group. The areas covered included product purchasing, food safety, equipment purchasing, risk management, information technologies (IT), communication and human resources. Concrete results were achieved and Delhaize Group management decided in 2000 to go through a new stage by launching 11 global projects which depend on the recommendations of synergy groups: food safety, global knowledge center, management development platform, equipment purchase structure, WWRE, risk management, national brand modeling, purchase of non-food products or products from the Far East and three different projects in the IT field.

         Delhaize Group selects the highest possible performance software available in the Group in order to introduce it to other Group companies. Artemis, marketing software developed in Greece, has been installed at Delvita and Food Lion Thailand. Mercure, the Belgian price comparison system, is also used at Alfa-Beta and Delvita. This price comparison method has also been used since 1999 in the three Asian companies in the Group.

                                     [PHOTO]

         Delhaize Group specialists share their experience in many fields. Specialists in new supermarket development, stock control and supply chain management, fresh product processing, product purchase, own brand product development, meal solutions and category management met colleagues of other operating companies in 2000 for the purpose of sharing their knowledge and experiences.

         The Oracle program, the yearly transnational training seminar intended for the Group's high potentials, has been repeated and will again be held in 2001.


                                                          ANNUAL REPORT 2000  51

                                 HUMAN RESOURCES


A spirit of quality and excellence in the local companies of Delhaize Group in the ten countries on the three continents where it operates, unites the companies for the purpose of locally meeting the expectations of the customers still better. Throughout the year many synergies were developed on the basis of best practices identified in the Group. Delhaize Group's total workforce grew by 27,556 men and women during 2000, or 22.1% more than twelve months earlier.

                                    [PHOTO]

TEAM SPIRIT, A WINNING MENTALITY

         Food distribution is a highly labour intensive business. Success is the outcome of joint efforts. Delhaize Group is expanding on the basis of a spirit of solidarity which, across frontiers and respecting local cultures, groups together staff members and unites them to form an even stronger group to achieve greater success. The international meetings, assignments, placements and joint training, implementing the Group's intranet, the conference calls and video-conferences are aimed to increase the transnational contacts through Delhaize Group. Expatriate managers, on assignment or on a training mission, contribute to transferring expertise, improving methods and procedures. Being there brings a complementary dimension to the local approach, increasing the skills and raising the level of performance.

BEST PRACTICES GENERATE SYNERGIES

         The year 2000 was characterised by the launch of several groups on synergies in the Group. Transnational teams systematically seek the best existing practices while maintaining a local approach which was always favoured in Delhaize Group. The objective sought consists of identifying best practices, procedures, opportunities for working together and appropriate synergies which will be sources of substantial cost savings and enrichment of the companies in the Group. Several capital projects have been identified and approved. They are at present in the process of being implemented.

AIMING FOR EXCELLENCE

         Delhaize Group has consistently striven for excellence in its human resources management. Delhaize Group's ambition is to attract, motivate and retain talented people by offering a challenging career. Quality jobs are at present offered locally in all disciplines to applicants and open prospects for the future and promotion. Multiple responsibility careers are offered to applicants who opt for geographical mobility. In each of the local companies, Delhaize Group identifies talent among local applicants and encourages management to identify new skills in those men and women.

         Delhaize Group wants to emphasize and pay for individual and team performance through a motivating approach and innovating incentives. For Delhaize Belgium


52  ANNUAL REPORT 2000
         and some of the other operating companies of Delhaize Group, a standardized annual stock options plan was launched during the 2000 financial year and may be extended through the 2001 financial year.

                                    [PHOTO]

         Training is a spearhead of success. Delhaize Group actively encourages training initiatives both individually and in groups. The Food Lion Store Managers College trained 214 new Supermarket Managers in the United States, and the JuMP program trains several dozen new managers every year in Belgium. The same is true in Greece and other countries where organized training has been introduced. Every year Delhaize Group organizes an international seminar which aims to develop managers' human resources skills. Delhaize Group wants to serve its associates like it serves its customers. By looking after the well-being of its associates, Delhaize Group is looking after the well-being of its customers.

DELHAIZE GROUP ASSOCIATES                                         (end of 2000)

                            2000         1999        1998
----------------------    -------      -------      -------

Full-time                  63,734       53,520       48,963
Part-time                  88,755       71,413       69,979
Full-time equivalent      110,584       93,468       68,611

Men                        74,767       61,534       59,036
Women                      77,722       63,399       59,906

---------------------     -------      -------      -------

Total                     152,489      124,933      118,942

NUMBER OF ASSOCIATES DELHAIZE GROUP                                  (year end)

                                 2000         1999         1998         1997         1996
-----------------------        -------      -------      -------      -------       ------
Delhaize America               120,440       93,668       92,125       83,871       73,170
Super Discount Markets           1,992        1,917        1,881        1,852        1,689
Delhaize Belgium(1)             14,877       14,066       13,455       13,192       12,908
Alfa-Beta                        4,165        4,007        3,803        3,161        2,951
Delvita                          5,683        6,312        4,514        3,636        2,215
Mega Image                         513           --           --           --           --
P.G.(2)                             --        1,500        1,393        1,430        1,368
Food Lion Thailand               1,093          819          482          111           --
Super Indo                       2,407        1,443        1,212           --           --
Shop N Save                      1,251        1,135           --           --           --
Others                              68           66           77           67           59
-----------------------        -------      -------      -------      -------       ------

TOTAL                          152,489      124,933      118,942      107,320       94,360
-----------------------        =======      =======      =======      =======       ======

(1) Excluding the associates of affiliated and franchised stores, but including the associates of Aniserco, Delhome and Delanthuis.

(2)      P.G. is deconsolidated since September 30, 2000.


                                                          ANNUAL REPORT 2000  53

                                 DELHAIZE GROUP
                               AND THE COMMUNITY

                               [BIOGARANTIE LOGO]

Delhaize Group commits itself to be a socially responsible company. As a major player in the food retail sector, Delhaize Group is aware of its responsibilities towards the populations of the countries in which it operates.

                                     [PHOTO]

         A well-managed company must also take account of the influence of its activities on local communities. The operating companies of Delhaize Group consider it their duty to carry out their activities with the highest respect for the environment. They also distinguish themselves through their charitable work and sponsorship.

A BETTER ENVIRONMENT

         Retailers are the intermediaries between the consumer, who is ever more concerned about the protection of the environment, and the food industry. Retailers pass on to producers their customers' demands for products and manufacturing processes that are more environmentally friendly.

         To meet the needs of their customers, the operating companies of Delhaize Group are systematically extending their range of organic products. When writing tenders for private label products, they pay particular attention to environmental aspects.

         Delhaize considers that genetic research is important in order to ensure the future production and supply of food. However, at the moment, Delhaize considers the information provided by the producers of genetically modified (GM) products to be insufficient. For this reason, Delhaize is developing in Belgium, Greece, the Czech Republic and Slovakia a non-GM supply network for its private label products. In this way, Delhaize is seeking to offer its clients the possibility of finding non-GM products in its stores, thus offering them a permanent choice.

                                     [PHOTO]

         Delhaize Group also continually seeks to achieve the most rational possible use of energy and other raw materials and so restrict the amount of waste to a minimum. It considers that it is its duty to continue along the route of sustainable development by adopting responsible policies.

         Attention is being paid, as a matter of priority, to the following activities that have an impact on the environment:

         -        Energy (transport, product conservation, store operations)
         -        Consumption of freon
         -        Internally-generated waste
         - Externally-generated waste from the sale of food stuffs (platters, bottles, bags, packaging)


54  ANNUAL REPORT 2000

         Delhaize Group companies continued to promote the use of reusable packaging and waste treatment in more and more professional ways in 2000.

                                     [PHOTO]

         Since March 1999, Delhaize America has been a member of the Energy Star Buildings Association with a view to reducing energy consumption and air pollution. Delhaize America committed itself to renovating 650 supermarkets over the next seven years to enable them to operate in a more environmentally friendly way. At year end 2000, Delhaize America had renovated 271 of those stores. The positive effect of this environmental program is equivalent to the removal of the exhaust-gases of 12,000 cars or the planting of 17,000 trees.

         Delhaize Belgium has teamed up with the Fost Plus and Val-I-Pack organizations in order to recycle disposable packaging. Delhaize Belgium is also a member of the Quartier de Vie Programme of the King Baudouin Foundation with the objective of integrating its supermarkets into their neighborhood. The development of the organic product range, which included more than 300 products at the end of 2000, is also an element of the strategic axis of the environmental policy of Delhaize Belgium. In 2000, Delhaize Belgium launched an organic household linen in cooperation with organic cotton producers. As cotton crops alone absorb 25% of the insecticides and pesticides used on the planet, this is a field where much effort could be made.

         Alfa-Beta concentrates its environmental efforts on the centralisation and reduction of deliveries. This has made a positive effect on the number of journeys made by trucks, on their fuel consumption and on the noise levels and traffic around supermarkets. Alfa-Beta is developing programmes for recycling paper, plastic and metal.

         In 2000, Delvita signed a contract with Ekonom, which has agreements with the Czech Ministry of the Environment and assists companies to comply with European directives. Moreover, Delvita attached considerable importance to waste sorting in supermarkets. In the majority of its supermarkets, Delvita recycles glass and batteries.

WORKING RESPONSIBLY

         The Group's companies operate respecting local customs and cultures. Delhaize Group endeavours to encourage the development of local management teams, giving them wide independence and considerable freedom of action.

         The Delhaize Group's responsibility to society is also expressed through various forms of support and sponsorship.

         Delhaize America's banners are very active within the communities in which they operate through the Company's corporate giving program, sponsoring and participating in local and regional charitable and community events. In 2000, Food Lion raised a record USD 2.3 million for Children's Miracle Network and raised USD 1 million in Easter Seals. Food Lion responded to the American Red Cross National's plea by conducting an in-store American Red Cross Disaster Relief Campaign during 2000. The contribution will help replenish funds in local Red Cross chap-


                                                          ANNUAL REPORT 2000  55

                                     [PHOTO]

                                     [PHOTO]

         ters with the communities. The Hannaford Charitable Foundation supports numerous non-profit organizations within their marketing areas as well. Hannaford awarded up to 50 scholarships totaling USD 200,000 to students attending college.

         In 2000, a total of 37 new vendors were added to the award-winning Supplier Diversity Program. This program enhances the purchases from companies which are owned by minorities or women. Delhaize America also devoted particular attention to diversity training from the store management with a view to developing greater opportunities and attractive careers for women. Receiving the National NAACP (National Association for the Advancement of Coloured People) 2000 Exhibitors award, Delhaize America was rewarded in 2000 for its commitment to minorities.

         For many years, Delhaize Belgium has been supporting the Queen Fabiola Villages, the Cite Joyeuse Orphans Home in Molenbeek, and like Alfa-Beta in Greece, plays an active role in the organisation of Food Banks. Delvita helps sick children through the "Archa Chantal" ("Our Child") foundation.

         Delhaize Group supports the "Centre Belge de la Bande Dessinee" (Belgian Comic Strip Museum). As far as sports sponsorship is concerned, Delhaize Belgium supports the Royal Belgian Hockey Federation. In 2000, Delhaize Group also sponsored the Belgian Olympic team in Sydney. Delhaize America sponsors the NASCAR stock-car racing association. This motor sport is the fastest-growing sport in the U.S. Delhaize America also sponsors university basketball associations.


56  ANNUAL REPORT 2000

                                     [PHOTO]


                            INFORMATION FOR INVESTORS


The Delhaize Group share price ended the year at EUR 50.65. The return on Delhaize shares in 2000 was negative by 31.3%, compared to a decrease of 9.5% for Euronext Brussels. At year end, the market capitalization of Delhaize Group amounted to EUR 2.6 billion. The Board of Directors is recommending a gross dividend of EUR 1.36 (BEF 54.86) or, net of withholding tax of 25%, a net dividend of EUR 1.02 (BEF 41.15) for 2000.

                                     [CHART]

         The Delhaize share price decreased by 32.3% in 2000, from EUR 74.80 on December 31, 1999 to EUR 50.65 on December 31, 2000. On January 3, 2000, the price reached EUR 76.50, its highest level during the year. The lowest price was recorded on December 12, 2000, when the share price fell to EUR 48.05. The average price of Delhaize shares in 2000 was EUR 59.27.

         In 2000, Delhaize shares underperformed Euronext Brussels and the average of continental European food retailers. The BEL20, the reference index of Euronext Brussels, fell 9.5% in 2000. The Belgian All Shares (BAS) Return index decreased by 5.0% over the year. The Datastream Food Retailers Index decreased by 2.3% in 2000.

         The total return on Delhaize shares, including the net dividend of EUR
         0.93 (BEF 37.5), was negative by 31.3% in 2000. The return index of Euronext Brussels, as calculated by the Belgian broker Petercam, fell 7.2%.

         At the end of 2000, the market capitalization of Delhaize Group amounted to EUR 2.64 billion. 26.43 million Delhaize shares were traded on Euronext Brussels in 2000, for a total of EUR 1.52 billion. This represents 49.3% of the average annual market capitalization of EUR
         3.08 billion. The average daily trading volume was EUR 6.06 million, or an average volume of 105,314 shares.

         On March 15, 2001, the Delhaize share closed at EUR 59.60, 17.7% higher than at the end of 2000. In the same period the BEL20 of Euronext Brussels decreased by 6.8%. The market capitalization of Delhaize Group amounted on March 15, 2001, to EUR 3.10 billion.


                                                          ANNUAL REPORT 2000  57

DELHAIZE GROUP SHARE ON EURONEXT BRUSSELS

                                       PRICE (EUR)                               VOLUME
                         ----------------------------------------   -------------------------------
MONTH                    HIGHEST    LOWEST      LAST      AVERAGE     NUMBER OF          IN EUR
                           EUR        EUR       PRICE      PRICE    SHARES TRADED
                         -------    ------      -----     -------   -------------     -------------

January 2000              76.50      59.60      59.85      66.96       2,466,117        162,388,010
February 2000             67.75      51.60      59.40      59.70       2,469,579        144,308,281
March 2000                63.00      49.40      56.40      55.72       2,714,560        150,472,669
April 2000                58.00      53.25      55.65      55.76       1,176,013         65,417,465
May 2000                  65.95      54.55      62.55      61.05       1,863,572        113,898,408
June 2000                 72.00      62.35      62.65      67.98       1,708,878        116,886,187
July 2000                 66.40      60.50      65.20      63.67         911,189         57,940,982
August 2000               68.90      62.40      62.90      65.62       1,060,487         69,355,174
September 2000            63.60      51.40      53.40      56.39       3,777,175        211,652,258
October 2000              57.50      51.55      54.00      54.33       1,918,650        104,402,587
November 2000             56.00      50.35      50.50      53.25       3,119,460        163,353,810
December 2000             51.80      48.05      50.65      49.75       3,248,036        160,553,312
                          -----      -----      -----      -----      ----------      -------------
YEAR 2000                 76.50      48.05      50.65      59.27      26,433,716      1,520,629,144

INFORMATION DELHAIZE SHARE (adjusted)(1)                                (in EUR)

                                                          2000         1999         1998         1997         1996         1995
                                                        -------      -------      -------      -------      -------      -------

DATA PER SHARE (IN EUR)
Cash flow from operations(2)                              24.50        18.78        16.75        15.57        11.67         9.79
Cash EPS(2)                                                3.61         3.36         3.02         2.42         2.15         1.87
Reported EPS(2)                                            3.09         3.27         2.87         2.36         2.09         1.82
Shareholders' equity
(after appropriation)(2)                                  26.23        20.88        17.59        16.23        13.55        11.59
Gross dividend                                             1.36(3)      1.24         1.12         0.99         0.89         0.83
Net dividend                                               1.02(3)      0.93         0.84         0.74         0.67         0.62
Pay-out(5)                                                 38.2%(6)     37.5%        37.7%        41.7%        42.5%       45.-%
SHARE PRICE (IN EUR)
Price: lowest                                             48.05         64.9        46.60        35.20        29.95        27.07
       highest                                            76.50         91.7        84.28        52.06        47.10        34.36
       year end                                           50.65         74.8        75.36        46.60        46.73        30.39
       average                                            59.27         80.0        65.64        46.18        38.80        30.76
Annual return Delhaize Group(7)                           -31.3%         0.3%        63.6%         1.3%        57.-%        -3.9%
Annual return Euronext Brussels(8)                         -7.2%        -1.5%        55.7%        36.4%        23.8%        15.6%
                                                        -------      -------      -------      -------      -------      -------
RATIO
Return net dividend(9)                                      2.-%         1.2%         1.1%         1.6%         1.4%         2.-%
Share price/shareholders' equity
(after appropriation)(9)                                    1.9          3.6          4.3          2.9          3.4          2.6
Share price/reported EPS(9)                                16.4         22.9         26.2         19.7         22.3         16.7
Share price/cash flow from operations(9)                    2.1          4.-          4.5          3.-          4.-          3.1
                                                        -------      -------      -------      -------      -------      -------
NUMBER OF SHARES
Annual volume of Delhaize shares traded                 1,520.6      1,930.4      1,688.2      1,048.6        892.4        493.3
(in millions of EUR)
Annual volume of Delhaize shares traded                    26.4         24.6         25.9         22.8         23.6         15.9
(in millions of shares)
Number of shares (end of the year) (in thousands)        52,032(11)   52,017(11)   51,963(11)   51,717       51,717(11)   51,315(11)
Number of shares (annual average) (in thousands)         52,023       51,983       51,824       51,717       51,603       51,303
Stock market capitalisation (end of the year)           2,635.4      3,890.9      3,915.9      2,410.2      2,416.6      1,559.5
(in millions of EUR)

                                                          1994         1993         1992            1991
                                                        -------      -------      -------         -------

DATA PER SHARE (IN EUR)
Cash flow from operations(2)                              10.22         8.34         8.89            9.62
Cash EPS(2)                                                1.98         1.30         1.88            2.12
Reported EPS(2)                                            1.94         0.48         3.09            2.11
Shareholders' equity
(after appropriation)(2)                                  11.40        11.24        10.81            8.01
Gross dividend                                             0.77         0.67         0.66            0.58(4)
Net dividend                                               0.57         0.50         0.50            0.43(4)
Pay-out(5)                                                 39.9%        53.2%        36.6%           32.4%(4)
SHARE PRICE (IN EUR)
Price: lowest                                             29.80        27.42        31.93           27.27
       highest                                            38.30        33.81        47.45           42.14
       year end                                           31.98        33.07        31.93           40.95
       average                                            33.17        31.06        41.10           36.89
Annual return Delhaize Group(7)                            -1.7%         5.4%      -21.-%            41.3%
Annual return Euronext Brussels(8)                         -4.1%        36.5%         2.4%           10.7%
                                                        -------      -------      -------         -------
RATIO
Return net dividend(9)                                      1.8%         1.5%         1.6%            1.1%
Share price/shareholders' equity
(after appropriation)(9)                                    2.8          2.9          3.0             5.1
Share price/reported EPS(9)                                16.5         68.2         10.3            19.4
Share price/cash flow from operations(9)                    3.1          4.-          3.6             4.3
                                                        -------      -------      -------         -------
NUMBER OF SHARES
Annual volume of Delhaize shares traded                   533.-        686.7        666.8           515.6
(in millions of EUR)
Annual volume of Delhaize shares traded                    15.8         22.2         16.2(10)         2.8
(in millions of shares)
Number of shares (end of the year) (in thousands)        51,294(11)   51,285(11)   51,284(1)(11)   10,252
Number of shares (annual average) (in thousands)         51,291       51,284       51,268          10,252
Stock market capitalisation (end of the year)           1,640.3      1,695.9      1,637.4         2,099.1
(in millions of EUR)

(1)      On June 4, 1992, the Delhaize share was split into 5 new shares.

(2)      The denominator is the average number of shares during the year.

(3)      Gross dividend: BEF 54.89; net dividend: BEF 41.15.

(4) Excluding the exceptional "125th anniversary" dividend of EUR 0.22 (gross) or EUR 0.16 (net).

(5) Pay-out = (gross dividend + directors' fees)/net profit plus goodwill amortization and exceptionals (Group share) expressed as a percentage.

(6) Excluding the dividend payable to new shares to be issued in the context of the share exchange with Delhaize America. Taken into account these payments, the pay-out ratio amounted to 67.1%.

(7) Capital gains recorded during the year, including net dividend and reinvestment.

(8) Exchange rate variations and reinvestment of net dividends. Calculation based on a representative sample of Euronext Brussels (Petercam).

(9)      Relative to the share price at year end.

(10) The number of shares processed before the split of the share on June 4, 1992 was adapted.

(11)     Exercise of warrants.


58  ANNUAL REPORT 2000

                                  NET DIVIDEND
                                     in EUR

1996              0.67
1997              0.74
1998              0.84
1999              0.93
2000              1.02

         DIVIDEND

         The Board of Directors will propose to the Annual General Meeting of May 23, 2001 to approve the payment of a gross dividend of EUR 1.36 (BEF 54.86) per share, before deduction of withholding tax of 25%, resulting in a net dividend of EUR 1.02 (BEF 41.15) after deduction of withholding tax of 25%. This dividend represents an increase of 9.7% over the dividend distributed in respect of financial year 1999. The Delhaize Group shares issued in the context of the share exchange with Delhaize America are entitled to receive the 2000 dividend, if the share exchange closes before the payment of the dividend.

         The pay-out ratio for 2000 amounts to 38.2% (excluding the dividend payable to the new shares to be issued in the context of the share exchange with Delhaize America), compared to 37.5% for 1999. The policy of Delhaize Group is aimed at paying out a regularly increasing dividend in line with the long-term trend in results, while retaining the capacity required to self-finance the substantial growth of the Group.

         The dividend of EUR 1.02 will be payable against coupon no. 39 as from May 31, 2001. This payment will be made at the registered office of the Company (rue Osseghemstraat 53, 1080 Brussels) as well as at the counters of the following financial institutions:

         - Banque Artesia  boulevard du Roi Albert II 30-B2, 1000 Brussels
         - BBL             avenue Marnix 24, 1050 Brussels
         - Fortis Banque   rue Montagne du Parc 3, 1000 Brussels
         - KBC             avenue du Port 2, 1080 Brussels
         - Banque Degroof  rue de l'Industrie 44, 1040 Brussels

         The payment of the dividend to the ADRs holders will be made through The Bank of New York.

STOCK MARKET LISTING

         Shares in Delhaize Group have been listed since 1962 on the Brussels Stock Exchange. On September 22, 2000, Euronext was born from the merger of the stock exchanges of Amsterdam, Brussels and Paris. Since that date, the Delhaize Group shares are traded on Euronext Brussels under the symbol DELB. Since 1992, the share has also been traded as an underlying asset for option contracts on Euronext Brussels. Further information on the price of the Delhaize Group share can be found on Delhaize Group's website at "http://www.delhaizegroup.com" and on the website of Euronext Brussels at "http://www.euronext.com".

         Two operating companies of Delhaize Group are also listed. Delhaize America has been listed on the New York Stock Exchange (NYSE) since September 1999 under the symbols DZA (A shares) and DZB (B shares). As of December 31, 2000, the A and B shares were worth USD 18.00 and USD
         17.69 respectively, against USD 20.3125 and USD 20.875 at the end of 1999. Alfa-Beta is listed on the Athens Stock Exchange (Reuters code ABVr.AT; Bloomberg code BASIK GA). In 2000, the Alfa-Beta share price fell from GRD 10,770 (EUR 32.62) to GRD 5,950 (EUR 17.46), a decrease of 44.8%.


                                                          ANNUAL REPORT 2000  59

         The Delhaize America shares will be delisted from the NYSE when, and if, the shareholders of Delhaize America approve the agreement reached in November 2000 between the Boards of Directors of Delhaize Group and Delhaize America pursuant to which Delhaize Group would exchange each outstanding share of Delhaize America (Class A and B) not held by Delhaize Group for 0.4 share or American Deposity Receipt (ADR) of Delhaize Group. Delhaize Group has applied for listing on the NYSE of the Delhaize Group shares through American Depositary Shares (ADSs). These ADSs will be listed under the symbol DEG.

         Delhaize shares are included in the BEL20, the reference index of Euronext Brussels. During 2000, the number of Delhaize shares in the index decreased from 308 to 303 (1.8% of the Bel 20). On December 31, 2000, the Delhaize share was included in the BEL20, Euronext 100, Dow Jones Stoxx 600 and MSCI Europe.

PROFIT APPROPRIATION                                                    (in EUR)

                                                                COMPANY           CONSOLIDATED
                                                             --------------      --------------

Profit for the financial year:                               121,605,759.02      160,687,343.75
                                                             --------------      --------------
Transfer to untaxed reserves:                                    (38,945.91)
                                                             --------------      --------------
Transfer from untaxed reserves:                                   23,587.89
                                                             --------------      --------------
Profit available for distribution:                           121,590,401.00
plus 1999 profit brought forward:                              8,766,101.68
less transfer to legal reserve:                                  (85,035.64)
                                                             --------------      --------------
AVAILABLE PROFIT                                             130,271,467.04      160,687,343.75
                                                             --------------      --------------
Appropriation proposed at the Annual General Meeting:
Consolidated reserves:                                                            34,700,367.68
Previous year:                                                                   104,458,856.89
Profit carried forward:                                        4,284,490.97
Previous year:                                                 8,766,101.68
                                                             --------------      --------------
Dividend proposed(1):                                        125,038,400.00      125,038,400.00
Previous year:                                                64,500,986.99
                                                             --------------      --------------
Directors' share of profit(2):                                   948,576.07          948,576.07
Previous year:                                                   925,937.37
                                                             --------------      --------------

(1) The proposed dividend takes into account the new shares (estimated) to be issued in the share exchange with Delhaize America.

(2) Under the Articles of Association, the Board of Directors' share of profits would normally be EUR 1,547,170.07. The Board of Directors has voluntarily decided to limit its share of profit in 2000 as in previous years.

The distributed profit of EUR 125,986,976.07 represents 67.1% of the net profit plus goodwill amortization and exceptionals (Group share) of EUR 187,714,979.36 EUR 34,700,367.68 has been retained in reserves by the Group.

EUR 130,271,467.04

PROFIT CARRIED FORWARD FROM 1999
EUR 8,766,101.68

PROFIT OF FINANCIAL YEAR 2000
EUR 121,605,759.02

MOVEMENT IN RESERVES
(EUR 100,393.66)

PROFIT CARRIED FORWARD
EUR 4,284,490.97

DIVIDENDS TO SHAREHOLDERS
EUR 125,038,400.00

DIRECTORS' SHARE OF PROFIT
EUR 948,576.07


60  ANNUAL REPORT 2000

APPROPRIATION OF THE AVAILABLE PROFIT

         The profit of Delhaize "Le Lion" S.A. (parent company of Delhaize Group) available for distribution is EUR 130.2 million, of which EUR
         4.3 million will be carried forward, EUR 125.0 million represent the proposed dividend to shareholders and EUR 0.9 million represents the directors' share of profit.

         The total amount of dividend to be distributed given in the table above was determined by the Board of Directors on the basis of a reasonable estimate of the number of shares of the Company that will be entitled to receive the dividend that the Board of Directors is proposing to the Annual General Meeting to set at EUR 1.36 (BEF 54.86) per share in respect of financial year 2000, before deduction of withholding tax.

         The Board of Directors was unable to determine the final total amount of the financial year 2000 dividend because all of the new shares to be issued as part of the share exchange of Delhaize America shares for Delhaize Group shares will be entitled to receive the 2000 dividend under the terms and conditions defined in the share exchange agreement, and the final number of new shares to be issued will not be known until after the Annual General Meeting of May 23, 2001. The number of new Delhaize Group shares to be issued will notably depend on the outcome of the dissenters rights procedures which could be invoked by certain Delhaize America shareholders under the law of North Carolina applicable to the share exchange. The application of dissenters rights could allow these shareholders to obtain payment in cash for their Delhaize America shares rather than the new shares which Delhaize Group will issue. Delhaize Group will not know before the end of May 2001 the exact number of shareholders who invoked dissenters rights but who are, nevertheless, entitled to receive new Delhaize Group shares, either because they have waived their rights to apply the dissenters rights procedures, or because they have ceased to comply with it. Delhaize Group could, therefore, be obliged to issue new shares in favor of former Delhaize America shareholders in this position and, as indicated above, the new shares would be entitled to receive the dividend relating to financial year 2000.

         If the gross dividend of EUR 1.36 (BEF 54.86) per share is approved by the Annual General Meeting, it will be paid to the holders of all shares entitled to receive it, whatever their number, and the Board of Directors will propose to the Annual General Meeting to be held in May 2002 to make the appropriate corrections to the accounts, by reference to the precise number of shares of the Company that were finally entitled to receive the financial year 2000 dividend.

TYPES OF SHARES

         Delhaize shares are either bearer shares, in denominations of 1, 10, 25 and 100 shares, or registered shares. On request, a shareholder may convert his/her bearer shares into registered shares and vice versa. The ownership of registered shares can be transferred by informing the Company and returning the certificate of record in the shareholder register to the Company (to the attention of Mrs Chantal Delaite, Delhaize Group, rue Osseghemstraat 53, 1080 Brussels).


                                                          ANNUAL REPORT 2000  61

         As explained in the section Stock Market Listing, Delhaize Group has applied for listing on the NYSE of the Delhaize Group shares through American Depositary Shares (ADSs). These ADSs will be listed in the form of ADRs under the symbol DEG.

CAPITAL

         As of December 31, 2000, Delhaize "Le Lion" S.A. had a capital of EUR 26,015,862.50, represented by 52,031,725 shares of no stated nominal value. At the end of 1999, the capital of Delhaize "Le Lion" S.A. was BEF 1,015,174,000, represented by 52,016,925 shares. In 2000, the average number of Delhaize shares in issue was 52,022,909.

         The exercise of warrants relating to a debenture issued in 1996 in favor of the managers of the Company and companies of the Group led to the creation of 14,800 new shares in 2000. Of the 497,150 warrants issued in 1996, 182,450 had not yet been exercised on January 1, 2001. Their exercise remains possible until June 20, 2001. At a price of EUR
         44.6 (BEF 1,800) one warrant entitles the holder to one Delhaize share. The new shares to be issued upon exercise of such warrants will benefit from the same rights as the existing ordinary shares.

         On June 5, 2000, Delhaize Group launched a new stock option plan for its management in Belgium and in some other countries. 115,000 options were issued. Their exercise will be possible between June 1, 2004 and December 20, 2006 in the proportion of one new share for each option at the price of EUR 63.10.

AUTHORIZED CAPITAL

         At an Extraordinary General Meeting held on December 15, 2000, the shareholders authorized the Board of Directors of Delhaize Group to increase the share capital in one or several increases up to the amount of EUR 26,015,862.50 for a period of five years. The Board is authorized to increase the capital by contributions in cash, or by contributions in kind, or by incorporation of available or unavailable reserves or of the share premium account. In the latter cases, such increase may occur with or without issuance of new shares. The increase in share capital may also be achieved by the issuance of convertible bonds or subscription rights - whether or not attached to other securities - which may cause the creation of new shares in compliance with the legal provisions in force. In case of a share capital increase, the Board of Directors is authorized to limit or revoke, in the interest of the Company, the preferential right provided for by legal provisions in force, including rights in favor of one or more specific individuals, whether or not associates of the Company or of its subsidiaries.

         On December 15, 2000, the Board of Directors of Delhaize Group was also authorized to acquire the Company's own shares, on its behalf, when it is necessary in order to prevent serious and imminent damage to the Company. This authorization is granted for a period of three years. The Board of Directors is also authorized to transfer the Company's own shares previously acquired by the Company when such transfer is necessary to avoid serious and imminent damage to the Company in compliance subject to legal provisions in force. Such authorization is granted for a period of three years as from the date of publication of this authorization in the Appendix to the Belgian Official Journal. The Board was also authorized, for a period of 18 months, to purchase, with no special conditions attached, a maximum of 10% of the outstanding Delhaize shares at a price between EUR 1 and EUR 150.


62  ANNUAL REPORT 2000

ARTICLES OF ASSOCIATION (EXTRACTS)

         ARTICLE TWO - CORPORATE OBJECT

         The object of the Company is the trade of durable or non-durable merchandise and commodities, of wine and spirits, the manufacture and sale of all articles of mass consumption, household articles, and others, as well as all service activities.

         The Company may carry out in Belgium or abroad all industrial, commercial, movable, real estate, or financial transactions that favor or expand directly or indirectly its industry and trade.

         It may acquire an interest, by any means whatsoever, in all businesses, corporations, or enterprises with an identical, similar or related object or which favor the development of its enterprise, acquire raw materials for it, or facilitate the distribution of its products.

SHAREHOLDERS

         In the context of the Belgian Transparency Act of March 2, 1989, no shareholder declared an ownership interest of more than 5% of the shares in Delhaize Group, as of December 31, 2000.

SHAREHOLDERS' AGENDA

         Listing Delhaize Group ADR on the New York Stock Exchange     APRIL 26, 2001
         Press release - 2001 first quarter results                    APRIL 27, 2001
         Final date for depositing shares
         for the General Shareholders Meeting                          MAY 17, 2001
         General Shareholders Meeting                                  MAY 23, 2001
         Dividend becomes payable for the 2000 financial year          MAY 31, 2001
         Press release - 2001 second quarter and half-year results     SEPTEMBER 6, 2001
         Press release - 2001 third quarter results                    OCTOBER 26, 2001

CONSULTATION OF THE ISSUER'S DOCUMENTS

         All documents concerning the issuer can be consulted at the registered office (rue Osseghemstraat 53, 1080 Brussels - Belgium).


                                                          ANNUAL REPORT 2000  63

HISTORY OF RECENT CAPITAL INCREASES

         (in BEF)                                                 CAPITAL          SHARE PREMIUM

          On 31.12.1996                                        1,009,176,000         498,039,465
          On 31.12.1997                                        1,009,176,000         498,039,465
              Increase in capital on 29.06.1998                    3,816,000         339,624,000
              Increase in capital on 25.09.1998                      614,000          54,646,000
              Increase in capital on 24.12.1998                      482,000          42,898,000
          On 31.12.1998                                        1,014,088,000         935,207,465
              Increase in capital on 28.06.1999                      660,000          58,740,000
              Increase in capital on 28.09.1999                      240,000          21,360,000
              Increase in capital on 24.12.1999                      186,000          16,554,000
          On 31.12.1999                                        1,015,174,000       1,031,861,465
              Increase in capital on 23.06.2000                      164,000          14,596,000
              Increase in capital on 25.09.2000                      132,000          11,748,000
          On 25.09.2000                                        1,015,470,000       1,058,205,465

         (in EUR)
              Conversion of the capital in Euro                25,172,843.75       26,232,228.26
              Increase in capital on 15.12.2000                   843,018.75                  --
              by incorporation of the available reserves
          On 31.12.2000                                        26,015,862.50       26,232,228.26

INTERRUPTION OF ACTIVITIES

         There was no interruption of the Company's activities in 2000.

INFORMATION FOR ADR HOLDERS

         After the closing of the share exchange with Delhaize America, the ADSs (American Depositary Shares), each representing one ordinary share of Delhaize Group, will be traded on the NYSE under the symbol DEG. ADSs are evidenced by American Depositary Receipts (ADRs). The Delhaize Group ADR program is governed by a Deposit Agreement binding upon Delhaize Group, The Bank of New York and the holders of ADRs. This program is administrated by:

         The Bank of New York            TOLL FREE TEL # FOR U.S. CALLERS: 1-888-BNY-ADRs
         Investor Relations              NON-U.S. CALLERS CAN CALL:
         P.O. Box 11258                  1-908-769-9835 or 1-908-769-9711
         Church Street Station           E-MAIL: shareowner-svcs@bankofny.com
         New York, N.Y. 10286-1258       WEBSITES:http://www.adrbony.com
         U.S.A.                          or http://www.stock.bankofny.com

         REPORTS TO ADR HOLDERS

         ADR holders will receive the annual report of Delhaize Group. If they are registered holders of ADRs (i.e., if ADRs are held by them directly), the annual report will be sent directly to the holder at the address of record. If the ADRs are held through brokers, these brokers will be responsible for forwarding the annual report to the holders.

         Delhaize Group is subject to the information requirements of the Securities and Exchange Commission (SEC) in the United States as they apply to foreign companies. Delhaize Group will file with the SEC its annual report on Form 20F (which corresponds to a 10K for U.S. corporations) and other information as required with the SEC. Shareholders will have the possibility to obtain a copy of the latest Form 20F by contacting Delhaize Group or The Bank of New York's ADR Division.


64  ANNUAL REPORT 2000

         The information normally required for form 20F relating to financial year 2000 is included in the Registration Statement that was filed with the SEC under Form F-4. The Company's first form 20F will relate to financial year 2001.

         DIVIDENDS AND ADR HOLDERS

         ADR holders will generally be eligible for all dividends or other entitlements attaching to the underlying shares of Delhaize Group and shall receive all dividends declared by Delhaize Group in U.S. dollars.

         TAXATION OF DIVIDENDS OF ORDINARY DELHAIZE GROUP SHARES

         It is assumed that, for the purpose of domestic Belgian tax legislation and the U.S.-Belgian tax treaty, the owners of Delhaize Group ADRs will be treated as the owners of Delhaize Group shares and that the ADRs will be treated as Delhaize Group shares. However, it must be noted that this assumption has not been confirmed or verified with the Belgian Tax Administration.

         For Belgian income tax purposes, the gross amount of all distributions made by Delhaize Group to its shareholders (other than repayment of paid-up capital in accordance with Belgian Company Law) will be generally taxed as dividends. All dividends that shall be paid on the new shares will be subject to a 25% withholding tax.

         For U.S. individuals and corporations not holding the shares through a permanent establishment or a fixed base, withholding tax is retained also at the rate of 25% subject to the reductions or exemptions provided for by Belgian law or by the U.S.-Belgian tax treaty. Such (reduced) withholding tax will normally be the final tax in Belgium.

         To the extent that dividends paid by Delhaize Group to a U.S. holder of ADRs who will not be holding the shares through a permanent establishment or a fixed base, and shall be entitled to claim benefits under the U.S.-Belgian tax treaty, are subject to the Belgian withholding tax, this withholding tax will be reduced to 15%. If he holds at least 10% of the voting rights, a reduced rate of 5% will be applicable.

         Although there are exceptions, in general the full Belgian withholding tax must be withheld by Delhaize Group or the paying agent (that is, if the amount of withholding tax on the payment of the dividend is not reduced to reflect the Treaty rate), and the U.S. holder may make a claim for reimbursement for amounts withheld in excess of the Treaty rate. The reimbursement claim form (Form 276 Div.-Aut.) can be obtained from the Bureau Central de Taxation/Bruxelles-Etranger, 10 place J. Jacobs, B-1000 Brussels, Belgium/Centraal Taxatiekantoor/Brussel-Buitenland, 10 J. Jacobsplein, B-1000 Brussels, Belgium. This should be completed in duplicate and sent to the relevant foreign tax department which should be requested to return one copy appropriately stamped. The U.S. holder can then obtain reimbursement from the Bureau Central de Taxation/Centraal Taxatiekantoor, at the same address, upon presentation of the stamped form and a document proving that the dividend has been cashed. The request for reimbursement must be filed with the Bureau Central de Taxation/Centraal Taxatiekantoor within three years from January 1 of the year following the year in which the dividend was declared payable.

         Prospective holders should consult their own tax advisors as to whether they qualify for the reduced withholding tax upon payment of dividends, and as to the procedural requirements for obtaining a reduced withholding tax upon the payment of dividends or for making claims for reimbursement.


                                                          ANNUAL REPORT 2000  65

         GLOBAL BUYDIRECT PLAN

         The Bank of New York will put in place a Global BuyDIRECT Plan for the Company, which is a direct purchase and sale plan for depositary receipts, with a dividend reinvestment plan (D.R.I.P.).

         Questions or correspondence about Global BuyDIRECT should be addressed to:

         The Bank of New York
         Shareholder Relations Department
         P.O. Box 11258
         Church Street Station
         New York, New York 10286-1258 - U.S.A.
         Telephone: 1-888-BNY-ADRS

INVESTORS AND PRESS RELATIONS

         Shareholders or investors who wish to obtain a copy of the annual report, the detailed accounts of Delhaize "Le Lion" S.A. or other information on the Group should contact:

         GUY ELEWAUT
         Investor and Financial Press Relations Director
         TEL.: +32 (0) 2 412 29 48
         E-MAIL:gelewaut@delhaizegroup.com

         GEOFFROY D'OULTREMONT
         Investor and Financial Press Relations Assistant
         TEL.: +32 (0) 2 412 83 21
         E-MAIL:gdoultremont@delhaizegroup.com

         DELHAIZE GROUP
         rue Osseghemstraat 53
         1080 Brussels
         Belgium
         FAX:+32 (02) 412 29 76

         Information on Delhaize Group (press releases, annual reports, share price) can be found in three languages (English, French and Dutch) on the website http://www.delhaizegroup.com.

         Detailed information on Delhaize America can be found at http://www.delhaizeamerica.com For further information on Delhaize America, please contact:

         AMY SHUE
         Investor Relations Manager
         TEL.:+1 704 633 8250, extension 2529
         FAX:+1 704 636 5024
         E-MAIL:aeshue@foodlion.com

         TAWN EARNEST
         Media Relations Manager
         TEL.:+1 704 633 8250, extension 2185
         FAX:+1 704 639 1353
         E-MAIL:tnearnest@foodlion.com

         DELHAIZE AMERICA
         2110 Executive Drive
         Salisbury, NC 28145-1330
         U.S.A.


66  ANNUAL REPORT 2000

                              CORPORATE GOVERNANCE

GENERAL MEETING OF SHAREHOLDERS

         The General Meeting of Shareholders is called by the Board of Directors. The notice of meeting mentions the points on the agenda and complies with the form and timing required by Belgian Company Law. Among the points included in the agenda given in the notice of Annual General Meeting, are consideration of the Directors' report and Auditors' report, as well as consideration of the annual accounts. The future prospects for the Company are presented by the Chairman and the Chief Executive Officer at the General Meeting.

THE BOARD OF DIRECTORS AND ITS OPERATION

         The Company is governed by a Board of Directors that on January 1, 2001 consisted of ten members: nine non-executive Directors and one executive Director (Mr Pierre-Olivier Beckers). Eight of the Directors represent, as shown in the following table, different family branches descended from the founders of the Company. Two of the non-executive Directors, Mr Frans Vreys and Mr Marcel Degroof, are independent of the family interests and management. The duties of Chairman of the Board and Chief Executive Officer are carried out by different individuals.

         The Board considers and decides on the appointment of Directors to be proposed to the Annual General Meeting. After the General Meeting of Shareholders of May 23, 2001, a Nomination Committee will advise the Board on the nomination of new board members. In accordance with the Articles of Association, their term of appointment is for a maximum of six years. From January 1, 1999 onwards, the term of all Directors' appointments, new or renewed, will be three years. A Director may be reappointed.

         The Board of Directors of Delhaize Group unanimously proposes to the General Meeting of May 23, 2001 to appoint Mr R. Bill McCanless, Mr Hugh Farrington, Mr William G. Ferguson, Mr Robert J. Murray and Mr Richard Goblet d'Alviella for a period of three years as members of the Board. Mr R. Bill McCanless is President and Chief Executive Officer of Delhaize America and since January 1, 2000 member

           DIRECTOR               AGE(*)    APPOINTMENT     END           MAIN OCCUPATION          STATUS
             NAME                               TERM      OF TERM        (AT JANUARY 1, 2001)

Mr Pierre-Olivier Beckers        41 years     3 years     May 2003    Chief Executive Officer(1)     (3)
Mr Roger Boin                    62 years     6 years     May 2002    Company Director(2)            (3)
Mr Raymond-Max Boon              71 years     3 years     May 2003    Company Director(2)            (3)
Baron de Cooman d'Herlinckhove   67 years     6 years     May 2003    Company Director(2)            (3)
Mr Marcel Degroof                71 years     6 years     May 2003    Honorary Banker(2)             (4)
Mr Gui de Vaucleroy              67 years     6 years     May 2004    Company Director(2)            (3)
Mr Jacques Le Clercq             71 years     6 years     May 2003    Company Director(2)            (3)
Mr Didier Smits                  39 years     3 years     May 2003    Industrialist(2)               (3)
Mr Philippe Stroobant            48 years     6 years     May 2002    Company Director(2)            (3)
Mr Frans Vreys                   71 years     3 years     May 2003    Company Director(2)            (4)

(1) Executive   (2) Non-executive   (3) Representative of the family shareholders   (4) Independent Director   (*) On May 23, 2001


                                                          ANNUAL REPORT 2000  67
         of the Executive Committee of Delhaize Group. Mr Hugh Farrington is Vice Chairman of Delhaize America and Chief Executive Officer of Hannaford. Mr William G. Ferguson is member of the Board of Directors of Delhaize America, and Executive Vice President and Director of Snow Aviation International. Mr Robert J. Murray, formerly a member of the Board of Directors of Hannaford, is Chairman and Chief Executive Officer of New England Business Service. Mr Richard Goblet d'Alviella is Chief Executive Officer of the Belgian holding company Sofina.

         The age limit set by the Board is 70 years for the Chairman and the Directors and 65 years for the Chief Executive Officer. The age limit for those Directors who where initially appointed before 1999, is 75 years.

         The Board of Directors meets on a regular basis in full session, and its meetings usually last approximately three hours. In addition, the Board meets each time the interest of the Company requires, or if an urgent need exists. In 2000, the Board of Directors met 13 times. Subject to appropriately justified exceptions, all Directors are present at the meetings of the Board of Directors. Although, in principle, the decisions of the Board are taken by a majority of votes according to the Articles of Association, in practice decisions are taken unanimously.

         The Board meeting of February 23, 2001 decided to establish Audit, Nomination and Compensation Committees. They will become effective after the General Meeting of Shareholders of May 23, 2001.

         The points on the agenda and the most important documents to be dealt with are usually sent to the Directors one week before the meeting of the Board of Directors.

         At the meeting of the Board of Directors, the Chief Executive Officer presents a report on the evolution of the activities. At each meeting the most recent accounts are discussed. These include consolidated and non-consolidated information and information on the most important operating companies in the Group.

         The operating budgets, investments and sources of finance for the following financial year are approved by the Board of Directors annually. The Chief Executive Officer proposes the strategy of the Group and the Company. This proposal is discussed and approved. The Board decides on the acquisition and sale of major investments.

         Each year the Board of Directors draws up a full report on the Group and its individual member companies. It regularly publishes press releases on the conduct of business and on specific subjects as necessary.

         The position of Director is compensated, in accordance with the Articles of Association, with a variable share of profits that, in the aggregate for all Directors, may amount to a maximum of 2.5% of the distributed profit of the Company. In recent years, the Board has proposed on its own initiative the reduction of the amount of its share of profit. The sum of the share of profit is distributed among the members of the Board according to internal regulations. For the financial year 2000, a sum of EUR 0.95 million in fees is allocated to the executive and non-executive Directors. No other remuneration or advantage is associated with the Directors' appointments.


68  ANNUAL REPORT 2000

         The Board determines the compensation of the Executive Director and of the members of the Executive Committee in the absence of the Executive Director. In the future this decision will be based on the recommendation of the Compensation Committee, that will be set up after the General Meeting of Shareholders of May 23, 2001.

         The members of the Board of Directors can make inquiries of and obtain advice from the Secretary of the Board of Directors, Mr Jean-Claude Coppieters 't Wallant, member of the Executive Committee and Group Chief Financial Officer.

SUPERVISION OF THE COMPANY

         Each quarter, the Board of Directors examines the differences between the results and the budgets presented by the Department of Financial Planning, Control and Development. Periodic analyses or audits are conducted as necessary or at the request of the Chairman, the Chief Executive Officer or any other Director. After the General Meeting of Shareholders of May 23, 2001, an Audit Committee will be set up to assist the Board in its responsibilities with respect to the integrity of the accounting and financial reporting practices of the Company. The Audit Committee will be exclusively composed of non-executive Directors.

         The external audit of the Company and of other companies in the Group is conducted by Deloitte & Touche, Registered Auditors, represented by Mr James Fulton until the General Meeting of 2002. On the basis of the audit it conducts in accordance with the standards of the Belgian Institut des Reviseurs d'Entreprises (Institute of Registered Auditors), it certifies that the financial statements of the Company give a true and fair view. The Board examines and discusses the detailed annual report of the Statutory Auditor on both the consolidated accounts and the accounts of the parent company in his presence.

         In 2000, the fees for the annual statutory audit were EUR 0.11 million. Additional fees for a total amount of EUR 1.57 million have been paid to the statutory auditors, mainly in the context of the audit of the U.S. GAAP reconciliation and the registration statement of the Delhaize Group shares offered in the share exchange with Delhaize America.

DAY-TO-DAY MANAGEMENT

         The Chief Executive Officer, the Secretary of the Board and the Members of the Executive Committee are appointed by the Board of Directors. You will find the list of members of the Executive Committee on page 4. The Executive Committee is chaired by the Chief Executive Officer, meets at least twice a month and examines the development of the Company's activities and those of the companies of the Group. The Chief Executive Officer, with the help of the Executive Committee, takes the day-to-day management decisions and prepares proposals for the strategic policy and development of the Group for submission to the Board of Directors.

         After the closing of the share exchange with Delhaize America, the newly created Office of the CEO, which will consist of a limited number of members of the Executive Committee, will become effective. The Office of the CEO will assist the Chief Executive Officer in the management of the Group, ensuring the optimal allocation of human and capital resources to its priorities. It will meet weekly. The


                                                          ANNUAL REPORT 2000  69

         Executive Committee will continue to prepare the strategy proposals for the Board of Directors, oversee the operational activities and analyze the business performance of the Group. In the future the Executive Committee will meet monthly.

         The Board of Directors decides on the compensation of the members of the Executive Committee. After the General Meeting of Shareholders of May 23, 2001, this will be based on recommendations by the Compensation Committee. This compensation consists of fixed and variable elements and is linked to the performance of the Group. As it is normal practice for the Belgian management and for managers of operating companies, they also benefit from the share purchase plan through a debenture with warrants that was issued in July 1996 and the stock option plan launched in June 2000 (see page 61).

         For the year ended December 31, 2000 the aggregate amount of compensation paid by Delhaize Group to its executive officers as a group (six persons) for services in all capacities was approximately EUR 4.7 million. The aggregate amount which Delhaize Group set aside or accrued to provide pension, retirement or similar benefits for the same executive officers as a group for the year ended December 31, 2000 was approximately EUR 0.8 million.

         An aggregate number of 11,000 Delhaize Group stock options and 124,900 Delhaize America stock options were allocated to executive officers in 2000.

APPROPRIATION POLICY

         It is the wish of the Board of Directors that the Company continues to pay out a regularly increasing dividend while retaining a large share of profit to finance the growth of the Group. For 38 years the Board has proposed an increase in dividend to the Annual General Meeting, with the exception of the financial years 1971, 1975 and 1993, when the dividend was kept at the same level as the previous year.

SHAREHOLDERS

         Belgian law (law of March 2, 1989) compels each shareholder or group of shareholders owning more than 5% of the shares of a company, to make themselves known. No shareholder or group of shareholders has declared ownership of more than 5% of the Company capital, as of December 31, 2000. The Company was founded in 1867 and numerous descendants of the founders are shareholders of the Company. The Company knows of no agreements between the family shareholders.

         On December 31, 2000, the directors and executive officers of Delhaize Group as a group owned 3,354,247 Delhaize Group ordinary shares, which represented approximately 6.4% of the outstanding Delhaize Group ordinary shares as of that date. On December 31, 2000, the directors and executive officers of Delhaize Group as a group owned 39,000 Delhaize Group stock options or warrants.

LOANS, GUARANTEES AND UNUSUAL TRANSACTIONS

         No loans or guarantees have been extended by Delhaize Group to members of the Board or of the Executive Committee.

         There were no unusual transaction during financial year 2000.


70  ANNUAL REPORT 2000

                                  MARKET RISKS


         Delhaize Group has, as a global market participant, exposure to different kinds of market risk. The major exposures are foreign currency exchange rate and interest rate risks.

         The fluctuation in the rate of the U.S. Dollar against the Euro is the principal exchange rate having a significant influence. In 2000, a variation of USD 1 cent in the exchange rate of the Euro would have altered the Group's share of net profit to vary by 0.60% or EUR 1.0 million.

         The impact of exchange rates on Delhaize Group is nonetheless a more financial and short-term one than anything else. Practically all revenues and expenses of the Group's operating companies are expressed in each of the local currencies. The principal financial flows in Delhaize Group to be influenced by variations in exchange rates are the payments of dividends by the operating companies.

         In the medium term, the recalculation of the increase in results of the Group over the past seven years (1994-2000) shows that exchange rate fluctuations have a limited effect on the results of Delhaize Group. Three methods were used in carrying out this analysis: a recalculation of the increase based on the average exchange rates over the period 1993-2000, a recalculation based on the exchange rates applying on March 1, 2001 and a recalculation based on the exchange rates of the previous financial year.

         During the period 1994-2000, sales of Delhaize Group increased on average by 10.9% per year, of which 7.8% at identical exchange rates and 3.1% was due to exchange rate fluctuations. The net profit plus goodwill and exceptionals of Delhaize Group has increased on average by 17.2% per year during the period 1994-2000, of which 14.8% was at identical exchange rates and 2.4% was due to exchange rate fluctuations.

         Delhaize Group manages its interest rate risks by using a combination of short, medium and long-term debt. Delhaize Group finances its daily working capital requirements, when necessary, through the use of its various committed and uncommitted lines of credit. These short and medium-term borrowing arrangements generally bear interest at the inter-bank offering rate of the originating country plus a margin, or at the market rate plus a margin at the borrowing date.

         The policy of Delhaize Group is to hedge only interest rate or foreign exchange transaction exposure that is clearly identifiable and, in principle, not to hedge foreign exchange translation exposure.

AVERAGE ANNUAL INCREASE RESULTS DELHAIZE GROUP AT IDENTICAL EXCHANGE RATES (%) (1994 - 2000)

                                                        METHOD 1:            METHOD 2:       METHOD 3:
                                AVERAGE RESULTS     AVERAGE EXCHANGE      EXCHANGE RATES  EXCHANGE RATES    AVERAGE OF RESULTS
                                 (AS PUBLISHED)     RATES 1993-2000       AT 01.03.2001    PREVIOUS YEAR    FROM THE 3 METHODS

Sales                                 10.9%               7.8%                  7.7%            7.8%                7.8%
Cash flow from operations             17.6%              13.9%                 13.8%           13.8%               13.9%
Net profit (Group share)              50.5%              50.6%                 57.8%           49.5%               52.6%
Net profit plus goodwill
and exceptionals (Group share)        17.2%              14.7%                 14.9%           14.9%               14.8%


                                                          ANNUAL REPORT 2000  71

                              SIMPLIFIED STRUCTURE

                            (as of December 31, 2000)

                                     [CHART]

MAIN CHANGES DURING 1998

         In 1998, Delhaize Group made no acquisition.

MAIN CHANGES DURING 1999

         In 1999, Delhaize Group made acquisitions for an aggregate amount of EUR 226.2 million.

MAIN CHANGES DURING 2000

         In 2000, Delhaize Group made acquisitions for an aggregate amount of EUR 3,119.8 million.

         DELHAIZE AMERICA

         The acquisition of Hannaford by Delhaize America has been finalized in July 2000. Delhaize America owns today 100% of Hannaford.

         As a result of stock-market purchases, the number of Delhaize America shares held by Delhaize Group in 2000 rose from 78,898,238 (37,097,752 A shares and 41,800,486 B shares) to 81,797,738 (39,392,052 A shares and 42,405,686 B shares). The number of Delhaize America shares increased in 2000 from 155,221,060 (79,930,518 non-voting A shares and 75,290,542 voting B shares)


72  ANNUAL REPORT 2000
         to 181,286,023 (105,995,481 A shares and 75,290,542 B shares). This increase resulted from the capital increase made for the Hannaford acquisition (25,623,531 new A shares) and from the stock option plan. The ownership interest of Delhaize Group in Delhaize America decreased from 50.83% at the end of 1999 (46.41% of the A shares and 55.52% of the B shares) to 45.12% at the end of 2000 (37.16% of the A shares and 56.32% of the B shares). 49.23% of the results of Delhaize America were consolidated in 2000, being the average ownership interest of Delhaize Group for the year.

         In November 2000, the Board of Directors of Delhaize Group and Delhaize America agreed on a share exchange pursuant to which each outstanding share of Delhaize America not held by Delhaize Group would be exchanged for 0.4 shares or American Depositary Receipt (ADR) of Delhaize Group. The closing of this transaction is expected at the end of April 2001.

         DELHAIZE BELGIUM

         At the end of June 2000, Delhaize Belgium bought the remaining minority interests in the two operating companies of Caddy-Home (Delhome and Delanthuis) to bring its ownership interest in both companies to 100%.

         MEGA IMAGE

         In May 2000, Delhaize Group acquired 51% of Mega Image, the largest supermarket group in Romania.

         FOOD LION THAILAND

         Since January 2000, Delhaize America holds 51% of Food Lion Thailand, bringing Delhaize Group's total control to 100%.

         P.G.

         Delhaize Group sold its 50% ownership interest in P.G. in September
         2000.

                                                          ANNUAL REPORT 2000  73

                           CONSOLIDATED BALANCE SHEET

CONSOLIDATED ASSETS                                        (in thousands of EUR)

                                                                            2000              1999              1998
                                                                         ----------        ----------        ----------

FIXED ASSETS                                                              7,487,397         3,202,440         2,516,344
ESTABLISHMENT COSTS                                       Note 4              3,641             3,758             3,201
                                                                         ----------        ----------        ----------
INTANGIBLE FIXED ASSETS                                   Note 6            614,963            58,025            28,127
                                                                         ----------        ----------        ----------
GOODWILL ARISING ON CONSOLIDATION                         Note 5          3,050,227           369,241           209,493
                                                                         ----------        ----------        ----------
TANGIBLE FIXED ASSETS                                     Note 8          3,792,149         2,765,771         2,271,885
   Land and buildings                                                     1,226,155           823,681           705,387
   Plant, machinery and equipment                                         1,163,578           905,976           729,304
   Fixtures and fittings, motor vehicles                                     88,732            65,615            41,033
   Financing leases and similar contract rights                             578,514           451,121           404,011
   Other tangible fixed assets                                              672,825           447,005           337,473
   Capital work in progress and prepayments                                  62,345            72,373            54,677
                                                                         ----------        ----------        ----------
FINANCIAL FIXED ASSETS                                    Note 7             26,417             5,645             3,638
   Companies at equity                                                          531               540               444
     Investments                                                                531               540               444
   Other companies                                                           25,886             5,105             3,194
     Investments                                                              2,511             1,375             1,028
     Receivables and deposits paid                                           23,375             3,730             2,166
                                                                         ----------        ----------        ----------
CURRENT ASSETS                                                            2,910,281         2,525,146         2,024,917
                                                                         ==========        ==========        ==========
LONG-TERM RECEIVABLES                                     Note 9             25,313            22,631            22,103
   Trade receivables                                                             --                --                --
   Other receivables                                                          8,239             2,017             1,085
   Deferred taxation                                                         17,074            20,614            21,018
                                                                         ----------        ----------        ----------
STOCKS AND WORK IN PROGRESS                               Note 10         1,864,398         1,642,965         1,370,877
   Stocks                                                                 1,864,398         1,642,965         1,370,877
     Consumables                                                             11,695            11,100             9,914
     Goods for resale                                                     1,833,199         1,619,317         1,350,526
     Payments to account                                                     19,504            12,548            10,437
                                                                         ----------        ----------        ----------
SHORT-TERM RECEIVABLES                                    Note 11           655,938           449,293           337,439
   Trade receivables                                                        435,973           389,285           314,480
   Other receivables                                                        219,965            60,008            22,959
                                                                         ----------        ----------        ----------
SHORT-TERM INVESTMENTS                                    Note 12            33,388            83,719            75,324
   Other investments                                                         33,388            83,719            75,324
                                                                         ----------        ----------        ----------
CASH AND BANK                                                               239,747           282,371           178,813
                                                                         ----------        ----------        ----------
PREPAYMENTS AND ACCRUED INCOME                            Note 13            91,497            44,167            40,361
                                                                         ----------        ----------        ----------

TOTAL ASSETS                                                             10,397,678         5,727,586         4,541,261
                                                                         ==========        ==========        ==========


74  ANNUAL REPORT 2000

                           CONSOLIDATED BALANCE SHEET

CONSOLIDATED LIABILITIES & SHAREHOLDERS' EQUITY            (in thousands of EUR)

                                                                                2000              1999              1998
                                                                             ----------        ----------        ----------

SHAREHOLDERS' EQUITY                                                          1,364,691         1,085,565           911,317
CAPITAL                                                       Note 14            26,016            25,166            25,139
   Called up share capital                                                       26,016            25,166            25,139
                                                                             ----------        ----------        ----------
SHARE PREMIUM ACCOUNT                                         Note 14            26,232            25,579            23,183
                                                                             ----------        ----------        ----------
REVALUATION RESERVES                                          Note 15            18,227            16,613            17,053
                                                                             ----------        ----------        ----------
GROUP RESERVES                                                Note 16         1,167,988           935,184           876,874
   Parent company reserves                                                       66,468            71,253            72,491
   Consolidated reserves                                                      1,101,520           863,931           804,383
                                                                             ----------        ----------        ----------
GOODWILL ARISING ON CONSOLIDATION                                                    --                47                --
                                                                             ----------        ----------        ----------
CUMULATIVE TRANSLATION ADJUSTMENT                             Note 17           126,228            82,976           (30,932)
MINORITY INTERESTS                                                            1,509,720           905,360           830,235
MINORITY INTERESTS                                            Note 18         1,509,720           905,360           830,235
PROVISIONS FOR LIABILITIES
AND CHARGES AND DEFERRED TAXATION                                               578,591           185,181           150,642
   Provisions for liabilities and charges                     Note 19           353,550           129,948           118,044
     Pensions and similar obligations                                             9,973             4,307             2,456
     Taxation                                                                        --               520               569
     Major repairs and maintenance                                                  134               132                21
     Other liabilities and charges                                              343,443           124,989           114,998
   Deferred taxation                                          Note 20           225,041            55,233            32,598
CREDITORS                                                                     6,944,676         3,551,480         2,649,067
AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR                  Note 21         1,350,160         1,115,978           906,537
   Financial liabilities                                                      1,338,844         1,104,134           893,741
     Non-subordinated debenture loans                                           646,571           587,496           435,205
     Liabilities under financing leases                                         649,065           481,746           426,655
     Credit institutions                                                         37,904            34,892            31,881
     Other loans                                                                  5,304                --                --
   Trade creditors                                                                   --             1,310             2,521
     Suppliers                                                                       --             1,310             2,521
   Other liabilities                                                             11,316            10,534            10,275
                                                                             ----------        ----------        ----------
AMOUNTS FALLING DUE WITHIN ONE YEAR                           Note 22         5,466,132         2,323,391         1,638,245
   Current portion of long-term debts                                           174,831            58,976            69,069
   Financial liabilities                                                      3,348,439           607,339           172,602
     Credit institutions                                                      3,187,873           582,338            98,225
     Other borrowings                                                           160,566            25,001            74,377
   Trade creditors                                                            1,396,773         1,160,115           980,136
     Suppliers                                                                1,392,532         1,144,837           965,328
     Bills payable                                                                4,241            15,278            14,808
   Payments received on account                                                      47               114                --
   Liabilities for taxes, salaries and social security                          388,238           406,857           334,671
     Income taxes                                                               102,999            60,719            50,502
     Salaries and social security                                               285,239           346,138           284,169
   Other liabilities                                                            157,804            89,990            81,767
                                                                             ----------        ----------        ----------
ACCRUALS AND DEFERRED INCOME                                  Note 23           128,384           112,111           104,285
                                                                             ----------        ----------        ----------
TOTAL LIABILITIES                                                            10,397,678         5,727,586         4,541,261
                                                                             ==========        ==========        ==========

                                                          ANNUAL REPORT 2000  75

                         CONSOLIDATED INCOME STATEMENT


                                                                                                      (IN THOUSANDS OF EUR)
                                                                                                      ---------------------

                                                                                     2000            1999            1998
                                                                                 -----------     -----------     -----------
OPERATING REVENUE                                                                 18,576,729      14,589,206      13,141,431
   Sales                                                       Note 25            18,168,166      14,310,129      12,912,410
   Other operating income                                                            408,563         279,077         229,021
                                                                                 -----------     -----------     -----------
OPERATING COSTS (-)                                                              (17,837,216)    (13,941,024)    (12,568,503)
   Merchandise and consumables                                                    13,695,993      10,806,796       9,779,212
     Purchases                                                                    13,605,519      10,893,052       9,935,464
     Stocks and work in progress (increase -, decrease +)                             90,474         (86,256)       (156,252)
   Miscellaneous goods and services                                                1,239,784         955,603         841,846
   Salaries, social security and pensions                      Note 26             2,328,085       1,805,243       1,620,509
   Depreciation and amounts written off establishment costs,
   intangible and tangible fixed assets                        Note 27               465,563         319,188         281,420
   Depreciation of goodwill arising on consolidation                                  39,932           8,717          13,651
   Amounts written off stocks, work in progress and trade debtors
     (charged +, applied or released -)                                                3,330          16,318          14,754
   Provisions for liabilities and charges (charged +, applied or released -)          (6,715)         (8,134)        (17,226)
   Other operating expenses                                                           71,244          37,293          34,337
OPERATING PROFIT (+)                                           Note 28               739,513         648,182         572,928
FINANCIAL INCOME                                                                      15,060           9,040          17,692
   Income from financial fixed assets                                                    655             137             429
   Income from current assets                                                          9,063           4,391           6,434
   Other financial income                                                              5,342           4,512          10,829
                                                                                 -----------     -----------     -----------
FINANCIAL EXPENSES (-)                                         Note 29              (311,284)       (149,154)       (134,649)
   Interest payable and similar charges                                              282,132         130,932         117,334
   Other financial expenses                                                           29,152          18,222          17,315
CURRENT PROFIT OF CONSOLIDATED COMPANIES BEFORE TAXATION                             443,289         508,068         455,971
EXCEPTIONAL INCOME                                             Note 30                38,961          19,640          21,411
   Release of depreciation and amounts written off
     intangible and tangible fixed assets                                                 --               1              --
   Release of amounts written off financial fixed assets                                  --               3               3
   Amounts released from provisions for exceptional liabilities and charges               --             523             868
   Gains on the disposal of fixed assets                                              37,961          17,685          20,201
   Other exceptional income                                                            1,000           1,428             339
                                                                                 -----------     -----------     -----------
EXCEPTIONAL EXPENSES (-)                                       Note 31               (80,260)        (17,005)        (22,539)
   Exceptional depreciation and amounts written off
     establishment costs, intangible and tangible fixed assets                         6,872              --           1,218
   Provisions for exceptional liabilities and charges                                 27,866             731             719
   Losses on the disposal of fixed assets                                              2,636          15,046          17,612
   Other exceptional charges                                                          42,886           1,228           2,990
PROFIT OF THE CONSOLIDATED COMPANIES BEFORE TAXATION                                 401,990         510,703         454,843
DEFERRED TAXATION                                              Note 32               (41,784)        (32,188)        (46,749)
   Transfer to deferred taxes                                                        (43,607)        (34,108)        (50,588)
   Release of deferred taxes                                                           1,823           1,920           3,839
                                                                                 -----------     -----------     -----------
TAX ON PROFITS                                                 Note 32              (103,944)       (157,339)       (115,066)
   Tax on profits                                                                   (105,046)       (158,097)       (122,467)
   Tax adjustments and release of provisions for taxation                              1,102             758           7,401
PROFIT OF THE CONSOLIDATED COMPANIES                                                 256,262         321,176         293,028
SHARE IN RESULTS OF COMPANIES AT EQUITY                                                  (80)             --            (196)
   Profit                                                                                                 --               5
   Loss                                                                                  (80)             --            (201)
CONSOLIDATED PROFIT                                            Note 33               256,182         321,176         292,832
INTEREST OF THIRD PARTIES IN THE RESULTS                                              95,495         151,290         143,878
GROUP SHARE IN THE RESULTS                                                           160,687         169,886         148,954

APPROPRIATIONS AND TRANSFERS
   Profit of the current year to be appropriated                                     160,687         169,886         148,954
   Transfer to reserves                                                              (34,700)       (104,459)        (89,850)
                                                                                 -----------     -----------     -----------
PROFIT TO BE DISTRIBUTED  (-)                                                       (125,987)        (65,427)        (59,104)
   Dividends                                                                         125,038          64,501          58,198
   Directors' fees                                                                       949             926             906


76  ANNUAL REPORT 2000

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                             (IN THOUSANDS OF EUR)
                                                                                                             ---------------------
                                                                                                 2000          1999         1998
                                                                                               ---------     --------     --------

OPERATING ACTIVITIES                                                             Note 34
Net income                                                                                       160,687      169,886      148,954
Minority interest                                                                                 95,495      151,290      143,878
Share in loss of companies accounted for under the equity method                                      80           --          196
Adjustments for                                                                                       --
   Depreciation and amortization                                                                 512,367      327,905      296,289
   Provisions for losses on accounts receivable and inventory obsolescence                         3,330       16,315       14,751
   Income taxes                                                                                  103,944      157,339      115,066
   Interest expense and similar charges                                                          282,132      130,932      117,334
   Investment income                                                                              (9,718)      (4,528)      (6,863)
   Loss on disposal of fixed assets                                                                2,636       15,046       17,612
   Gain on disposal of fixed assets                                                              (37,961)     (17,685)     (20,201)
                                                                                               1,112,992      946,500      827,016
Changes in working capital requirement                                                                --
   Inventories                                                                                    88,747      (84,193)    (156,991)
   Receivables                                                                                  (177,209)     (96,840)     (54,996)
   Prepaid expenses/accrued income                                                               (33,186)      (7,600)      (8,291)
   Trade payables                                                                                (20,744)      93,329      162,763
   Other payables                                                                                 77,292       51,768       56,710
   Accrued expenses/deferred income                                                              (16,916)     (22,464)      (4,776)
Additions to (uses of) provisions for liabilities and deferred taxation                           62,936       24,262       29,375
                                                                                              ----------     --------     --------
CASH GENERATED FROM OPERATIONS                                                                 1,093,912      904,762      850,810
                                                                                              ----------     --------     --------
Interests paid                                                                                  (268,979)    (110,625)    (110,040)
Income taxes paid                                                                               (154,443)    (176,501)    (133,074)
                                                                                              ----------     --------     --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                              670,490      617,636      607,696
INVESTING ACTIVITIES                                                             Note 34
Purchase of shares in consolidated companies, net of cash
   and cash equivalents acquired                                                              (2,948,965)    (226,225)          --
Purchase of tangible fixed assets                                                               (544,717)    (524,660)    (450,821)
Purchase of intangible fixed assets                                                               (1,672)     (29,636)      (4,637)
Purchase of financial fixed assets                                                                (2,216)          --          (65)
Sale of shares in consolidated companies, net of cash
   and cash equivalents divested                                                                  70,963           --          639
Sale of tangible and intangible fixed assets                                                      94,192       22,312       95,860
Sale of financial fixed assets                                                                       688            8           --
Cash loans made                                                                                   (8,535)        (920)         (83)
Cash received from the repayment of loans                                                            105           74        4,406
Dividends received                                                                                   655          137          429
Interest received                                                                                  9,062        4,391        6,434
                                                                                              ----------     --------     --------
NET CASH USED IN INVESTING ACTIVITIES                                                         (3,330,440)    (754,519)    (347,838)
                                                                                              ----------     --------     --------
CASH FLOW BEFORE FINANCING ACTIVITIES                                                         (2,659,950)    (136,883)     259,858
FINANCING ACTIVITIES                                                             Note 34
Proceeds from the exercise of share warrants                                                         660        2,423       10,959
Borrowings under long-term loans                                                                  17,150      158,125        3,288
Repayment of long-term loans                                                                     (93,258)    (107,492)     (41,968)
Borrowings under short-term loans (> three months)                                               371,799      402,059       19,831
Repayment under short-term loans (> three months)                                               (557,134)    (168,568)          --
Additions to (repayments of) short-term loans (< three months)                                 2,888,683      202,950      (48,743)
Dividends and directors' share of profit                                                         (65,427)     (59,105)     (52,168)
Dividends paid by subsidiaries to minority interests                                             (51,779)     (40,656)     (36,511)
Subsidiary capital transactions (treasury stock purchases)                                            --     (133,930)     (45,173)
Increase in capital of subsidiaries by minority interests                                             --           --        4,082
Proceeds upon conversion of stock option at a subsidiary                                           4,858        1,122        3,753
                                                                                              ----------     --------     --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                            2,515,552      256,928     (182,650)
Effect of foreign exchange translation differences                                                14,458       20,823       (5,940)
Change of the scope of consolidation                                                                  --        2,186           --
                                                                                              ----------     --------     --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                            (129,940)     143,054       71,268
Cash and cash equivalents - Beginning of the year                                                363,815      220,761      149,493
Cash and cash equivalents - End of the year                                                      233,875      363,815      220,761

Cash and short-term investments                                                                  273,135      366,090      254,137
Bank overdrafts payable on demand                                                                (39,260)      (2,275)     (33,376)
Cash and cash equivalents, as reported                                                           233,875      363,815      220,761


                                                          ANNUAL REPORT 2000  77

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                         Cumulative
                                          Number of                 Share                               Translation            Total
                                             Shares               Premium   Revaluation         Group    Adjustment    Shareholders'
                                        Outstanding    Capital    Account      Reserves      Reserves     and Other           Equity
                                        -----------    -------    -------   -----------      --------  ------------    -------------
                                                       (All amounts are expressed in thousands of EUR)
                                                       -----------------------------------------------

BALANCES AT JANUARY 1, 1998              51,717,025     25,017     12,346        20,012       769,895        11,928         839,198
Capital increases                           245,600        122     10,837            --            --            --          10,959
Dividends and directors remuneration             --         --         --            --       (59,104)           --         (59,104)
Change in cumulative
   translation adjustment                        --         --         --            --            --       (42,860)        (42,860)
Changes in equity due to
   subsidiary capital  transactions              --         --         --            --        14,170            --          14,170
Other                                            --         --         --        (2,959)        2,959            --              --
Net income                                       --         --         --            --       148,954            --         148,954
                                         ----------     ------     ------        ------     ---------       -------       ---------

BALANCES AT DECEMBER 31, 1998            51,962,625     25,139     23,183        17,053       876,874       (30,932)        911,317
Capital increases                            54,300         27      2,396            --            --            --           2,423
Dividends and directors remuneration             --         --         --            --       (65,427)           --         (65,427)
Change in cumulative
   translation adjustment                        --         --         --            --            --       113,908         113,908
Changes in equity due to
   subsidiary capital transactions               --         --         --            --       (46,589)           --         (46,589)
Other                                            --         --         --          (440)          440            47              47
Net income                                       --         --         --            --       169,886            --         169,886
                                         ----------     ------     ------        ------     ---------       -------       ---------

BALANCES AT DECEMBER 31, 1999            52,016,925     25,166     25,579        16,613       935,184        83,023       1,085,565
Capital increases                            14,800          7        653            --            --            --             660
Dividends and directors remuneration             --         --         --            --      (125,987)           --        (125,987)
Change in cumulative
   translation adjustment                        --         --         --            --            --        43,252          43,252
Changes in equity due to
   subsidiary capital transactions               --         --         --            --       198,508            --         198,508
Other                                            --        843         --         1,614          (404)          (47)          2,006
Net income                                       --         --         --            --       160,687            --         160,687
                                         ----------     ------     ------        ------     ---------       -------       ---------
BALANCES AT DECEMBER 31, 2000            52,031,725     26,016     26,232        18,227     1,167,988       126,228       1,364,691
                                         ==========     ======     ======        ======     =========       =======       =========


78   ANNUAL REPORT 2000

1.       PRINCIPLES OF CONSOLIDATION

A)       FULL CONSOLIDATION:

Companies over which control is exercised as of right or de facto are fully consolidated.

B)       PROPORTIONAL CONSOLIDATION:

Companies over which joint control is exercised are consolidated proportionately.

C)       EQUITY METHOD:

Companies on which the Group has a strong influence, particularly by owning voting rights between 10 and 50%, are accounted for by the equity method.

D)       COMPANIES TO WHICH THESE CRITERIA ARE NOT APPLIED:

- Companies which have ceased trading or whose results are not significant to the Group are excluded from the scope of consolidation.

- Companies whose activity is fundamentally different from those of the Group and which are not significant in terms of the Group are also excluded.

2.       GROUP ACCOUNTING POLICIES

A)       ACCOUNTING POLICIES

The Group accounting policies are based on those of the holding company. The accounts of consolidated subsidiaries are restated as necessary in order to comply with the accounting policies stated below, where such restatement has a significant effect on the consolidated accounts taken as a whole.

1.       ESTABLISHMENT COSTS

These costs are capitalised only by decision of the Board of Directors. When capitalised, they are depreciated over a period of 5 years or the period of the loans if they relate to loan issue costs.

2.       INTANGIBLE FIXED ASSETS

The intangible fixed assets appearing on the balance sheet (mainly purchased goodwill and rights to use trade names) are amortised on the basis of the economic life of the assets in question.

3.       GOODWILL ARISING ON CONSOLIDATION

Goodwill arising on consolidation of the accounts of a company on entry within the scope of consolidation, or when the holding percentage in a company is modified is allocated, to the extent possible, to the assets and liabilities of the company concerned. The unallocated difference appears in the balance sheet as "Goodwill arising on consolidation".

The amounts allocated to assets are depreciated on the basis of their nature. The amounts recorded as "Goodwill arising on consolidation" are depreciated, as a rule, over a period of 20 or 40 years, given the nature of the sector which provides a steady and non-cyclic return. The choice of rate depends on the country where the investment is made: 40 years for countries with a mature economy and 20 years for countries with an emerging economy.

4.       TANGIBLE FIXED ASSETS

Tangible fixed assets are recorded in the balance sheet at purchase price, at cost price or at agreed capital contribution value. Assets held on financing leases are valued at an amount equal to the fraction of deferred payments, provided for under the contract, representing the repayment of the capital value of the assets.

Depreciation is based on the economic life of the assets in question, as a rule:

-   Buildings                           40 years

-   Distribution centres                33 years

-   Plant, machinery and equipment      10 years

-   Equipment for intensive use          3 years

-   Furniture                            5 years

-   Vehicles                             7 years

Ancillary costs related to buildings are either allocated to the asset and depreciated over the same period as the asset in question, or written off as incurred.

5.       FINANCIAL FIXED ASSETS

Investments included in "Companies at equity" appear at the value of the Group share in the equity of the companies in question. Other investments are included at cost, less any provision required to reflect a long-term impairment of value.

6.       STOCKS

Stocks are valued on a FIFO (First In, First Out) basis. In practice, this means:

A)       Distribution centers

Stocks are valued at net purchase price or at market price at the end of the year, whichever is lower.

B)       Sales outlets

Stocks are valued:

- either according to the "Retail Inventory Method" used by retail companies which corresponds to the use of the sales price of goods less a weighted average percentage margin per family of articles (shelf family).

-        or at their latest purchase price.

7.       RECEIVABLES AND PAYABLES

Amounts receivable and payable are recorded at their nominal value, less provision for any amount receivable whose value is considered to be impaired on a long-term basis. Amounts receivable and payable in another currency than the currency of the subsidiary are valued at the exchange rate on the closing date. The resulting translation difference on conversion (for each currency) is written off if it is a loss and deferred if it is a gain. Exchange gains and losses and conversion differences arising on debts contracted to finance non-monetary assets are recognized based on the principle of matching expenses to the income to which they relate.

8.       PROVISIONS AND DEFERRED TAXES

Provisions for liabilities and charges are set up to cover probable or certain losses of precisely determined nature but whose amount, as at the balance sheet date, is not precisely known. They include, principally:

- pension obligations, early retirement benefits and similar benefits due by consolidated companies to present or past members of staff;

- taxation due on review of taxable income or tax calculations not already included in the estimated tax payable included in amounts due within one year;

-        significant reorganisation costs;

- self-insurance reserves for workers' compensation, general liability and vehicle accident claims;

- charges for which the company may be liable as a result of current litigation.

Deferred taxes are calculated using the liability method on a full provision basis, thus, taking into account temporary differences between book and tax values of assets and liabilities in the consolidated balance sheet. Deferred taxes have two sources: temporary differences in the accounts of Group companies and consolidation adjustments.

Deferred tax assets are included in the consolidated accounts only to the extent that their realisation is probable in the foreseeable future.

Within each fiscal entity in the Group, deferred tax assets and liabilities are offset. Net asset balances are recorded under a separate account of long term assets.

9.       TRANSLATION OF FOREIGN CURRENCIES

The balance sheets of foreign subsidiaries are converted to Euros at the year end rate (closing rate).

The profit and loss accounts are translated at the average daily rate, i.e. the yearly average of the rates each working day of the currencies involved. The differences arising from the use of the average daily rate for the profit and loss account and the closing rate for the balance sheet is taken to the "Cumulative translation adjustment" component of equity.


                                                          ANNUAL REPORT 2000  79

B.       CURRENCY EXCHANGE RATES

(IN EUR)               CLOSING RATE             AVERAGE DAILY RATE
                  -----------------------      -------------------
                    2000           1999          2000       1999
                    ----           ----          ----       ----
  1 USD           1.074690       0.995421      1.085001   0.938582
100 GRD           0.293506       0.302755      0.297125   0.306991
100 CZK           2.824499       2.769962      2.809898   2.712699
100 SKK           2.271696       2.348791      2.345469   2.263516
100 THB           2.449932       2.655931      2.704023   2.484637
100 IDR           0.011034       0.014130      0.013014   0.012147
  1 SGD           0.612823       0.598879      0.629262   0.556266
100 ROL           0.004098                     0.004884

3.       METHODOLOGY

A.       CONSOLIDATED BALANCE SHEET

In analysing the different asset and liability accounts, it must be remembered that the closing rate for the American dollar used for the conversion of the balance sheets of the U.S. companies has changed to EUR 1.075 at the end of 2000 from EUR 0.995 at the end of 1999, or an increase of 8.-%.

In 2000, the accounts of Hannaford are consolidated for the first time, while the accounts of the P.G. group companies have been excluded from the consolidated balance sheet. Some figures of 1999 have been restated in order to comply with the current presentation.

B.       CONSOLIDATED PROFIT AND LOSS ACCOUNT

In analysing the consolidated results, it should be noted that the average daily rate for one USD used in translating the results of American companies is EUR
1.085 against EUR 0.939 in 1999, i.e. a 15.6% increase.

The consolidated income statement include results of Hannaford for the last five months and results of P.G. for the first nine months of the year.

C.       CONSOLIDATED STATEMENT OF CASH FLOWS

Belgian law and European directives are silent on the publication of a statement of cash flows and the methods to be used for preparing such a statement. The method used by the Group is accordingly based on international standards published by the I.A.S.C. (International Accounting Standards Committee). In particular IAS 7 deals with the statement of cash flows.

This statement describes the cash movements that result from three types of activity: operating, investing and financing.

Under IAS 7 the flow from operating activities can be determined on the basis of two methods:

- the direct method, whereby the most important categories of incoming and outgoing gross funds (receipt of payments from clients, payments to suppliers, etc.) are used to obtain the net cash flow generated by operating activities.

- the indirect method, whereby the net profit is adjusted for non-monetary transactions (such as depreciation) and transactions concerning investing and financing activities.

Although companies are encouraged to use the direct method, the Group has, like most other companies which publish a statement of cash flows, opted to use the indirect method that is easier to employ.

For foreign currency movements all flows in the balance sheet entries were converted at the average exchange rate for the concerned currencies. These rates are the same as in the income statement.

In general the cash movements are greater than last year because of the 15.6% increase in the average rate of the dollar.

4.       ESTABLISHMENT COSTS

Establishment costs represent debt issuance costs by Delhaize America and Delhaize "Le Lion".

ANALYSIS OF ESTABLISHMENT COSTS                            (IN THOUSANDS OF EUR)
-------------------------------                            ---------------------

NET BOOK VALUE AT THE END OF THE PREVIOUS FINANCIAL YEAR                3,758

Movements during the current year:

-  Newly incurred costs                                       19

-  Depreciation                                             (391)

-  Translation difference                                    255

                                                                        -----
NET BOOK VALUE AT THE END OF THE FINANCIAL YEAR                         3,641
                                                                        -----
Including: debt issuance costs                                          3,641
                                                                        -----

5.       GOODWILL ARISING ON CONSOLIDATION

The balance on this account represents the unallocated difference arising on investments between the acquisition cost of shareholdings and the corresponding share of their net worth.

This consolidation goodwill is depreciated at an annual rate of 5% for companies in emerging economies and 2.5% for companies in countries with a mature economy (United States). New goodwill was recognized on the acquisitions of Hannaford (EUR 2,762.2 million), Delhaize America (EUR 18.6 million), Mega Image (EUR 13.9 million), Food Lion Thailand (EUR 2.7 million) and other companies in Belgium (EUR 6.3 million). Total goodwill also decreased by EUR 18.2 million due to the sale of P.G. Goodwill amortization was EUR 39.9 million.

(IN MILLIONS OF EUR)                            2000            1999
--------------------                            ----            ----
Delhaize America                              3,008.4          329.6
Alfa-Beta                                         6.1            6.6
Delvita                                           6.1            6.4
Shop N Save                                       7.4            7.8
Food Lion Thailand                                2.6              -
Mega Image                                       13.4              -
Financial holding companies and others            6.2           18.8
                                              -------          -----
                                              3,050.2          369.2
                                              =======          =====


GOODWILL ARISING ON CONSOLIDATION                          (IN THOUSANDS OF EUR)
---------------------------------                          ---------------------

At the end of the previous year                                          369,241

Movements during the current year:

- Transfer to other accounts                   (55,111)

- Change in the scope of consolidation       2,803,748

- Depreciation                                 (39,932)

- Decrease in the percentage of holding        (18,183)

- Translation difference                        (9,536)

 NET BOOK VALUE AT THE END OF THE FINANCIAL YEAR                       3,050,227


80  ANNUAL REPORT 2000

6.       INTANGIBLE FIXED ASSETS

The increase in this account is primarily attributable to the intangible assets identified upon the acquisition of Hannaford, which are trade names (EUR 248.8 million), distribution network (EUR 133.7 million), workforce (EUR 66.0 million), favorable lease rights (EUR 41.6 million) and prescription files (EUR
30.1 million).

ANALYSIS OF INTANGIBLE FIXED ASSETS                                                    (IN THOUSANDS OF EUR)
-----------------------------------                                                    ---------------------

                                              RESEARCH &       CONCESSIONS,         GOODWILL       DEPOSITS
                                             DEVELOPMENT           PATENTS,                            PAID
                                                   COSTS           LICENSES
COST
At the end of the previous year                      237             11,271           58,322            600
Movements during the current year:
- Acquisitions                                        22                153            1,479              4
- Sales and disposals                                                  (233)            (750)          (376)
- Transfer to other accounts                                         53,434            9,496
- Translation difference                             (21)            (4,882)           3,360             (7)
- Change in the scope of consolidation                              478,600           41,602
At the end of the financial year                     238            538,343          113,509            221
DEPRECIATION AND AMOUNTS WRITTEN OFF
At the end of the previous year                      (41)            (1,225)         (11,043)           (95)
Movements during the current year:
- Charged to income statement                       (221)            (9,790)(1)       (7,023)(1)        (42)
- Cancelled                                                              50              507
- Transfer to other accounts                                         (7,756)            (111)
- Translation difference                              24                 86             (677)            11
- Change in the scope of consolidation                                   (2)
At the end of the financial year                    (238)           (18,637)         (18,347)          (126)
NET BOOK VALUE AT THE END OF
THE FINANCIAL YEAR                                    --            519,706           95,162             95

(1) Certains amounts allocated to the intangible fixed assets under purchase accounting are related to goodwill arising on consolidation. Therefore, the amortization of these intangible fixed assets (EUR 11.6 million) has been taken into account when calculating the amortization of goodwill arising on consolidation. More precisely, the amounts of amortization of intangible fixed assets concerned are EUR 9.7 million amortization on concessions, patents and licenses and EUR 1.9 million goodwill amortization.

7.       FINANCIAL FIXED ASSETS

(IN THOUSANDS OF EUR)                              EQUITY INVESTMENTS       OTHER COMPANIES
---------------------                              ------------------       ---------------

1.       INVESTMENTS
At the end of the previous year                           540                    1,375
Movements during the current year:
- Acquisitions                                             71                    2,145
- Sales and disposals                                                             (689)
- Results of the year                                     (80)
- Translation difference                                                             4
- Change in the scope of consolidation                                            (324)
NET BOOK VALUE AT THE END OF THE FINANCIAL YEAR           531                    2,511
2.       RECEIVABLES
At the end of the previous year                                                  3,730
Movements during the current year:
- Additions                                                                      8,535
- Repayments                                                                      (105)
- Change in the scope of consolidation                                          11,410
- Translation difference                                                          (195)
NET BOOK VALUE AT THE END OF THE FINANCIAL YEAR                                 23,375


                                                          ANNUAL REPORT 2000  81

8.       TANGIBLE FIXED ASSETS

(IN MILLIONS OF EUR)                           2000          1999
--------------------                          ------       -------
Delhaize America                             3,056.3       2,038.2
Super Discount Markets                          29.8          23.9
Delhaize Belgium                               390.7         370.7
Alfa-Beta                                      106.1         105.6
Delvita                                        177.5         176.1
Mega Image                                       6.-             -
Financial holding companies and others          25.7          51.2
                                             -------       -------
                                             3,792.1       2,765.7
                                             =======       =======

Significant changes in tangible fixed assets were as follows:

Acquisitions:                              651.4  million
Disposals:                                (108.-) million
Depreciation:                             (455.-) million
Foreign exchange:                          153.9  million
Change in scope of consolidation:          804.1  million

The significant changes arose primarily from the acquisition of Hannaford and the opening of new stores by Delhaize America's subsidiaries. Delhaize America opened 66 new stores, closed 28 existing stores and added 106 new stores with the Hannaford acquisition. Delhaize America also renovated 173 supermarkets in 2000.

ANALYSIS OF TANGIBLE FIXED ASSETS                                                                             (IN THOUSANDS OF EUR)
---------------------------------                                                                             ---------------------
                                                    LAND AND           PLANT,   FURNITURE       LEASES          OTHER  CAPITAL WORK
                                                   BUILDINGS    MACHINERY AND         AND          AND       TANGIBLE   IN PROGRESS
                                                                    EQUIPMENT    VEHICLES      SIMILAR   FIXED ASSETS  AND PAYMENTS
                                                                                                RIGHTS                   IN ADVANCE
                                                  ----------    -------------    --------      -------   ------------   -----------
COST
At the end of the previous year                    1,000,748        1,890,184     233,692      616,489        780,260        72,374
Movements during the current year:
- Acquisitions, including own work capitalized        74,509          262,376      35,530      110,544         78,930        89,530
- Sales and disposals                                (45,293)        (122,628)    (11,169)     (24,307)       (46,789)       (3,433)
- Transfer to other accounts                          15,939             (836)      1,090       (3,892)        95,151      (110,830)
- Change in the scope of consolidation               340,234          196,328      16,721       73,051        152,414        13,311
- Translation difference                              36,190          112,703      11,110       45,704         45,685         4,374
At the end of the financial year                   1,422,327        2,338,127     286,974      817,589      1,105,651        65,326
REVALUATION SURPLUS
At the end of the previous year                       27,288                            2
Movements during the current year:
- Recorded                                             4,882
- Transfer to other accounts                           1,887
- Translation difference                                (269)
- Cancelled                                             (827)
- Change in the scope of consolidation                                                 (2)
At the end of the financial year                      32,961                           --
DEPRECIATION AND AMOUNTS WRITTEN OFF
At the end of the previous year                     (204,355)        (984,208)   (168,079)    (165,369)      (333,255)           --
Movements during the current year:
- Charged to income statement                        (34,498)        (236,730)    (32,958)     (41,642)      (108,140)       (1,002)
- Cancelled                                            2,539           98,465)      9,519       10,093         24,829           133
- Transfer to other accounts                           1,735              (16)        (71)          62           (220)
- Change in the scope of consolidation                12,982            5,976)      2,129      (31,102)           134        (2,141)
- Translation difference                              (7,536)         (58,036)     (8,782)     (11,117)       (16,174)           29
At the end of the financial year                    (229,133)      (1,174,549)   (198,242)    (239,075)      (432,826)       (2,981)
NET BOOK VALUE AT THE END
OF THE FINANCIAL YEAR                              1,226,155        1,163,578      88,732      578,514        672,825        62,345
 of which: land and buildings                                                                  577,036
           plant, machinery and equipment                                                        1,333
           furniture and vehicles                                                                  145


82  ANNUAL REPORT 2000

9.       LONG-TERM RECEIVABLES

(IN MILLIONS OF EUR)                            2000          1999
--------------------                            ----          ----
OTHER RECEIVABLES
   Super Discount Markets                        1.-           0.8
   Delhaize America                              5.8             -
   Delhaize Belgium                              0.5           0.3
   Others                                        0.9           0.9
                                                 ---           ---
                                                 8.2           2.0
                                                 ===           ===

DEFERRED TAX ASSETS

(IN MILLIONS OF EUR)                            2000          1999
--------------------                            ----          ----
   Deferred taxation in the accounts
   of Kash n' Karry:
   - loss carried forward                       15.2          18.3
   Others                                        1.9           2.3
                                                ----          ----
                                                17.1          20.6
                                                ====          ====

The EUR 15.2 million balance represents the future benefit of accumulated tax losses of Kash n' Karry existing at the date of acquisition of this company in December 1996 (USD 56 million). These losses may be deducted from future profits up to a value of USD 3.6 million to USD 6.9 million per year, according to the year. If the available amount cannot be used entirely in any given year, it can be carried forward to the following year. The expiry dates of these losses range from 2008 to 2011.

10.      STOCKS

(IN MILLIONS OF EUR)                          2000              1999
--------------------                          ----              ----
Delhaize America                             1,512.5           1,298.3
Super Discount Markets                          23.1              17.9
Delhaize Belgium                               231.-             225.3
Alfa-Beta                                       51.1              49.3
Delvita                                         30.-              27.7
Mega Image                                       2.-                 -
Other trading companies                         14.7              24.5
                                             -------           -------
                                             1,864.4           1,643.-
                                             =======           =======

The stocks of Delhaize America are valued under the LIFO method. As in previous years, the resulting LIFO provision has been reversed in consolidation.

11.      SHORT-TERM RECEIVABLES

(IN MILLIONS OF EUR)                          2000               1999
--------------------                          ----               ----
Delhaize America                              344.7              241.3
Super Discount Markets                          4.8                4.8
Delhaize Belgium                              210.9              174.6
Alfa-Beta                                       8.5                6.2
Delvita                                         6.8                4.7
Mega Image                                      0.5                  -
Financial holding companies and others         79.7               17.7
                                              -----              -----
                                              655.9              449.3
                                              =====              =====

12.      SHORT-TERM INVESTMENTS

The EUR 33.4 million balance is mainly short-term cash invested by Delhaize Belgium.

13.      PREPAYMENTS AND ACCRUED INCOME

(IN MILLIONS OF EUR)                            2000              1999
--------------------                            ----              ----
Delhaize America                                60.2              25.7
Super Discount Markets                           1.3               1.1
Delhaize Belgium                                17.8               6.6
Alfa-Beta                                        0.1               0.3
Delvita                                          8.3               9.-
Mega Image                                       1.3                 -
Financial holding companies and others           2.5               1.5
                                                ----              ----
                                                91.5              44.2
                                                ====              ====

14.      CAPITAL AND SHARE PREMIUM ACCOUNT

In 2000, two capital increases occurred, following the conversion of a total of 14,800 warrants by Delhaize Group management.

Capital increased by EUR 7,338 (BEF 20 per new share) and share premium account increased by EUR 653,050 (BEF 1,780 per new share).

On December 15, 2000 the capital was converted into EURO and therefore was increased by EUR 843,019, by incorporation of distributable reserve, allowing to round the par value of each share to EUR 0.50.

15.      REVALUATION RESERVES

(IN MILLIONS OF EUR)                         2000               1999
--------------------                         ----               ----
                                             18.2               16.6

This represents the reserve recorded in the accounts of the Company in 1981, together with a reserve calculated for consolidation purposes on the supermarkets owned by Delimmo, as well as legal revaluation of Alfa-Beta lands and buildings recorded in 2000.

16.      GROUP RESERVES

(IN MILLIONS OF EUR)                               2000             1999
--------------------                               ----             ----
Parent company reserves
   Legal reserve                                      2.6             2.5
   Reserves not available for distribution            0.4             0.4
   Untaxed reserves                                  44.-            43.9
   Distributable reserves                            15.2            15.7
   Profit carried forward                             4.3             8.8
                                                  -------           -----
Subtotal                                             66.5            71.3
                                                  -------           -----
Consolidated reserves                             1,101.5           863.9
                                                  -------           -----
Total                                             1,168.-           935.2
                                                  =======           =====

In line with previous policy and practice in relation to operations involving the capital and reserves of subsidiary companies, Delhaize Group has taken the positive dilution effect of EUR 198.5 millions arising essentially from the issue of new Delhaize America shares to former Hannaford shareholders to reserves. As every year, new shares were issued by Delhaize America to satisfy the exercise of stock options. This generated the balance of the positive dilution effect.

GROUP RESERVES                                            (IN THOUSANDS OF EUR)
--------------                                            ---------------------
As of December 31, 1999, Group reserves represented:                     935,184

-   Group share in consolidated results                      160,687

-   Dividends and Directors' share of profit                (125,987)

-   Share of the Group in the issue by
    Delhaize America of new shares                           198,508

-   Capital increase of the parent company by incorporation
    of reserves and transfer from taxed revaluation surplus     (404)

As of December 31, 2000, Group reserves represented                    1,167,988

                                                          ANNUAL REPORT 2000  83

17. CUMULATIVE TRANSLATION ADJUSTMENT

(IN MILLIONS OF EUR)

Year              U.S.         Euro zone          Other      Difference        Change        Cumulative
               companies       companies        companies    on results       over the         total
                                                                                year
----           ---------       ---------        ---------    ----------       --------       ----------
1996(*)          (42.2)           (4.8)            1.-         (12.5)          (58.5)          (58.5)
1997              72.8            (0.3)           (4.4)          2.3            70.4            11.9
1998             (38.9)            0.4             1.3          (5.7)          (42.9)          (31.-)
1999             104.2            (0.1)            0.9           8.9           113.9            82.9
2000              46.6            (1.6)           (0.9)         (0.8)           43.3           126.2
                 -----            ----            ----         -----           -----           -----
                 142.5            (6.4)           (2.1)         (7.8)          126.2
                 =====            ====            ====         =====           =====           =====

(*) cumulative 1977-1996

The positive movement of the translation adjustment is mainly due to the increase of 8% in the USD-rate as of December 31, 2000, used to calculate the value of assets and liabilities of the U.S. companies.

Existing cumulative translation adjustment related to companies of the Euro zone will be maintained as they are in the account "Cumulative translation adjustment" until the sale of these holdings.

18. MINORITY INTERESTS

This account covers third party interests in the equity of fully consolidated companies which are not wholly owned by Delhaize Group.

(IN MILLIONS OF EUR)                             2000             1999
                                                -------          -------
Delhaize America                                1,470.6            869.-
Super Discount Markets                              5.-              4.9
Alfa-Beta                                          29.4             24.4
Financial holding companies and others              4.7              7.1
                                                -------          -------
                                                1,509.7            905.4
                                                =======          =======

Changes in minority interests are as follows:

(IN MILLIONS OF EUR)

Balance as of December 31, 1999                                         905.4
Changes in consolidation scope and percentage held    479.-
Minority interest in the consolidated profit           95.5
Dividends paid to minority shareholders               (51.8)
Change in cumulative translation adjustments           79.6
Others                                                  2.-
                                                      -----           -------
Balance as of December 31, 2000                                       1,509.7
                                                      =====           =======

The movement of EUR 479 in minority interests is mainly due to the issuance by Delhaize America of new shares to the former shareholders of Hannaford.

19. PROVISIONS FOR LIABILITIES AND CHARGES

(IN MILLIONS OF EUR)           2000            1999
                              ------          ------
Delhaize America               344.9           123.2
Delhaize Belgium                 3.6             1.7
Others                           5.1             5.-
                              ------          ------
                               353.6           129.9

The Delhaize America amount represents mainly provisions for store closing charges and self-insurance reserves that were previously reported in short-term liabilities.

Store closing reserves total EUR 199.- million as of December 31, 2000, an increase of EUR 92.7 million against last year. Increases include provisions for the closing of 15 stores (of which 13 Save n' Pack) and the relocation of 13 stores in normal course of business, as well as provisions for the closing of 26 stores acquired in the Hannaford merger. 201 stores are covered by these provisions, 187 of which were already closed as of December 31, 2000.

Self-insurance reserve amounts to EUR 116.4 million as of December 31, 2000. Delhaize America is self-insured for workers' compensation, general liability and vehicle accident claims, for a maximum of USD 500,000 per individual claim.

20. DEFERRED TAXATION


(IN MILLIONS OF EUR)                                               2000             1999
                                                                   -----            -----
-- Deferred taxes in the accounts of
   Delhaize America                                                125.9            (29.7)

-- Taxes on consolidation adjustments
   relating to Delhaize America                                     61.4             51.9

-- Taxes on consolidation adjustments
   relating to Delhaize Belgium                                     33.2             29.2

-- Taxes on consolidation adjustments
   relating to Alfa-Beta                                             4.8              2.7

-- Others                                                           (0.3)             1.1
                                                                   -----            -----
                                                                   225.-             55.2
                                                                   =====            =====

21. AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

The main elements contributing to the evolution of long-term debt are the reimbursement in 2001 by Delhaize America of a medium-term note amounting EUR
131.4 million (reported in current portion of long-term debt), and the inclusion of the Hannaford debt (EUR 217.5 million).

(IN MILLIONS OF EUR)                                 2000             1999
                                                    -----             -----
Debenture loans
-- Delhaize America                                 485.3             423.7
-- Delhaize Belgium                                 161.3             163.8
                                                    -----             -----
                                                    646.6             587.5
                                                    =====             =====

(IN MILLIONS OF EUR)                                2000             1999
                                                  -------           -------
Liabilities under capital leases
-- Delhaize America                                 645.3             476.7
-- Delhaize Belgium                                   3.1               4.1
-- Financial holding companies and others             0.7               0.9
                                                  -------           -------
                                                    649.1             481.7
                                                  =======           =======

Credit institutions
-- Super Discount Markets                            20.3              10.9
-- Delvita                                           15.8              20.5
-- Mega Image                                         1.1                --
-- Financial holding companies and others             0.7               3.5
                                                  -------           -------
                                                     37.9              34.9
                                                  =======           =======

Other loans
-- Delhaize America                                   5.3                --
                                                  -------           -------
                                                      5.3                --
                                                  =======           =======

Trade creditors                                        --               1.3
Other debts                                          11.3              10.5
                                                  -------           -------
                                                  1,350.2           1,116.-
                                                  =======           =======

The analysis of long-term debt by due date is as follows:

                                                                                                     Average
Foreign currency                          2002       2003       2004       2005      >2005              rate
                                          ----       ----       ----       ----      -----    --------------
(in millions)
DEBENTURE LOAN:

USD                                       16.8       26.6       13.4       14.4      380.4       8.59% fixed
EUR                                         --         --         --         --      161.3       4.79% fixed
LIABILITIES UNDER FINANCING LEASES:
USD                                       47.9       47.4       46.6       46.1      413.0      11.72% fixed
EUR                                        1.2        1.2        0.6        0.1         --                --
CREDIT INSTITUTIONS:
USD                                        1.1        6.7       11.1         --         --    6.77% variable
CZK                                        560         --         --         --         --    5.75% variable
EUR                                        0.5         --         --         --         --                --

Rates are on average 8.4%, 6.7% without liabilities under financing leases.


84  ANNUAL REPORT 2000

ANALYSIS OF LONG-TERM DEBT PAYABLE BY DUE DATE                                                                 (IN THOUSANDS OF EUR)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   DEBTS BY DUE DATE
                                                     -------------------------------------------------------------------------------
                                                     DUE IN LESS THAN ONE YEAR  DUE IN MORE THAN ONE YEAR       DUE IN MORE THAN
                                                                                 AND LESS THAN FIVE YEARS          FIVE YEARS
                                                     -------------------------  -------------------------       ----------------
                                                       (ACCOUNT N(degree) 42)     (ACCOUNT N(degree) 17)     (ACCOUNT N(degree) 17)
 FINANCIAL DEBT                                               173,259                   324,929                    1,013,915
Non-subordinated debenture loans                              137,105                    76,483                      570,088
Liabilities under leasing and similar contracts                34,402                   205,238                      443,827
Credit institutions                                             1,752                    37,904                           --
Other loans                                                        --                     5,304                           --
 TRADE CREDITOR                                                 1,372                        --                           --
 OTHER DEBT                                                       200                        22                       11,294
 TOTAL                                                        174,831                   324,951                    1,025,209

22. AMOUNTS FALLING DUE WITHIN ONE YEAR

(IN MILLIONS OF EUR)                              2000             1999
                                                --------         --------
Delhaize America                                 4,175.9          1,161.5
Super Discount Markets                              24.0             23.9
Delhaize Belgium                                 1,039.5            884.8
Alfa-Beta                                          115.8            117.4
Delvita                                             62.7             64.4
Mega Image                                           5.0               --
Financial holding companies and others              43.2             71.4
                                                --------         --------
                                                 5,466.1          2,323.4
                                                ========         ========

Delhaize America's amount include EUR 2,902 million in short term financial liabilities, in connection with the Hannaford acquisition. Delhaize America plans to refinance this term loan through a long-term bond issue in 2001.

23. ACCRUALS AND DEFERRED INCOME

(IN MILLIONS OF EUR)                               2000             1999
                                                   -----            -----
Delhaize America                                   103.4             91.1
Super Discount Markets                               4.0              3.3
Delhaize Belgium                                    14.3             11.2
Delvita                                              2.4              2.8
Financial holding companies and others               4.3              3.7
                                                   -----            -----
                                                   128.4            112.1
                                                   =====            =====

24. CONTINGENT LIABILITIES

(IN THOUSANDS OF EUR)

GUARANTEES CONSTITUTED OR IRREVOCABLY GRANTED BY THE GROUP AGAINST ITS OWN
ASSETS

The guarantees represent the amount of mortgages granted by Delhaize Belgium and
Delhaize America:                                                         91,103

OBLIGATIONS TO ACQUIRE CAPITAL ASSETS

In October 2000, Alfa-Beta entered into an agreement to acquire Trofo for the price of approximately EUR 66.9 million, which will be totally paid in cash.

SHARE EXCHANGE

On November 16, 2000, the Boards of Directors of Delhaize Group and Delhaize America concluded a share exchange agreement. In the context of this share exchange, a Form F-4 was filed with the U.S. Securities and Exchange Commission and became effective on March 26, 2001. Delhaize Group will issue new shares of Delhaize Group to the shareholders of Delhaize America if the share exchange is approved at a Special Meeting of Delhaize America shareholders on April 25, 2001, provided that the decision is taken in accordance with the terms and conditions defined in the share exchange agreement. The number of new shares which Delhaize Group will to issue is estimated to be 40.6 million.

INTEREST RATE RELATED OPERATIONS

Delhaize America entered into agreements to hedge against a potential increase in interest rates prior to the planned future bond issues related to the acquisition of Hannaford Bros. The agreements are structured to hedge against the risk of increasing market interest rates based on U.S. treasury rates, with the specified rates based on the expected maturities of the planned debt issue with maturities expected to range from five to 30 years. The notional amount of the agreements totals USD 1.75 billion. The Company believes the issuance of the debt is probable, and the contractual interest rates in the agreements are highly correlated with the expected interest rates to be incurred on the debt.

FORWARD EXCHANGE AGREEMENT

Delhaize Belgium entered into hedging agreements related to loans and borrowings and other engagements in foreign currencies.

Obligation to sell currency:                                             115,874

SIGNIFICANT LITIGATION AND SIGNIFICANT OBLIGATIONS OTHER THAN THOSE MENTIONED ABOVE

The companies of the Group have been involved in a number of disputes and legal cases arising in the normal course of business. Although the final outcome of these different proceedings cannot be predicted with certainty, the Group is of the opinion that obligations that could result from them will not have an important influence on its consolidated accounts or its cash.

OBLIGATIONS IN RESPECT OF EARLY RETIREMENT AND BASIC PENSIONS FOR STAFF AND MANAGEMENT

Certain companies of the Group (Alfa-Beta) make payments when a staff member retires or is dismissed. For a part of the resulting obligations provisions are created in the accounts of these companies and in the consolidated accounts. As of December 31, 2000, the sum of the obligations not provided for is estimated at EUR 2.7 million.

GUARANTEED DEBTS:

DEBTS (OR PARTS OF DEBTS) GUARANTEED BY MORTGAGES OR SECURITIES CHARGES GRANTED OR IRREVOCABLY PROMISED ON THE COMPANY'S ASSETS

FINANCIAL DEBTS                                                         113,126
                                                                        -------

Non-subordinated debenture loans                       90,704
                                                       ------
Liabilities under leasing and similar contracts           993
                                                       ------
Credit institutions                                    21,429
TAXATION, SALARIES AND SOCIAL SECURITY                                    6,144
Taxes                                                   1,793
                                                       ------
Salaries and social security                            4,351
                                                       ------
TOTAL                                                                   119,270
                                                                        =======


                                                          ANNUAL REPORT 2000  85

25. SALES

In millions of local currency
                                  Sales         Reclassification       Total sales
                                ---------       ----------------        ---------
Delhaize America                 12,669.9           (17.6)(1)            12,652.4
Super Discount Markets              314.9                                   314.9
Delhaize                          2,983.5                                 2,983.5
Alfa-Beta                       159,980.7                               159,980.7
Delvita                          12,247.1                                12,247.1
P.G                               1,571.7                                 1,571.7
Mega Image                      414,194.-                               414,194.-
Total Asia
Others
                                ---------          ------               ---------
Total
                                =========          ======               =========

                                In millions of EUR
                                  Sales         Adjusted for    Contribution to consolidated sales       Change
                                              consolidation %
                                                                     2000               1999
                                ---------     ---------------      ---------          ---------          ------
Delhaize America                 13,727.8                           13,727.8           10,210.5            34.4%
Super Discount Markets              341.7                              341.7              295.2            15.7%
Delhaize                          2,983.5                            2,983.5            2,802.2             6.5%
Alfa-Beta                           475.3                              475.3              432.6             9.9%
Delvita                             344.1                              344.1              311.7            10.4%
P.G                                 239.6          (119.8)             119.8              151.1           (20.7)%
Mega Image                           20.2                               20.2                 --              --
Total Asia                          228.7           (73.4)             155.3              106.6            45.7%
Others                                0.5                                0.5                0.2           125.5%
                                ---------          ------          ---------          ---------          ------
Total                                                               18,168.2           14,310.1            27.0%
                                =========          ======          =========          =========          ======

(1) Other operating income

The increase in Delhaize America's sales, which is 16.3% in USD, is 34.4% in EUR due to the change in the U.S. dollar rate. Using identical exchange rates, sales for 2000 were 13.6% higher than in 1999.

26. SALARIES

(IN MILLIONS OF EUR)              2000              1999
                                --------          --------
Delhaize America                 1,783.6           1,296.-
Super Discount Markets              47.5              38.9
Delhaize Belgium                   395.6             375.-
Alfa-Beta                           48.2              44.4
Delvita                             23.9              21.8
Mega Image                           0.9                --
Others                              28.4              29.1
                                --------          --------
                                 2,328.1           1,805.2
                                ========          ========

At identical exchange rates, salaries and social security of the Group would have represented an amount of EUR 2,080.5 million, an increase of 15.2%.

                                                 (IN THOUSANDS OF EUR)
AVERAGE WORKFORCE                                              134,655
-- Hourly paid workers                        14,065
-- Salaried staff                            115,445
-- Management personnel                        5,145

                                                     (IN THOUSANDS OF EUR)
EMPLOYMENT COSTS                                                 2,328,085
a) Salaries and other direct benefits            1,854,252
b) Employer's social security contributions        206,245
c) Employer's premiums for supplementary           161,554
   insurance
d) Other personnel expenses                         13,094
e) Pensions                                         92,940

27. DEPRECIATION

(IN MILLIONS OF EUR)                                    2000             1999
                                                       ------           ------
Delhaize America                                        368.2            240.-
Super Discount Markets                                    5.2              4.3
Delhaize Belgium                                         50.1             48.1
Alfa-Beta                                                11.4             10.4
Delvita                                                  11.4              9.7
Mega Image                                                0.2               --
Others                                                    7.5              6.7
Goodwill                                                 51.5              8.7
                                                       ------           ------
                                                        505.5            327.9
                                                       ======           ======

28. OPERATING PROFIT

(IN MILLIONS OF EUR)                                    2000             1999
                                                       ------           ------
Delhaize America                                        711.9            582.2
Super Discount Markets                                    0.9              1.9
Delhaize Belgium                                         93.5             61.7
Alfa-Beta                                                18.2              9.1
Delvita                                                   4.6              6.9
Mega Image                                                0.7               --
Others                                                   (9.3)            (4.9)
Goodwill amortization                                   (51.5)            (8.7)
Store closing in normal course of business              (29.5)              --
                                                       ------           ------
                                                        739.5            648.2
                                                       ======           ======

86  ANNUAL REPORT 2000

CASH FLOW FROM OPERATIONS

In millions of local currency              In millions of EUR                                                 2000            1999
                         Cash flow     Cash flow    Reclassification   Consolidation     Adjusted for     Contribution of companies
                                                                        adjustments     consolidation %    to Group cash flow from
                                                                                                                  operations
                         ---------     ---------    ----------------   -------------    ---------------   -------------------------
Delhaize America            959.5       1,041.1        39.-(1)                                              1,080.1          822.2
Super Discount Markets        5.6           6.1                                                                 6.1            6.2
Delhaize Belgium            149.8         149.8                        (6.2)(3)(4)(5)                         143.6          109.8
Alfa-Beta                 9,892.8          29.4         0.9(1)(2)      (0.7)(3)                                29.6           19.5
Delvita                     590.6          16.6                        (0.6)(3)                                16.-           16.6
P.G.                         63.4           9.6                                              (4.8)              4.8            6.9
Others                                                                                                         (5.7)          (5.1)
                                                                                                            -------          -----
Total                                                                                                       1,274.5          976.1
                                                                                                            =======          =====

(1)  Reclassification of financial and exceptional expenses.

(2)  Reclassification of taxes.

(3)  Establishment costs.

(4)  5% withholding tax on U.S. dividend.

(5)  Others.

29. FINANCIAL EXPENSES

(IN MILLIONS OF EUR)                          2000                     1999
                                             -----                    -----
                                             311.3                    149.2

Interest expense increased in 2000 primarily as a result of short term-borrowings related to the Hannaford acquisition effective July 31, 2000.

30. EXCEPTIONAL INCOME

(IN MILLIONS OF EUR)                          2000                     1999
                                              ----                     ----
                                              39.-                     19.6

The exceptional income of 2000 can be analysed as follows:

                                                           AMOUNT                TAX EFFECT
                                                           ------                ----------
-- Gain on divestiture of tangible fixed assets             38.-                    (1.6)
   P.G. divestiture                                     32.4                     --
   Other gains                                           5.6                   (1.6)
-- Other exceptional income                                  1.0                    (0.1)
                                                            ----                    ----
Total                                                       39.-                    (1.7)
                                                            ====                    ====

31. EXCEPTIONAL EXPENSES

(IN MILLIONS OF EUR)                          2000                     1999
                                              ----                     ----
                                              80.3                     17.-

The exceptional expenses can be analysed as follows:

                                                           AMOUNT                  TAX EFFECT
                                                           ------                  ----------
-- Delhaize America                                        (74.2)                     28.2
   Provision for store closings                      (32.4)                       12.3
   Merger costs                                      (41.8)                       15.9
-- Loss on divestiture of tangible fixed assets             (2.6)                      1.0
-- Others                                                   (3.5)                      0.4
                                                           -----                      ----
Total                                                      (80.3)                     29.6
                                                           =====                      ====

32. TAXES AND DEFERRED TAXATION

Taxes and deferred taxation represent 36.3% of the profit of the consolidated companies before taxation, against 37.1% last year. Before exceptional results, the effective tax rates were 39.2% in 2000 and 37.1% in 1999. This increase was primarily a result of the non-deductible goodwill related to the Hannaford acquisition.

The taxes paid per country:

(IN MILLIONS OF EUR)  NOMINAL      2000      ACTUAL       1999       ACTUAL
                       RATE                   RATE                    RATE
                      -------      -----     ------       -----      ------
United States             38%      123.7      41.1%       174.6         38%
Belgium                40.17%       15.9      27.5%        11.4         24%
Greece                    35%        5.5      35.9%         2.5       36.6%
Others                    --         0.6                    1.-         --
                       -----       -----      ----        -----       ----
Total                     --       145.7                  189.5         --
                       =====       =====      ====        =====       ====

                                                          ANNUAL REPORT 2000  87

 33. CONSOLIDATED PROFIT

(in millions)
                                                                            Total
                                  Company                                  company
                                  results                                  results   Company
                                  local        Goodwill                   in local   results                    Consolidated
                                 currency    amortization  Miscellaneous  currency   in EUR    Adjustments         profit
-------------------------------  --------    ------------  -------------  --------   -------   -----------      ------------
Delhaize America                   155.5         37.7           59.3 (1)     252.5    274.-       12.2(4)(6)        286.2
Super Discount Markets              (0.6)          --             --          (0.6)    (0.7)        --               (0.7)
Delhaize Belgium                   126.6           --          (63.4)(2)      63.2     63.2        4.6(3)(5)(6)      67.8
Alfa-Beta                        1,957.8           --             --       1,957.8      5.8        4.1(3)(5)          9.9
Delvita                            (74.2)        22.5             --         (51.7)    (1.5)       1.-(5)            (0.5)
P.G.                                 7.9           --             --           7.9      1.2         --                1.2
Others                                --           --             --            --    (27.2)       1.1(6)           (26.1)
                                 -------         ----          -----       -------    -----       ----              -----
Subtotal                              --           --             --            --    314.8       23.-              337.8
Goodwill amortization,
net of taxes                          --           --             --            --    (48.-)        --              (48.-)
Store closing and exceptionals,
net of taxes                          --           --             --            --    (33.5)        --              (33.5)
                                 -------         ----          -----       -------    -----       ----              -----
Total                                 --           --             --            --    233.3       23.-              256.3
                                 =======         ====          =====       =======    =====       ====              =====


                                              2000    1999
                                   ---------  -----   -----
                                   Minority   Group   Group
                                   interests  share   share
                                   ---------  -----   -----
Delhaize America                     145.9    140.3   136.-
Super Discount Markets                (0.3)    (0.4)    0.7
Delhaize Belgium                        --     67.8    43.1
Alfa-Beta                              4.9      5.-     2.2
Delvita                                 --     (0.5)   (1.7)
P.G.                                    --      1.2     2.-
Others                                (0.4)   (25.7)   (7.6)
                                     -----    -----   -----
Subtotal                             150.1    187.7   174.7
Goodwill amortization,
net of taxes                         (21.1)   (26.9)   (4.8)
Store closing and exceptionals,
net of taxes                         (33.4)    (0.1)     --
                                     -----    -----   -----
Total                                 95.6    160.7   169.9
                                     =====    =====   =====


(1)      Reclassification of one-time adjustments.

(2) Reclassification of corporate expenses + elimination of dividends received.

(3)      Depreciation adjustments.

(4)      FAS 121 and stock adjustment.

(5)      Establishment cost adjustment.

(6)      Others.


34. CONSOLIDATED STATEMENT OF CASH FLOWS

OPERATING ACTIVITIES

Net cash provided by operating activities was EUR 670.5 million in 2000, a 8.6% increase compared with EUR 617.6 million in 1999.

INVESTING ACTIVITIES

Net cash used in investing activities was EUR 3,330.4 million in 2000 and EUR
754.5 million in 1999. In 2000, the Group invested EUR 2,949 million in acquisitions, mainly EUR 2,866 million for the cash consideration of the Hannaford transaction and EUR 56.3 million in purchases of Delhaize America shares on the open market. Other acquisitions were Mega Image, Amizoo and the remaining minority interests of Delhome and Delanthuis (Caddy-Home). Capital expenditure increased by 3.8% to EUR 544.7 million.

FINANCING ACTIVITIES

Net cash provided by financing activities was EUR 2,515.6 million in 2000 and EUR 256.9 million in 1999. The primary reason for the change between 1999 and 2000 was the USD 2.7 billion (EUR 2.9 billion) in short-term borrowings for the Hannaford acquisition.

35. SUMMARY COMPANY ACCOUNTS OF DELHAIZE "LE LION" S.A.

The summarized annual accounts of Etablissements Delhaize Freres et Cie "Le Lion" are presented below. In accordance with company law, these annual accounts, the directors' report and the statutory auditor's report are deposited at the Banque Nationale de Belgique (National Bank of Belgium). These documents can also be obtained upon request from: Delhaize "Le Lion" S.A., rue Osseghemstraat 53, 1080 Brussels, Belgium. The statutory auditor has expressed an unqualified opinion on these annual accounts.

SUMMARY OF ACCOUNTING PRINCIPLES

A complete description of the accounting principles is included in the notes to the consolidated accounts. The only differences relate to tangible and financial fixed assets:

1) Tangible fixed assets are recorded at cost price or agreed capital contribution value on the balance sheet. Assets held under capital leases are stated at an amount equal to the fraction of deferred payments provided for in the contract representing the reimbursement of the capital value of the asset.

     Depreciation rates are applied on a straight line basis at the rates admissible tax purposes:

     Land:                                          0.00%      /year

     Buildings:                                     5.00%      /year

     Distribution centres:                          3.00%      /year

     Sundry installations:                         10.00%      /year

     Plant, equipment:                             20.00%      /year

     Equipment for intensive use:                  33.33%      /year

     Furniture:                                    20.00%      /year

     Motor vehicles:                               25.00%      /year

     Ancillary construction expenses are written off during the year in which they were incurred.


88  ANNUAL REPORT 2000

2) Financial fixed assets are valued at their cost price, less any amount previously written off.

At the end of the financial year, an individual valuation is made for each security held in "Financial fixed assets", so as to reflect as accurately as possible the situation, profitability and prospects of the company concerned.

The valuation method is chosen objectively, taking into account the nature and characteristics of the security. It can be based on one or other of the traditional bases used for such valuations, or on the appropriately weighted average of several of them. Generally, it is the net value of the asset, adjusted as required to reflect underlying appreciation, which is used.

For foreign investments, the valuation is based on the exchange rates applicable at the end of the financial year. The valuation method thus adopted for a security is used consistently from one financial year to the next, except, of course, in the event of a change in circumstances rendering its continued use inadmissible.

Should this valuation show a long-term loss of value in relation to its cost, the book value of the investment is reduced by an amount equal to the long-term portion of the estimated impairment.

3) The amount appropriated as remuneration of the capital is a reasonable estimate of the total amount of the Company's financial year 2000 dividend, as approved by the Annual General Meeting of May 23, 2001. The exact total amount of this dividend was not yet finally known at that date. The total amount depends on the number of shares of the Company entitled to receive the dividend and this number will be determined in the weeks following the Annual General Meeting of May 23, 2001. This Annual General Meeting approved the distribution of a gross dividend per share of EUR 1.36 for the Company's financial year 2000 and this dividend will be paid on all the shares entitled to receive it. The Board of Directors will propose to the Annual General Meeting of the Company's shareholders to be held in May 2002 to make the appropriate corrections to the Company accounts, on the basis of the exact number of shares that will, in fact, have been entitled to receive the gross dividend of EUR 1.36 per share.

4) Summary of the reported EPS and cash EPS of Delhaize "Le Lion" S.A.


                   2000       1999       1998
                   ----       ----       ----
Reported EPS       2.34       1.23       1.21
                   ----       ----       ----
Cash EPS           2.35       1.24       1.29
                   ====       ====       ====

SUMMARY COMPANY ACCOUNTS OF DELHAIZE "LE LION" S.A.

BALANCE SHEET

                            IN THOUSANDS OF EUR (AFTER APPROPRIATION)

ASSETS

                                            2000             1999
                                         ---------        ---------
FIXED ASSETS                             1,600,980        1,421,075
                                         ---------        ---------
   Establishment costs                         530              593
   Tangible fixed assets                   250,108          253,804
   Financial fixed assets                1,350,342        1,166,678
                                         ---------        ---------
CURRENT ASSETS                             537,573          483,446
                                         ---------        ---------
   Long-term trade receivables                 198                9
   Stocks and work in process              228,825          224,671
   Short-term trade receivables            206,649          171,640
   Short-term investments                   16,014           27,144
   Cash and bank                            62,782           47,695
   Prepayments and accrued income           23,105           12,287
                                         ---------        ---------
TOTAL ASSETS                             2,138,553        1,904,522
                                         =========        =========

LIABILITIES
                                              2000             1999
                                            ---------        ---------
SHAREHOLDERS' EQUITY                          487,314          491,035
                                            ---------        ---------
   Capital                                     26,016           25,166
   Distributable reserves                      15,263           15,666
   Other reserves                             441,751          441,437
   Profit carried forward                       4,284            8,766
                                            ---------        ---------
PROVISIONS AND
DEFERRED TAXATION                               3,929            2,016
                                            ---------        ---------
FINANCIAL LIABILITIES                         927,706          804,439
                                            ---------        ---------
   After one year                             501,374          451,507
   Within one year                            426,332          352,932
                                            ---------        ---------
TRADE CREDITORS                               471,790          432,867
                                            ---------        ---------
OTHER LIABILITIES                             247,814          174,165
                                            ---------        ---------
   Other liabilities within one year          235,014          162,921
   Accruals and deferred income                12,800           11,244
                                            ---------        ---------
TOTAL LIABILITIES                           2,138,553        1,904,522
                                            =========        =========



PROFIT AND LOSS ACCOUNT
                                                            IN THOUSANDS OF EUR

                                                     2000              1999
                                                 ----------         ----------
OPERATING INCOME                                  3,000,731          2,819,074

   Sales                                          2,975,138          2,796,858
   Other operating income                            25,593             22,216
                                                 ----------         ----------
OPERATING EXPENSES                               (2,922,908)        (2,770,961)
                                                 ----------         ----------
   Merchandise and consumables                    2,293,789          2,179,242
   Salaries, social security and pensions           390,490            370,519
   Other operating expenses                         238,629            221,201
                                                 ----------         ----------
OPERATING RESULT                                     77,823             48,113
                                                 ----------         ----------
   Income from financial fixed assets               115,135             56,363
   Net financial income (expense)                   (60,934)           (32,707)
                                                 ----------         ----------
CURRENT PROFIT
BEFORE TAXATION                                     132,025             71,768
                                                 ----------         ----------
   Exceptional income                                    84                 68
   Exceptional expenses                                (772)              (806)
                                                 ----------         ----------
CURRENT YEAR PROFIT
BEFORE TAXATION                                     131,336             71,029
                                                 ----------         ----------
   Transfer (-) to/ release (+)                         (10)                14
   from deferred taxes
   Current taxation                                  (9,720)            (7,294)
                                                 ----------         ----------
FINANCIAL YEAR RESULTS                              121,606             63,750
                                                 ----------         ----------
   Transfer (-) to/ release (+)
   from tax-exempt reserves                             (15)                21
                                                 ----------         ----------
FINANCIAL YEAR RESULTS
TO BE APPROPRIATED                                  121,590             63,771
                                                 ==========         ==========

                                                          ANNUAL REPORT 2000  89

SHARE CAPITAL

                                                                                        AMOUNTS IN            NUMBER
                                                                                  THOUSANDS OF EUR         OF SHARES
--------------------------------------------------------------------------------------------------------------------
SHARE CAPITAL

Shares in issue (account n(degree) 100 of liabilities and shareholders' equity)

     -  At the end of the previous year                                                   25,166               --

     -  Issue of new shares                                                                    7           14,800

     -  Adjustment on conversion of capital to EUR                                           843               --

     -  At the end of the financial year                                                  26,016               --

Analysis of share capital

    Class of shares

          -   Ordinary shares of no par value                                             26,016       52,031,725

    Nominative shares or bearer shares

          -   Nominative                                                                      --        5,297,021

          -   Bearer                                                                          --       46,734,704
--------------------------------------------------------------------------------------------------------------------
                                                                                        AMOUNTS IN            NUMBER
                                                                               IN THOUSANDS OF EUR         OF SHARES

COMMITMENTS TO ISSUE NEW SHARES

On the exercise of subscription rights

     -  Number of subscription rights in issue                                                --          297,450

     -  Amount of capital to be subscribed                                                   149               --

     -  Corresponding maximum number of shares to be issued                                   --          297,450

UNISSUED AUTHORIZED CAPITAL                                                               26,016               --

 36. COMPANIES

I. SUBSIDIARY COMPANIES





A)  FULLY CONSOLIDATED

                                                                                                                 SHARES HELD (IN %)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               DIRECTLY  INDIRECTLY
-----------------------------------------------------------------------------------------------------------------------------------
AIDI CENTER S.P.R.L.                            Rue Osseghemstraat 53, 1080 Brussels  V.A.T.: BE 430.170.254                 100%
ALBATROS S.A.                                   Rue Osseghemstraat 53, 1080 Brussels  V.A.T.: BE 451.972.389                 100%
ALFA-BETA VASSILOPOULOS S.A.                 81, Spata Ave., Gerakas, Athens, Greece  V.A.T.: EL 94025817                  50.65%
ANISERCO S.A.                                   Rue Osseghemstraat 53, 1080 Brussels  V.A.T.: BE 443.164.888     72.19%    27.81%
ATHENIAN REAL ESTATE DEVELOPMENT, Inc.       PO Box 1000, Portland, ME 04104, U.S.A.                                         100%
ATLAS A.S.                              Za Panskou zahradou 1, 252 19 Rudna U Prahy,
                                                                      Czech Republic                                         100%
BEL-THAI SUPERMARKETS                                      55, Moo 1 Srinakarin Road                                         100%
                                                Nongborn, Pravate, Bangkok, Thailand
BIRDSHOP S.P.R.L.                               Rue Osseghemstraat 53, 1080 Brussels  V.A.T.: BE 470.070.215                 100%
BONEY WILSON & SONS, Inc.                    PO Box 1000, Portland, ME 04104, U.S.A.                                         100%
BOXER S.P.R.L.                                  Rue Osseghemstraat 53, 1080 Brussels  V.A.T.: BE 467.259.094                 100%
DELANTHUIS N.V.                                     Schijnpoortweg 121, 2170 Merksem  V.A.T.: BE 461.066.041        86%       14%
DELHAIZE AMERICA, Inc.                               2110 Executive Drive, Salisbury
                                                                NC 28145-1330, U.S.A.                            26.88%    18.24%
DELHAIZE THE LION AMERICA, Inc.                          950, East Paces Ferry Road,
                                                            Atlanta, GA 30326, U.S.A.                              100%
DELHAIZE THE LION ASIA, Ltd.                  Unit 1603, 16th floor, Fairmont House,
                                                      8 Cotton Tree Drive, Hong-Kong                               100%
DELHAIZE THE LION COORDINATION CENTER S.A.      Rue Osseghemstraat 53, 1080 Brussels  V.A.T.: BE 432.195.772       100%
DELHAIZE "THE LION" NEDERLAND B.V.                   Martinus Nijhofflaan 2, 2624 ES
                                                              Delft, the Netherlands  V.A.T.: NL 0071.10.911.B.01            100%
DELHAIZE THE LION PACIFIC                                 5 5, Moo 1 Srinakarin Road                               100%
                                                Nongborn, Pravate, Bangkok, Thailand
DELHOME S.A.                               Bld de l'Humanite 219/221, 1620 Drogenbos  V.A.T.: BE 430.190.248        80%       20%

90 ANNUAL REPORT 2000

DELIMMO S.A.                                    Rue Osseghemstraat 53, 1080 Brussels  V.A.T.: BE 408.324.369       100%
DELNEMO A.S.                                     Za Panskou zahradou 1, 252 19 Rudna
                                                             U Prahy, Czech Republic                                         100%
DELREST, Inc.                                            950, East Paces Ferry Road,
                                                            Atlanta, GA 30326, U.S.A.                                        100%
DELSHOP S.A.                                    Rue Osseghemstraat 53, 1080 Brussels  V.A.T.: BE 426.654.194       100%
DELVITA A.S.                                   Za Panskou zahradou 1, 252 19 Rudna U
                                                               Prahy, Czech Republic                                         100%
DELVITA S.R.O.                            Tomasikova 14, 820 09 Bratislava, Slovakia                                         100%
ESSEX REALTY CORP.                            PO Box 1000, Portland, ME 04104, U.S.A.                                        100%
FOOD LION, LLC.                                      2110 Executive Drive, Salisbury
                                                               NC 28145-1330, U.S.A.                                         100%
FRIPPIAT S.A.                                          Rue de Fragnee 57, 4000 Liege  V.A.T.: BE 402.401.035                 100%
GILLO S.P.R.L..                                 Rue Osseghemstraat 53, 1080 Brussels  V.A.T.: BE 466.458.350                 100%
HANNABRO, Co.                                PO Box 1000, Portland, ME 04104, U.S.A.                                         100%
HANNAFORD BROS., Co.                         PO Box 1000, Portland, ME 04104, U.S.A.                                         100%
HANNAFORD LICENSING CORP.                    PO Box 1000, Portland, ME 04104, U.S.A.                                         100%
HANNAFORD PROCUREMENT CORP.                  PO Box 1000, Portland, ME 04104, U.S.A.                                         100%
HANNAFORD TRUCKING COMPANY                   PO Box 1000, Portland, ME 04104, U.S.A.                                         100%
HANNCOT., Inc.                               PO Box 1000, Portland, ME 04104, U.S.A.                                         100%
JAN VAN GENT S.P.R.L.                           Rue Osseghemstraat 53, 1080 Brussels  V.A.T.: BE 472.225.395                 100%
KASH N' KARRY FOODSTORES, Inc.             6422 Harney Road, Tampa, FA 33610, U.S.A.                                         100%
MARTIN'S FOODS OF SOUTH BURLINGTON, Inc.     PO Box 1000, Portland, ME 04104, U.S.A.                                         100%
MEGA DOI                                            Soeseaua Viitorului 182 bloc 49,
                                                Scara 2, Sector 2, Bucarest, Romania                                       85.96%
MEGA DOLPHIN                               Soeseaua Viitorului 182 bloc 49, Scara 2,
                                                         Sector 2, Bucarest, Romania                                       59.33%
MEGA IMAGE                                 Soeseaua Viitorului 182 bloc 49, Scara 2,
                                                         Sector 2, Bucarest, Romania                                          51%
PLAIN STREET PROPERTIES, Inc.                PO Box 1000, Portland, ME 04104, U.S.A.                                         100%
POINTS PLUS PUNTEN S.A.                         Rue Osseghemstraat 53, 1080 Brussels  V.A.T.: BE 459.349.042       100%
PROGRESSIVE DISTRIBUTORS, Inc.               PO Box 1000, Portland, ME 04104, U.S.A.                                         100%
PT LION SUPER INDO                          Jl. Ancol I n(degree) 9-10, Ancol Barat,
                                                            Jakarta 14430, Indonesia                                          51%
REDELCOVER S.A.                               Avenue de la Gare 65, 1611 Luxembourg,
                                                           Grand Duchy of Luxembourg                                         100%
SERDELCO S.A.                                       Avenue de la Creativite 4, 59650
                                                           Villeneuve d'Ascq, France  V.A.T.: FR 22.415.046.481              100%
SHOP `N SAVE - MASS., Inc.                    PO Box 1000, Portland, ME 04104, U.S.A.                                        100%
SUPER DISCOUNT MARKETS, Inc.                      Thornton Road 420, Lithia Springs,
                                                                    GA 30057, U.S.A.                                          60%
SUPER DOLPHIN                              Soeseaua Viitorului 182 bloc 49, Scara 2,
                                                         Sector 2, Bucarest, Romania                                          51%
VADIS S.P.R.L.                                  Rue Osseghemstraat 53, 1080 Brussels  V.A.T.: BE 424.012.437                 100%
WAMBACQ & PEETERS S.A.                       Isidoor Crockaertstraat 25, 1731 Zellik  V.A.T.: BE 416.980.927        55%
WINTRUCKS S.A.                               Isidoor Crockaertstraat 25, 1731 Zellik  V.A.T.: BE 437.829.789        20%       80%

B) PROPORTIONALLY CONSOLIDATED

                                                                                                               DIRECTLY  INDIRECTLY
-----------------------------------------------------------------------------------------------------------------------------------

SHOP N SAVE                            48, Lorong 21 Geylang, Tai Thong Hung Building
                                                              04-01, 388464 Singapore                                         49%

II. ASSOCIATED COMPANIES

                                                                                                                   SHARE OF CAPITAL
-----------------------------------------------------------------------------------------------------------------------------------
A) ACCOUNTED FOR AT EQUITY

DEBARRY CENTER                                         Orange Park, Florida, U.S.A.                                           50%
B) MAINTAINED AT COST

HOMERUNS.COM                                 PO Box 1000, Portland, ME 04104, U.S.A.                                           8%
SPECIAL EVENT S.A.                          Rue Marche-aux-Herbes 105, 1000 Brussels  V.A.T.: BE 432.079.174                  30%

                                                           ANNUAL REPORT 2000 91

37. REPORT OF THE STATUTORY AUDITOR


[DELOITTE & TOUCHE LOGO]


REVISEURS D'ENTREPRISES / BEDRIJFSREVISOREN
Brussels Airport Business Park
Berkenlaan 6, B-1831 Diegem, Belgium
Tel. +32 2 718 96 00 - Fax +32 2 718 98 92


              REPORT OF THE STATUTORY AUDITOR ON THE CONSOLIDATED
                 ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2000
                   PRESENTED TO THE ANNUAL GENERAL MEETING OF
              ETABLISSEMENTS DELHAIZE FRERES ET CIE "LE LION" S.A.
                            (DELHAIZE "LE LION" SA)


To the shareholders,

As required by law and the articles of association, we have the honour to report on the conduct of the audit which you have confided to us.

We have audited the consolidated accounts for the year ended 31 December 2000 which have been prepared under the responsibility of the board of directors and which show total assets of EUR 10,397,678,214 and a consolidated profit for the year then ended (group share) of EUR 160,687,344. The annual accounts of certain companies within the scope of consolidation have been certified by other qualified independent auditors on whose opinions we have relied. We have also examined the directors' report on the consolidated accounts.

UNQUALIFIED OPINION ON THE CONSOLIDATED ACCOUNTS

Our examination was made in accordance with the standards of the Belgian Institute of Registered Auditors. These professional standards require that our examination be organised and conducted in such a way as to enable us to obtain reasonable assurance that the consolidated accounts are free from material misstatement taking account of the legal and regulatory requirements applicable to consolidated accounts in Belgium.

In accordance with these standards, we have taken account of the administrative and accounting organisation of the group, as well as its internal control systems. We have obtained all the explanations and information necessary for our examination. We have examined the documentation supporting the amounts presented in the consolidated accounts on a test basis. We have considered the appropriateness of the accounting and consolidation policies and of significant accounting estimates made by the group, as well as the presentation of the consolidated accounts taken as a whole. We believe that these procedures together with those applied by other auditors responsible for auditing certain subsidiaries, provide a reasonable basis on which to express our opinion.

In our opinion, based upon our audit and the reports provided by other auditors, the consolidated accounts for the year ended 31 December 2000 give a true and fair view of the group's net worth, financial position and the consolidated results of its operations for the year then ended, in accordance with the legal and regulatory requirements applicable in Belgium and the information given in the notes to the consolidated accounts is adequate.


DELOITTE & TOUCHE REVISEURS D'ENTREPRISES / BEDRIJFSREVISOREN SC s.f.d. SCRL / BV O.V.V.E. CVBA
Societe civile sous forme d'une societe cooperative a responsabilite limitee Burgerlijke vennootschap onder de vorm van een cooperatieve vennootschap met beperkte aansprakelijkheid
Siege Social: Avenue Louise 240, B-1050 Bruxelles
Maatschappelijke zetel; Louizalaan 240, B-1050 Brussel
RSC Bruxelles / RBV Brussel: 909 - TVA / BTW BE 429.053.863


92  ANNUAL REPORT 2000

[DELOITTE & TOUCHE LOGO]

                                                         DELHAIZE "LE LION" S.A.
                             Report of the statutory auditor on the consolidated
                                   accounts for the year ended December 31, 2000


ADDITIONAL ATTESTATION AND INFORMATION

Our report is complemented by the following attestation and supplementary information, the nature of which is not such as to modify our opinion on the consolidated financial statements:

- The report of the Board of Directors includes the information required by law, and agrees with the consolidated financial statements.

- In its report, and as required by article 523 of the Companies Code (formerly article 60 of the Co-ordinated Laws on Commercial Companies), the Board of Directors has informed you that, at its meeting on 13 November 2000, a director of the company declared a personal conflict of interest relating to the decision to be taken by the Board relating to the terms of the Delhaize Group share exchange offer made to the Board of Directors of Delhaize America, Inc.

The board member in question withdrew from the meeting and took no part in the discussion or vote on this decision.

The exchange offer decided by the Board of Directors of Delhaize "Le Lion" SA is 0.4 of one Delhaize "Le Lion" SA share for each Delhaize America share. The Delhaize America shares for which Delhaize "Le Lion" SA is offering to exchange will be transferred to the latter by means of one or more contributions in kind, remunerated by the issue of the shares offered to the shareholders of Delhaize America.

- The appropriation of profits presented in the consolidated financial statements which we have examined, and to which our opinion relates, is not final as at the date of our audit report thereon. This appropriation of profits corresponds to the Board's best estimate of the number of shares which will be entitled to share in the distribution of profits. As explained on page 61 of the annual report, the amount of the distribution of profits has been determined based on the Board's best estimate. This estimate may be over or understated by an immaterial amount, but this will have no effect on the dividend per share proposed to the Annual General Meeting.

Brussels, April 2, 2001

                                                         THE STATUTORY AUDITOR,


                                                            DELOITTE & TOUCHE
                                                         REVISEURS D'ENTREPRISES
                                                             Represented by



                                                         /s/ James Fulton
                                                         -----------------------
                                                             James FULTON


                                                          ANNUAL REPORT 2000  93

38. RECONCILIATION OF BELGIAN GAAP TO US GAAP

The consolidated financial statements have been prepared in accordance with Belgian GAAP. Those principles differ in certain significant respects from US GAAP. These differences relate mainly to the items that are described below and are summarized in the following tables. Such differences affect both the determination of net income and shareholders' equity.

ITEMS AFFECTING NET INCOME AND SHAREHOLDERS' EQUITY

GOODWILL

Under Belgian GAAP, Delhaize America's stock repurchases that result in increases in the Group's ownership are recognized as capital transactions. Under US GAAP, these acquisitions are accounted for under the purchase method of accounting, with recognition of goodwill.

Under Belgian GAAP, the goodwill recognized upon acquisition of Hannaford does not include the value of the options to acquire Hannaford common stock that were converted to options to acquire Delhaize America Class A common stock. Under US GAAP, the value of these stock options is taken into account in the total estimated purchase price of Hannaford and the related goodwill.

Under US GAAP, goodwill is amortized over its estimated useful life, not to exceed forty years. This also applies for Belgian GAAP purpose since 1999. An adjustment is posted relating to goodwill amortization recorded prior to 1999 for which the change in Belgian GAAP policy was not in effect.

FIXED ASSETS ACCOUNTING

The non-cash charges recorded by Delhaize America as a result of implementation of the Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of, are reversed in the Group's accounts under Belgian GAAP when they relate to stores that are not planned to be closed. Under US GAAP, Delhaize Group follows the provisions of SFAS 121 in its entirety.

Under Belgian GAAP, Delhaize Group records unrealized gains on the revaluation of certain subsidiaries' assets in the revaluation reserves which are classified in shareholders' equity. Such revaluations are not permitted under US GAAP.

LEASE ACCOUNTING

Under Belgian GAAP, a capital lease is defined as one that transfers substantially all the risks and rewards of ownership of an asset to the lessee. Under US GAAP, SFAS 13, Accounting for Leases, defines criteria for companies to evaluate whether, at inception of the lease, a lease should be accounted for as a capital lease or an operating lease. Accordingly, the Group has certain leases that are classified as operating leases under Belgian GAAP that would be classified as capital leases under US GAAP.

PENSIONS

The Group sponsors defined benefit pension plans at certain of its subsidiaries. Such plans have been established in accordance with applicable legal requirements and customary practices in each country. Benefits are generally based upon compensation and years of service. Delhaize Group accounts for pension plans for its U.S. subsidiaries under the provisions of SFAS 87, Employees' Accounting for Pensions. For all other consolidated entities, pension plan contributions are expensed as contributions are made. Under US GAAP, pension plan obligations are calculated in accordance with the provisions of SFAS 87 for all the consolidated entities.

FOREIGN CURRENCY TRANSACTIONS

Under Belgian GAAP, the Group has deferred foreign currency transaction exchange rate losses incurred on debts contracted to finance non-monetary assets. These losses are recognized based on the principle of matching expenses to the income to which they relate. Under US GAAP, the increase or decrease in expected functional currency cash flows is a foreign currency transaction gain or loss that is included in determining net income for the period in which the exchange rate changes.

INCOME TAXES

Delhaize Group does not account for deferred income tax assets and liabilities for all its subsidiaries under the provisions of SFAS 109, Accounting for Income Taxes. Under US GAAP, all subsidiaries of Delhaize Group are accounted for under the provisions of SFAS 109.

DIVIDENDS AND DIRECTORS REMUNERATION

Under Belgian GAAP, the proposed annual dividend on ordinary shares to be approved by the General Meeting of Shareholders, which is held subsequent to year-end, is accrued at year-end. Under US GAAP, such dividends are not considered an obligation until approved.

Under Belgian GAAP, the directors remuneration is considered a distribution of profits, similar to a dividend to shareholders, and is recorded as a charge to retained earnings. Under US GAAP, such remuneration is considered compensation expense.

OTHER ITEMS

Other items include adjustments to record differences between Belgian GAAP and US GAAP for stock based compensation, interest cost capitalization, software development cost capitalization and accounting for a highly inflationary country (Romania). An adjustment is also recorded to reflect the difference in the basis for Belgian GAAP and US GAAP on the gain recorded on the disposition of an investment.


94  ANNUAL REPORT 2000

Approximate reconciliation to US GAAP of net income and shareholders' equity would be as follows:

(All amounts are expressed in thousands of EUR)

                                                            2000            1999            1998
                                                          --------        --------        --------

NET INCOME IN ACCORDANCE WITH BELGIAN GAAP                 160,687         169,886         148,954
                                                          ========        ========        ========

ITEMS HAVING THE EFFECT OF INCREASING (DECREASING)
REPORTED NET INCOME:

Goodwill                                                    (2,070)         (2,357)          2,612
Fixed assets accounting                                     (5,893)            807           1,312
Lease accounting                                             5,002           3,761           3,489
Pensions                                                    (2,293)         (1,307)         (1,432)
Foreign currency transactions                               (5,079)         (5,575)             --
Income taxes                                                   452             345             669
Directors remuneration                                        (949)           (926)           (906)
Other items                                                 (2,429)            480             577

                                                          --------        --------        --------
TOTAL US GAAP ADJUSTMENTS BEFORE TAX EFFECTS               (13,259)         (4,772)          6,321
                                                          ========        ========        ========

TAX EFFECTS OF US GAAP ADJUSTMENTS                           3,247             740          (1,568)
                                                          --------        --------        --------

NET INCOME IN ACCORDANCE WITH US GAAP                      150,675         165,854         153,707

(All amounts are expressed in thousands of EUR)                                December 31,
                                                               --------------------------------------------
                                                                  2000              1999             1998
                                                               ----------        ----------        --------

SHAREHOLDERS' EQUITY IN ACCORDANCE WITH BELGIAN GAAP            1,364,691         1,085,565         911,317
                                                               ==========        ==========        ========

ITEMS HAVING THE EFFECT OF INCREASING (DECREASING)
REPORTED SHAREHOLDERS' EQUITY:

Goodwill                                                          106,693            90,123          43,987
Fixed assets accounting                                           (25,812)          (18,212)        (18,574)
Lease accounting                                                   (2,050)           (7,052)        (10,814)
Pensions                                                          (19,906)          (17,642)        (16,291)
Income taxes                                                      (22,040)          (22,660)        (23,060)
Dividends and directors remuneration                              125,038            64,501          58,198
Other items                                                         1,877             2,137           1,724
                                                               ----------        ----------        --------

TOTAL US GAAP ADJUSTMENTS BEFORE TAX EFFECTS                      163,800            91,195          35,170
                                                               ==========        ==========        ========

TAX EFFECTS OF US GAAP ADJUSTMENTS                                 21,708            17,930          16,962
                                                               ==========        ==========        ========

SHAREHOLDERS' EQUITY IN ACCORDANCE WITH US GAAP                 1,550,199         1,194,690         963,449


                                                          ANNUAL REPORT 2000  95

                               GENERAL INFORMATION


Etablissements Delhaize Freres et Cie "Le Lion" is a company under Belgian law, formed in 1867 and converted to a limited company on February 22, 1962.

Registered office: rue Osseghemstraat 53
Molenbeek-St-Jean - B-1080 Brussels

Brussels Register of Commerce nr 8831
V.A.T.: BE 402.206.045
Tel.: +32 (02) 412 21 11
Fax: +32 (02) 412 21 94

http://www.delhaizegroup.com

Only the French version of the annual report has legal force, the Dutch and English versions representing translations of the original in French. The correspondence between the different language versions has been verified by Etablissements Delhaize Freres et Cie "Le lion" S.A. under its own responsibility.

L'edition francaise peut etre obtenue aupres du Groupe Delhaize rue Osseghem 53
- 1080 Bruxelles - Belgique

De Nederlandstalige tekst is te bekomen bij Delhaize Group Osseghemstraat 53 - 1080 Brussel - Belgie


           ADDRESS, PHONE AND FAX NUMBERS OF THE OPERATING COMPANIES

                             ALFA-BETA VASSILOPOULOS

                            81, Spata Ave., Gerakas,
                                     Athens
                                     Greece
                              Tel.: 30 1 661 25 01
                               Fax: 30 1 661 26 75

                                     DELVITA

                             Za Panskou zahradou 1,
                              252 19 Rudna U Prahy,
                                 Czech Republic
                              Tel.: 420 311 609 111
                              Fax: 420 311 679 465

                                    HANNAFORD

                             Pleasant Hill Road 145
                             Scarborough - ME 04074
                                     U.S.A.
                              Tel.: 1 207 883 2911
                               Fax: 1 207 883 7555

                                   SHOP N SAVE

                              No 48 Geylang Lor 21,
                        04 - 01 Thai Thong Hung Building,
                                Singapore 388464
                               Tel.: 65 746 91 88
                                Fax: 65 842 74 88

                                   CADDY-HOME

                           Bld de l'Humanite 219-221,
                                 1620 Drogenbos
                                     Belgium
                              Tel.: 32 2 378 22 96
                               Fax: 32 2 378 20 32

                                       DI

                             Rue Osseghemstraat 53,
                                  1080 Brussels
                                     Belgium
                              Tel.: 32 2 412 21 11
                               Fax: 32 2 412 21 94

                                  KASH N' KARRY

                                Harney Road, 6422
                                Tampa - FL 33610
                                     U.S.A.
                              Tel.: 1 813 620 11 39
                              Fax : 1 813 626 95 50

                             SUPER DISCOUNT MARKETS

                       Thornton Road 420, Lithia Springs,
                                    GA 30057,
                                     U.S.A.
                              Tel.: 1 770 732 68 05
                              Fax: 1 770 941 18 16

                                DELHAIZE AMERICA

                       P.O. Box 1330, 2110 Executive Drive
                             Salisbury NC 28145-1330
                                     U.S.A.
                              Tel.: 1 704 633 82 50
                              Fax: 1 704 636 49 40

                                    FOOD LION

                       P.O. Box 1330, 2110 Executive Drive
                             Salisbury NC 28145-1330
                                     U.S.A.
                              Tel.: 1 704 633 82 50
                              Fax: 1 704 636 49 40

                                   MEGA IMAGE

                     Sos. Viitorului 182, bloc 49, scara 2,
                              etaj 8, apartment 71,
                          sector 2, Bucuresti, Romania
                               Tel.: 40 1 210 4007
                               Fax: 40 1 210 4163

                                    TOM & CO

                             Rue Osseghemstraat 53,
                             1080 Brussels - Belgium
                                    Offices:
                           Bettegemlaan 3, 1731 Zellik
                              Tel.: 32 2 412 25 57
                               Fax: 32 2 412 25 99

                                DELHAIZE BELGIUM

                             Rue Osseghemstraat 53,
                                  1080 Brussels
                                     Belgium
                              Tel.: 32 2 412 21 11
                               Fax: 32 2 412 21 94

                               FOOD LION THAILAND

                            55 Moo 1 Srinakarin Road
                           Nongborn, Pravate, Bangkok
                                    Thailand
                              Tel.: 66 2 310 14 82
                               Fax: 66 2 318 89 23

                                   SUPER INDO

                       JL Ancol I nr. 9 - 10, Ancol Barat,
                                 Jakarta 14430,
                                    Indonesia
                              Tel.: 62 21 690 58 76
                              Fax: 62 21 690 58 77

Design: Tertio (Brussels) - Printed in Belgium by Dereume Printing Company -
Binding: I.B.W. (Bruges)


                                                           ANNUAL REPORT 2000  V

                             [DELHAIZE GROUP LOGO]


                                    [PHOTO]



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